Exhibit 10.1

WAREHOUSE LOAN

PURCHASE AGREEMENT

Dated as of March 23, 2005

THIS WAREHOUSE LOAN PURCHASE AGREEMENT (as amended, restated, supplemented and otherwise modified from time to time, this “Agreement”) is entered into among MWL FUNDING, INC., a Delaware corporation (the “Seller”), CAFCO, LLC, a Delaware limited liability company, CHARTA, LLC, a Delaware limited liability company, and CRC FUNDING, LLC, a Delaware limited liability company, as Conduit Purchasers (as defined herein), CITIBANK, N.A., as a Committed Purchaser (as defined herein), CITICORP NORTH AMERICA, INC., a Delaware corporation (“CNAI”), as program agent (the “Program Agent”) for the Conduit Purchasers and the Committed Purchaser and as a Group Agent, the other Conduit Purchasers, Committed Purchasers and Group Agents (each as defined below) from time to time party hereto, and COLONIAL BANK, N.A., a national banking association (“Colonial Bank”), as Servicer (as defined below) and as Facility Custodian (as defined below).

PRELIMINARY STATEMENT. The Seller has acquired, and may continue to acquire, Transferred Assets (as hereinafter defined) from the Originator (as defined below), either by purchase or by contribution to the capital of the Seller, as determined from time to time by the Originator and the Seller. The Seller wishes to sell interests in such Transferred Assets and the other Collateral (as defined below) to the Conduit Purchasers and the Committed Purchasers. The Conduit Purchasers may, in their respective sole discretion, make such purchases, and the Committed Purchasers are prepared to make such purchases, in each case on the terms set forth herein. Accordingly, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means an account control agreement in form and substance satisfactory to the Program Agent with respect to the Seller’s Account and each other deposit account in the name of the Seller, among the bank at which such deposit account is held, the Seller and the Program Agent, providing for, inter alia, the perfection of the Program Agent’s security interest in such deposit account, as such agreement may be amended, restated, supplemented and otherwise modified from time to time.

“Adjusted Eurodollar Rate” means, for any Fixed Period, a rate per annum equal to the rate per annum obtained by dividing (i) the Eurodollar Rate for such Fixed Period by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Fixed Period.

“Advance” means (i) each advance (consisting of all principal, interest, finance charges and any other amounts payable in connection with the enforcement of any of the foregoing) made to any Designated CNB Customer under a CNB Customer Loan Agreement

(other than a Syndicated Loan Agreement) and the related CNB Customer Note, and (ii) the pro-rata interest of the Originator (and the Seller, as assignee) in, and rights with respect to, any advance (consisting of all principal, interest, finance charges and any other amounts payable in connection with the enforcement of any of the foregoing) made to any Designated CNB Customer under a Syndicated Loan Agreement and the related CNB Customer Note, in each case whether constituting an account, chattel paper, instrument or general intangible.

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement.

“Affected Person” has the meaning specified in Section 2.08(a).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Agency AOT Mortgage Pool” means an AOT Mortgage Pool which has been designated pursuant to the related AOT Agreement as collateral for an AOT Security to be issued or guaranteed by FNMA, FHLMC or GNMA.

“Agent” means the Program Agent or any Group Agent and “Agents” means, collectively, the Program Agent and the Group Agents.

“Agreement” has the meaning specified in the preamble.

“Alt-A Mortgage Loan” means a Mortgage Loan that fully conforms to all underwriting and other requirements of FHLMC, FNMA or GNMA and which satisfies all requirements of an “A” rating under the Credit Quality Guidelines, other than with respect to the FICO Score of the Mortgagor thereof.

“Alternate Base Rate” means (a) for each Committed Purchaser or Conduit Purchaser in the Group which includes CAFCO, CHARTA and CRC, a fluctuating rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:

(i) the rate of interest announced publicly by Citibank in New York, New York, from time to time as Citibank’s base rate; and

(ii) 1/2 of one percent above the Federal Funds Rate; and

(b) for each Committed Purchaser or Conduit Purchaser in each other Group, a fluctuating rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the rate designated in such Group’s Assignment and Acceptance.

“Amortization Period” means the period commencing on the day following the last day of the Revolving Period and ending on the later of the Facility Termination Date and the date on which no Obligations shall be outstanding.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

“AOT Agreement” means an agreement in substantially the form attached hereto as Annex J, between the Originator and a Designated CNB Customer, or such other form as may be agreed upon between the Seller and the Program Agent from time to time, pursuant to which the Originator purchases interests in AOT Mortgage Pools and AOT Securities from such Designated CNB Customer.

“AOT Concentration Excess Amount” means, at any time, the aggregate, for all interests in AOT Mortgage Pools and AOT Securities, of the amount by which (i) the aggregate Outstanding Balance of all Pool Assets constituting interests in AOT Mortgage Pools and AOT Securities purchased from any CNB Customer, exceeds (ii) the AOT Concentration Limit for such CNB Customer. For the purpose of calculating the Net Conforming Pool Balance and the Net Non-Conforming Pool Balance, the AOT Concentration Excess Amount shall be allocated first, to Pool Assets which are included in clause (i) of the preceding sentence and relate to Non-Conforming Mortgage Loans, and second, to Pool Assets which are included in clause (i) of the preceding sentence and relate to Conforming Mortgage Loans.

“AOT Concentration Limit” has the meaning set forth on Annex I.

“AOT Custodial Agreement” means an agreement in substantially the form attached hereto as Annex K, or such other form as may be agreed upon between the Seller and the Program Agent from time to time, between the Originator, a Designated CNB Customer, and Colonial Bank, as “Custodian”, pursuant to which Colonial Bank acts as custodian with respect to certain documents related to AOT Mortgage Loans, interests in which are purchased by the Originator from such Designated CNB Customer.

“AOT Mortgage Loan” means a Mortgage Loan in which a 100% participation interest has been sold by a Designated CNB Customer to the Originator pursuant to an AOT Agreement.

“AOT Mortgage Pool” means each pool of AOT Mortgage Loans in which an interest has been purchased by the Originator from any Designated CNB Customer under an AOT Agreement (including all principal, interest, finance charges and any other amounts payable in connection with the enforcement of such AOT Mortgage Loans and the related AOT Participation Certificate).

“AOT Participation Certificate” means a certificate representing a 100% participation interest in an AOT Mortgage Pool (including all principal, interest, finance charges and any other amounts payable in connection with the enforcement of such AOT Mortgage Pool or any AOT Mortgage Loan therein).

“AOT Securities Account” means a securities account maintained at The Bank of New York (or another depository institution acceptable to the Program Agent) which is the subject of an AOT Security Custodial Agreement.

“AOT Security” means (i) a fully modified pass-through mortgage-backed certificate guaranteed by GNMA, (ii) a guaranteed mortgage pass-through certificate issued by FNMA, (iii) a mortgage participation certificate issued by FHLMC, or (iv) a pass-through certificate representing, or backed by an interest in, a pool of AOT Mortgage Loans established

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

by a private issuer of mortgage-backed securities acceptable to the Program Agent that is not GNMA, FNMA or FHLMC, in each case, which has been issued with respect to an AOT Mortgage Pool in which an interest has been purchased from a Designated CNB Customer pursuant to an AOT Agreement (including all principal, interest, finance charges and any other amounts payable in connection with the enforcement of such AOT Security and the related AOT Participation Certificate and AOT Agreement).

“AOT Security Custodial Agreement” means an agreement in substantially the form attached hereto as Annex L, or such other form as may be agreed upon between the Seller and the Program Agent from time to time, among a CNB Customer, Colonial Bank and The Bank of New York (or another depository institution acceptable to the Program Agent), providing for, inter alia, the perfection of the Originator’s security interest in all AOT Securities deposited in an AOT Securities Account.

“AOT Takeout Assignment” means an agreement in substantially the form attached as Exhibit A to the form of AOT Agreement attached hereto as Annex J, or such other form as may be agreed upon between the Seller and the Program Agent from time to time, among a CNB Customer, the Originator and an Investor, providing for, inter alia, the assignment to the Originator of the Take-Out Commitment with respect to an AOT Security.

“Appraised Value” means, as to any Mortgaged Property with respect to any Mortgage Loan, the appraised value of such Mortgaged Property based upon the appraisal made at the time of the origination of the related Mortgage Loan.

“Approved Private Investor” means any Investor which has a Tangible Net Worth of no less than $500,000 and has been designated in writing by the Seller and approved in writing by the Program Agent as an “Approved Private Investor” and as to which the Program Agent has not notified the Seller that such Investor shall thereafter cease to be an Approved Private Investor due to a material adverse change (in the reasonable credit judgment of the Program Agent) in the ability of such Investor to perform its obligations under any Take-Out Commitment.

“Asset” means (i) each Advance, (ii) the participation interest of the Originator (and the Seller, as assignee) in each COLB Mortgage Loan, (iii) the participation interest of the Originator (and the Seller, as assignee) in each AOT Mortgage Pool, and (iv) the participation interest of the Originator (and the Seller, as assignee) in each AOT Security, in each case whether constituting an account, chattel paper, instrument, investment property, security or general intangible.

“Asset Interest” means, at any time, an undivided percentage ownership interest in (i) all then outstanding Pool Assets, (ii) all Related Security with respect to such Pool Assets, and (iii) all Collections with respect to, and other proceeds of, such Pool Assets. Such undivided percentage interest shall be computed at the times and in the manner specified in Section 2.03 as:

C + [LR x (C/AC)]
NAPB

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

where:

C	=	the Capital of such Asset Interest at the time of computation

LR	=	the Loss Reserve at such time

AC	=	the aggregate Capital of all Asset Interests at such time

NAPB	=	the Net Asset Pool Balance at such time

Each Asset Interest shall be determined from time to time pursuant to the provisions of Section 2.03. Notwithstanding the foregoing, from and after the date on which the Termination Date shall have occurred for all Asset Interests and until each Asset Interest is reduced to zero in accordance with Section 2.03, the percentage ownership interest represented by each Asset Interest shall be such percentage as calculated on the Business Day immediately preceding the Termination Date.

“Asset Interest Excess” means the excess, if any, of (i) the sum of the aggregate Capital of all Asset Interests plus the Loss Reserve over (ii) the Net Asset Pool Balance, in each case as of any Weekly Reporting Date or any other day for which such data is provided in an Asset Interest Report delivered hereunder.

“Asset Interest Report” means a report in substantially the form of Annex A hereto and containing such additional information as the Program Agent may reasonably request from time to time, furnished by the Servicer, pursuant to Section 6.02(h).

“Asset Turnover Days” means, on any date of determination, an amount equal to the average number of days elapsed between the origination date of each then outstanding Pool Asset (excluding any interest in an AOT Mortgage Pool or AOT Security) and such date of determination.

“Asset Purchase Agreement” means (a) in the case of any Committed Purchaser other than Citibank, the asset purchase agreement entered into by such Committed Purchaser concurrently with the Assignment and Acceptance pursuant to which it became party to this Agreement, (b) in the case of Citibank, the secondary market agreement, asset purchase agreement or other similar liquidity agreement entered into by such Committed Purchaser for the benefit of its respective Conduit Purchasers, to the extent relating to the sale or transfer of interests in Asset Interests, and (c) in the case of any other Person providing liquidity to a Conduit Purchaser, the asset purchase agreement or other similar liquidity agreement entered into by such Person for the benefit of such Conduit Purchaser, in each case as amended, restated, supplemented or otherwise modified from time to time.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

“Assignee Rate” for any Fixed Period for any Asset Interest means a rate per annum equal to the Eurodollar Rate for such Fixed Period plus 1.25%; provided, however, that in the case of:

(a) any Fixed Period on or prior to the first day of which a Conduit Purchaser or Committed Purchaser shall have notified the Program Agent and each Group Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Conduit Purchaser or Committed Purchaser to fund such Asset Interest at the Assignee Rate set forth above (and such Conduit Purchaser or Committed Purchaser shall not have subsequently notified the Program Agent and each Group Agent that such circumstances no longer exist),

(b) any Fixed Period of one to (and including) 29 days (it being understood and agreed that this clause (b) shall not be applicable to a Fixed Period for which Yield is to be computed by reference to the Eurodollar Rate (i) that is intended to have a one-month duration but due solely to LIBOR interest period convention the duration thereof will be less than 30 days or (ii) that is the initial Fixed Period following the sale by a Conduit Purchaser to its Related Committed Purchasers or any other Liquidity Provider of its interest in Asset Interests pursuant to an Asset Purchase Agreement),

(c) any Fixed Period as to which the Program Agent and each Group Agent does not receive notice, by no later than 12:00 noon (New York City time) on the third Business Day preceding the first day of such Fixed Period, that the related Asset Interest will not be funded by a Conduit Purchaser through the issuance of Promissory Notes or commercial paper, as the case may be, or

(d) any Fixed Period for an Asset Interest the Capital of which allocated to the Conduit Purchasers or the Committed Purchasers is less than $500,000,

the “Assignee Rate” for such Fixed Period shall be a rate per annum equal to the Alternate Base Rate in effect from time to time during such Fixed Period; provided further that the Program Agent, the Group Agents and the Seller may agree in writing from time to time upon a different “Assignee Rate”.

“Assignment and Acceptance” means an assignment and acceptance agreement entered into by a Committed Purchaser, an Eligible Assignee, such Committed Purchaser’s Group Agent and the Program Agent, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Annex B hereto.

“Bailee Concentration Excess Amount” means, at any time, the aggregate, for all Investors, of the amount by which (i) the aggregate Outstanding Balance of all Pool Assets, the Mortgage Files with respect to which are held by an Investor as permitted pursuant to Section 6.09 (excluding Pool Assets in connection with Indirect Syndicated Mortgage Loans), exceeds (ii) the Bailee Concentration Limit for such Investor. For the purpose of calculating the Net Conforming Pool Balance and the Net Non-Conforming Pool Balance, the Bailee Concentration Excess Amount shall be allocated first, to Pool Assets which are included in clause (i) of the preceding sentence and relate to Non-Conforming Mortgage Loans, and second, to Pool Assets

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

which are included in clause (i) of the preceding sentence and relate to Conforming Mortgage Loans.

“Bailee Concentration Limit” has the meaning set forth on Annex I.

“Base Rate Asset Interest” means all or a portion of an Asset Interest with respect to which Yield is determined on the basis of the Alternate Base Rate.

“Beneficiary” means, as of any date, the Conduit Purchasers, the Committed Purchasers, the Group Agents and the Program Agent.

“Best-Efforts Take Out Commitment” means a current, valid, binding, enforceable, mandatory (on the part of the Investor) written commitment which (i) is issued by an Investor to purchase, at a fixed price, one or more Mortgage Loans from the related CNB Customer prior to the date that is 120 days from the date that such Mortgage Loan was originated or acquired, (ii) is in form customarily used by the applicable Investor and (iii) is not subject to any term or condition that is not customary in commitments of like nature or that, in the reasonably anticipated course of events, cannot be fully complied with prior to the expiration thereof.

“Business Day” means any day on which (a) banks are not authorized or required to close in New York, New York and (b) if this definition of “Business Day” is utilized in connection with the Eurodollar Rate, dealings are carried out in the London interbank market.

“CAFCO” means CAFCO, LLC, a Delaware limited liability company, and any successor or assign thereof that is a receivables investment company which in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables.

“Capital” of any Asset Interest means the original amount paid to the Seller for such Asset Interest at the time of its purchase by a Purchaser pursuant to this Agreement, as such amount may be divided or combined in accordance with Section 2.07, in each case as reduced from time to time by Collections received by such Purchaser from distributions made pursuant to Section 2.04 on account of such Capital held by such Purchaser; provided that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution, as though it had not been received by such Purchaser.

“Capital Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which, in accordance with GAAP, should be capitalized on the lessee’s balance sheet.

“Capital Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, which obligations should be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

“Change in Control” means the occurrence of any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 20% or more of the issued and outstanding Voting Stock of the Parent, (b) during any period of twelve consecutive Months, individuals who at the beginning of such period constituted the board of directors of the Parent (together with any new directors whose election by the board of directors of the Parent or whose nomination for election by the stockholders of the Parent was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute the majority of the directors then in office, (c) the Parent shall cease to own and control all of the economic and voting rights associated with all of the outstanding Stock of the Originator, (d) the Originator shall merge with or into any other Person, or (e) the Originator shall cease to own and control all of the economic and voting rights associated with all of the outstanding Stock of the Seller.

“CHARTA” means CHARTA, LLC, a Delaware limited liability company, and any successor or assign thereof that is a receivables investment company which in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables.

“Charter Documents” means, with respect to any corporation or limited liability company, such Person’s articles or certificate of incorporation or formation and such entity’s bylaws or operating agreement.

“Citibank” means Citibank, N.A., a national banking association, and its successors and assigns.

“Closed-End Second Mortgage Loan” means a loan, other than a HELOC, secured by a second lien on Mortgaged Property that is the primary residence of the related mortgagor and which satisfies all requirements of an “A” rating under the Credit Quality Guidelines.

“CNAI” has the meaning specified in the preamble.

“CNB Account” means each CNB Customer Deposit Account for which Colonial Bank is the account bank.

“CNB Customer” means a Person who, in the ordinary course of its business, originates or acquires Mortgage Loans which are secured by residential real estate.

“CNB Customer Concentration Excess Amount” means, at any time, the aggregate, for all Designated CNB Customers, of the amount by which (i) the Outstanding Balance of Pool Assets due or purchased from a Designated CNB Customer exceeds (ii) the CNB Customer Concentration Limit for such Designated CNB Customer. For the purpose of calculating the Net Conforming Pool Balance and the Net Non-Conforming Pool Balance, the CNB Customer Concentration Excess Amount shall be allocated first, to Pool Assets which are included in clause (i) of the preceding sentence and relate to Non-Conforming Mortgage Loans,

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

and second, to Pool Assets which are included in clause (i) of the preceding sentence and relate to Conforming Mortgage Loans.

“CNB Customer Concentration Limit” has the meaning set forth on Annex I.

“CNB Customer Deposit Account” means each Master Advance Account, each Investor Funding Account and each Controlled Disbursement Account.

“CNB Customer Loan Agreement” means a loan agreement between a CNB Customer and the Originator (and, in the case of a Syndicated Loan Agreement, one or more other financial institutions) pursuant to which the Originator (and such financial institutions, if applicable) extends financing to such CNB Customer, all of the proceeds of which are used by such CNB Customer to originate or purchase Mortgage Loans, and the terms of which are in compliance with the Credit Policy.

“CNB Customer Note” means a promissory note executed by a CNB Customer in connection with a CNB Customer Loan Agreement (including, without limitation, any Syndicated Loan Agreement) evidencing Advances made to such CNB Customer pursuant to such CNB Customer Loan Agreement.

“CNB Customer Transaction Documents” means all CNB Customer Loan Agreements, CNB Customer Notes, Loan Participation Sale Agreements, COLB Participation Certificates, AOT Agreements, AOT Participation Certificates, AOT Custodial Agreements, AOT Security Custodial Agreements, AOT Takeout Assignments and all other agreements and documents delivered and/or related thereto, as each may be amended, restated, supplemented and otherwise modified from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“COLB Mortgage Loan” means a Mortgage Loan in which a participation interest has been sold by a Designated CNB Customer to the Originator pursuant to a Loan Participation Sale Agreement for a purchase price equal to the lesser of (i) (A) 99% of the Take-Out Price related to such Mortgage Loan, in the case of any Conforming Mortgage Loan, or (B) 98% of the Take-Out Price related to such Mortgage Loan, in the case of any Non-Conforming Mortgage Loan, or (ii) the principal balance of such Mortgage Loan (including all principal, interest, finance charges and any other amounts payable in connection with the enforcement of such Mortgage Loan and the related Loan Participation Sale Agreement).

“COLB Participation Certificate” means a certificate representing a participation interest in one or more COLB Mortgage Loans (including all principal, interest, finance charges and any other amounts payable in connection with the enforcement of such COLB Mortgage Loans).

“Collateral” has the meaning specified in Section 2.11.

“Collection Trigger Event” means the occurrence of any of the following events: (a) a Servicer Default or other Termination Event shall have occurred and be continuing or (b) the Servicer shall have failed to maintain the Required Ratings.

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“Collections” means, collectively all Interest Collections and all Principal Collections.

“Colonial Bank” has the meaning specified in the preamble.

“Commitment” of any Committed Purchaser means, (a) with respect to Citibank, $510,000,000 or such amount as reduced or increased by any Assignment and Acceptance entered into among Citibank, another Committed Purchaser, the Group Agent for Citibank and the Program Agent, and (b) with respect to a Committed Purchaser that has become a party hereto pursuant to an Assignment and Acceptance, the amount set forth therein as such Committed Purchaser’s Commitment, in each case as such amount may be reduced or increased by an Assignment and Acceptance entered into among such Committed Purchaser, an Eligible Assignee, the Group Agent for such Committed Purchaser and the Program Agent, and as may be further reduced (or terminated) pursuant to the next sentence. Any reduction (or termination) of the Facility Amount below the aggregate amount of the Commitments of all Committed Purchasers pursuant to the terms of this Agreement shall reduce ratably (or terminate) each Committed Purchaser’s Commitment.

“Commitment Termination Date” means the earliest of (a) March 22, 2006, unless, prior to such date (or the date so extended pursuant to this clause), upon the Seller’s request, made not more than 45 days prior to the then Commitment Termination Date, each Conduit Purchaser and, with respect to each such Conduit Purchaser, one or more of its Related Committed Purchasers which, immediately after giving effect to such extension would have Commitments in an aggregate amount equal to such Conduit Purchaser’s ratable share of the Purchase Limit of its Group to be in effect immediately after giving effect to such extension, shall in their sole discretion consent, which consent shall be given not more than 30 days prior to the then Commitment Termination Date, to the extension of the Commitment Termination Date to the date occurring not more than 364 days after the then Commitment Termination Date; provided, however, that any failure of any Conduit Purchaser or Committed Purchaser to respond to the Seller’s request for such extension shall be deemed a denial of such request by such Committed Purchaser, (b) the Facility Termination Date, (c) the date determined pursuant to Section 7.01, and (d) the date the Facility Amount permanently reduces to zero pursuant to Section 2.01(b).

“Committed Purchasers” means Citibank and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 11.03.

“Conduit Purchaser” means CAFCO, CHARTA, CRC and all other owners by assignment or otherwise of an Asset Interest originally made by CAFCO, CHARTA or CRC, and, to the extent of the undivided interests so purchased, shall include any participants.

“Conforming Mortgage Loan” means each first-priority Conventional Mortgage Loan, Alt-A Mortgage Loan and Jumbo Mortgage Loan.

“Construction Loan” means a Mortgage Loan (other than a HELOC) provided to a Mortgagor for the primary purpose of constructing improvements on the related Mortgaged Property.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

“Controlled Disbursement Account” means, with respect to any CNB Customer, the deposit account of such CNB Customer which is a zero balance account used only to draw funds from the related Master Advance Account in connection with Mortgage Loan closings pursuant to the related CNB Customer Transaction Documents.

“Conventional Mortgage Loan” means a Mortgage Loan that conforms with all underwriting and other applicable requirements for purchase under a FHLMC, FNMA or GNMA standard form of conventional mortgage loan purchase contract and that conforms with each of the criteria for an “A” rating under the Credit Quality Guidelines.

“CP Rate” means for any Fixed Period and the related Asset Interest:

(a) with respect to CAFCO, CHARTA or CRC, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by such Conduit Purchaser from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of those Promissory Notes issued by such Conduit Purchaser that are allocated, in whole or in part, by such Conduit Purchaser’s Group Agent (on behalf of such Conduit Purchaser) to fund or maintain such Asset Interest during such Fixed Period as determined by such Group Agent (on behalf of such Conduit Purchaser) and reported to the Seller, the Program Agent and, if the Servicer is not the Seller, the Servicer, which rates shall reflect and give effect to the commissions of placement agents and dealers in respect of such Promissory Notes, to the extent such commissions are allocated, in whole or in part, to such Promissory Notes by such Group Agent (on behalf of such Conduit Purchaser); provided, however, that (i) if any component of such rate is a discount rate, in calculating the “CP Rate” for such Fixed Period such Group Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; (ii) the CP Rate with respect to Asset Interests funded by such Conduit Purchaser’s Participants shall be the same rate as in effect from time to time on Asset Interests or portions thereof that are not funded by one of its Participants; and (iii) if all of the Asset Interests maintained by such Conduit Purchaser are funded by its Participants, then the CP Rate shall be such Conduit Purchaser’s pool funding rate in effect from time to time for its largest size pool of transactions which settles monthly; and

(b) with respect to any other Conduit Purchaser, the per annum rate specified in such Conduit Purchaser’s Assignment and Acceptance.

“CP Rate Asset Interest” means all or a portion of an Asset Interest with respect to which Yield is determined on the basis of the CP Rate.

“CRC” means CRC Funding, LLC, a Delaware limited liability company, and any successor or assign thereof that is a receivables investment company which in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

“Credit Policy” means those credit and collection policies and practices of the Seller and the Originator in effect on the date of this Agreement and described in Schedule 1.01 hereto, as modified in compliance with this Agreement.

“Credit Quality Guidelines” means the credit quality guidelines set forth on Annex C.

“Custodial Agreement” means the Custodial Agreement dated as of the date of this Agreement among the Facility Custodian, the Seller, the Servicer and the Program Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Custodian” means the Facility Custodian, each successor thereto, each Investor which holds the related Mortgage File with respect to any Mortgage Loan, and each Person appointed to hold the related Mortgage File with respect to any Indirect Syndicated Mortgage Loan.

“Custodian Fee” has the meaning specified in Section 2.05(b).

“Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Adverse Claim on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed, (f) all Guarantees by such Person of Debt of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, surety bonds and letters of guaranty, (i) all obligations of such Person upon which interest charges are customarily paid, (j) obligations of such Person under any Hedging Agreement, and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent of the terms of such Debt provide that such Person is not liable therefor. For purposes of this definition, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Dedesignation Certificate” means a certificate in substantially the form attached as Annex D.

“Deemed Collection” means any amounts deemed to have been received by the Seller pursuant to Section 2.04(a).

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

“Defaulted Asset” means a Pool Asset, (i) in the case of any Advance or any interest in a COLB Mortgage Loan, that relates to a Defaulted Mortgage Loan, or that relates to any CNB Customer Loan Agreement or Loan Participation Sale Agreement, as applicable, under which an event of default, whether declared or undeclared, has occurred and is continuing, or (ii) in the case of any interest in an AOT Mortgage Pool or an AOT Security, that is the subject of a “Security Issuance Failure” as defined in the related AOT Agreement.

“Defaulted Mortgage Loan” means a Mortgage Loan (i) as to which any payment of principal or interest, or part thereof remains unpaid for more than ninety (90) days from the original due date for such payment, (ii) as to which the Mortgagor thereof has taken any action, or suffered any event to occur, of the type described in Section 7.01(d) or (iii) as to which any material non-payment obligation on the part of the Mortgagor thereof remains unperformed past any applicable period of grace.

“Delinquent Asset” means a Pool Asset that, solely in the case of any Advance or any interest in a COLB Mortgage Loan, relates to a Delinquent Mortgage Loan, or that relates to any CNB Customer Loan Agreement or Loan Participation Sale Agreement, as applicable, under which the performance of any obligation due by the related CNB Customer is delinquent.

“Delinquent Mortgage Loan” means a Mortgage Loan that is not a Defaulted Mortgage Loan, and as to which any payment, or part thereof, remains unpaid for 60 or more days from the original due date therefor.

“Designated CNB Customer” means, at any time, a CNB Customer listed on Schedule 2.14 and as listed by the Seller from time to time as a Designated CNB Customer on a Designation Certificate delivered by the Seller to, and approved by, the Program Agent pursuant to Section 2.14(a), unless such CNB Customer is dedesignated pursuant to Section 2.14(b).

“Designated for Delivery” means a Mortgage Loan or an AOT Security that is designated for delivery under a Take-Out Commitment (it being agreed that the aggregate principal amount of Mortgage Loans or AOT Securities designated for delivery under a Take-Out Commitment cannot exceed the principal amount of the commitment of the applicable Investor under such Take-Out Commitment).

“Designation Certificate” means a certificate in substantially the form attached as Annex E.

“E-Mail Report” has the meaning specified in Section 6.02(h).

“Eligible Advance” means, at any time, any Advance:

(i) the obligor of which is an Eligible Designated CNB Customer;

(ii) the proceeds of which have been used by the CNB Customer thereof solely to originate or acquire a single Mortgage Loan;

(iii) which is secured by a first priority perfected security interest in a single Eligible Mortgage Loan;

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

(iv) which arises under a CNB Customer Loan Agreement under which no default, whether declared or undeclared, has occurred and is continuing and (A) the extension of the loan evidenced by such Advance has been made pursuant to and in substantial compliance with such CNB Customer Loan Agreement, and (B) such CNB Customer Loan Agreement, together with such Advance, has been duly authorized and is in full force and effect and constitutes the legal, valid and binding obligation of the related CNB Customer of such Advance, enforceable against such CNB Customer in accordance with its terms (subject to Enforceability Exceptions) and is not subject to any dispute, offset, counterclaim or defense whatsoever (including, without limitation, in connection with any litigation or arbitration);

(v) (A) which is either a “payment intangible” within the meaning of Section 9-102 of the UCC of all applicable jurisdictions, or the related CNB Customer Note under such Advance arose is a “promissory note” within the meaning of Section 9-102 of the UCC of all applicable jurisdictions, (B) for which the CNB Customer Note evidencing such Advance (other than any Advance made pursuant to an Indirect Syndicated Loan Agreement) has been delivered to the Facility Custodian pursuant to the requirements set forth in such Section 6.02(i), (C) which is denominated and payable only in Dollars in the United States, and (D) no portion of which is payable on account of taxes; and

(vi) which arises in connection with a loan extended by the Originator to the CNB Customer of such Advance in its own name, and such loan was made by the Originator (or by the Originator and other financial institutions pursuant to a Syndicated Loan Agreement) in the ordinary course of the Originator’s mortgage warehouse lending business and substantially in accordance with the Credit Policy in effect on the date of the creation of such Advance and which, in any such case, was acquired by the Seller from the Originator pursuant to the Sale Agreement in the ordinary course of business.

“Eligible AOT Mortgage Pool” means, at any time, an AOT Mortgage Pool:

(i) in which a 100% participation interest has been purchased from an Eligible Designated CNB Customer;

(ii) comprised solely of AOT Mortgage Loans which are Eligible Mortgage Loans;

(iii) the interest of the Originator in which is evidenced by an AOT Participation Certificate which has been duly issued by the related Designated CNB Customer and authenticated by the AOT Custodian in accordance with the related AOT Agreement, and which has been delivered to the Facility Custodian;

(iv) the AOT Agreement with respect to which has been stamped with a legend in accordance with Section 6.02(l);

(v) which is the subject of a valid and binding Mandatory Take-Out Commitment which has been duly assigned to the Originator;

(vi) the interest of the Originator in which was acquired pursuant to an AOT Agreement, the form of which has been determined in an opinion of counsel in form and

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

substance satisfactory to the Program Agent to result in the “true-sale” of such interest in the related AOT Mortgage Loans to the Originator with the effect that such interest would not constitute part of the bankruptcy estate of the related Designated CNB Customer in any proceedings related to the insolvency of such Designated CNB Customer;

(vii) (A) the interest of the Originator in which was acquired pursuant to, and in substantial compliance with, an AOT Agreement and AOT Custodial Agreement under which no default, whether declared or undeclared, has occurred and is continuing, and (B) such AOT Agreement and AOT Custodial Agreement, together with the related AOT Participation Certificate, have been duly authorized and are in full force and effect and constitute the legal, valid and binding obligations of the related Designated CNB Customer, enforceable against such Designated CNB Customer in accordance with their terms (subject to Enforceability Exceptions) and are not subject to any dispute, offset, counterclaim or defense whatsoever (including, without limitation, in connection with any litigation or arbitration);

(viii) the interest of the Originator in which is a “payment intangible” within the meaning of Section 9-102 of the UCC of all applicable jurisdictions, or the related AOT Participation Certificate is a “security” within the meaning of Section 8-102 of the UCC of all applicable jurisdictions, and in each case which is payable only in Dollars in the United States, and no portion of which is payable on account of taxes; and

(ix) the interest of the Originator in which was acquired from the related Designated CNB Customer in its own name, in the ordinary course of the Originator’s mortgage warehouse lending business and substantially in accordance with the Credit Policy in effect on the date of the acquisition of such interest in such AOT Mortgage Pool and which was acquired by the Seller from the Originator pursuant to the Sale Agreement in the ordinary course of business;

provided, however, that no AOT Mortgage Pool shall be an “Eligible AOT Mortgage Pool” until the Seller shall have delivered to the Program Agent (x) the forms of AOT Agreement, AOT Custodial Agreement and AOT Security Custodial Agreement to be attached hereto as Annexes J, K and L, respectively, and (y) an opinion of counsel as to the “true-sale” nature of each AOT Mortgage Pool to the Originator pursuant to such form of AOT Agreement, in each case, in form and substance satisfactory to the Program Agent as evidenced by the written approval of the Program Agent.

“Eligible AOT Security” means, at any time, an AOT Security:

(i) which has been issued with respect to an Eligible AOT Mortgage Pool and is held in an AOT Securities Account;

(ii) which is Designated for Delivery under a valid and binding Mandatory Take-Out Commitment issued by FNMA, FHLMC, GNMA or an Approved Private Take-Out Investor which has been duly assigned to the Originator;

(iii) which has been duly authorized and is in full force and effect and constitutes the legal, valid and binding obligation of the related issuer, enforceable against such issuer in accordance with its terms (subject to Enforceability Exceptions) and is not subject to

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

any dispute, offset, counterclaim or defense whatsoever (including, without limitation, in connection with any litigation or arbitration); and

(iv) which is a “security” within the meaning of Section 8-102 of the UCC of all applicable jurisdictions, which is denominated and payable only in Dollars in the United States, and no portion of which is payable on account of taxes and which has been delivered to the “Custodian” under the applicable AOT Security Custodial Agreement;

provided, however, that no AOT Security shall be an “Eligible AOT Security” until the Seller shall have delivered to the Program Agent (x) the forms of AOT Agreement, AOT Custodial Agreement and AOT Security Custodial Agreement to be attached hereto as Annexes J, K and L, respectively, and (y) an opinion of counsel as to the “true-sale” nature of each related AOT Mortgage Pool to the Originator pursuant to such form of AOT Agreement, in each case, in form and substance satisfactory to the Program Agent as evidenced by the written approval of the Program Agent.

“Eligible Asset” means, at any time, a Pool Asset:

(i) which is (a) an Eligible Advance, (b) a participation interest in an Eligible COLB Mortgage Loan, (c) a participation interest in an Eligible AOT Mortgage Pool, or (d) a participation interest in an Eligible AOT Security;

(ii) the assignment of which (including, without limitation, the sale thereof), and the performance of the transactions contemplated by the Transaction Documents with respect thereto, does not contravene or conflict with any applicable laws, rules or regulations or any contractual or other restriction, limitation or encumbrance (including, without limitation, any restrictions or encumbrances contained in the related CNB Customer Transaction Documents);

(iii) which has not been compromised, adjusted or modified (including by extension of time or payment or the granting of a discount);

(iv) which is not a Delinquent Asset or a Defaulted Asset;

(v) which has not been outstanding for more than 120 days, and, at the time of the Seller’s acquisition thereof pursuant to the Sale Agreement, had never previously been a Pool Asset;

(vi) that, when added to all other Assets then constituting Pool Assets, would not cause the weighted average interest rate payable to the Originator on all Pool Assets (weighted according to the commitment amount of the Originator under the related CNB Customer Transaction Document) to be less than the Required Pool Interest Rate; and

(vii) which has not been selected for sale to the Seller in any manner adverse to the Purchasers or the Program Agent.

“Eligible Assignee” means (a) with respect to the Group which includes CAFCO, CHARTA and CRC, (i) CNAI or any of its Affiliates, (ii) any Person managed by Citibank,

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

CNAI or any of their Affiliates or (iii) any financial or other institution the short-term debt of which is rated at least A-2 by S&P and P-2 by Moody’s and which is otherwise acceptable to the Group Agent for such Group, (b) with respect to any other Group, (i) the Related Committed Purchaser for such Group or any of its Affiliates, (ii) any Person managed by the Related Committed Purchaser for such Group or any of its Affiliates or (iii) any financial or other institution acceptable to the Group Agent for such Group, and (c) with respect to any Person, any other Conduit Purchaser or Committed Purchaser; it being understood and agreed that in the case of clauses (a)(iii) and (b)(iii) above, the relevant financial or other institution must also be approved by the Seller (which approval by the Seller shall not be unreasonably withheld or delayed and shall not be required if an Event of Termination or an Incipient Event of Termination has occurred and is continuing).

“Eligible COLB Mortgage Loan” means, at any time, a COLB Mortgage Loan:

(i) in which no less than a 98% participation interest has been purchased from an Eligible Designated CNB Customer;

(ii) which is an Eligible Mortgage Loan;

(iii) the interest of the Originator in which is evidenced by a COLB Participation Certificate which has been duly issued by the related Designated CNB Customer in accordance with the related Loan Participation Sale Agreement, and which has been delivered to the Facility Custodian;

(iv) (A) the interest of the Originator in which was acquired under, and in substantial compliance with, a Loan Participation Sale Agreement under which no default, whether declared or undeclared, has occurred and is continuing, and (B) such Loan Participation Sale Agreement, together with the related COLB Participation Certificate, have been duly authorized and are in full force and effect and constitute the legal, valid and binding obligations of the related Designated CNB Customer, enforceable against such Designated CNB Customer in accordance with their terms (subject to Enforceability Exceptions) and are not subject to any dispute, offset, counterclaim or defense whatsoever (including, without limitation, in connection with any litigation or arbitration);

(v) the Loan Participation Sale Agreement with respect to which has been stamped with a legend in accordance with Section 6.02(k);

(vi) the interest of the Originator in which is a “payment intangible” within the meaning of Section 9-102 of the UCC of all applicable jurisdictions, or the related COLB Participation Certificate is a “security” within the meaning of Section 8-102 of the UCC of all applicable jurisdictions, and in each case which is denominated and payable only in Dollars in the United States, and no portion of which is payable on account of taxes; and

(vii) the interest of the Originator in which was acquired by the Originator from a Designated CNB Customer in its own name, in the ordinary course of the Originator’s mortgage warehouse lending business and substantially in accordance with the Credit Policy in effect on the date of the acquisition of such interest in such COLB Mortgage

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

Loan and which, in any such case, was acquired by the Seller from the Originator pursuant to the Sale Agreement in the ordinary course of business.

“Eligible Designated CNB Customer” means, at any time, a Designated CNB Customer:

(i) which is a United States resident, is not an Affiliate of the Seller and is not a government or a governmental subdivision or agency;

(ii) which has a Tangible Net Worth of at least $500,000;

(iii) which as of the date hereof, or at the time such CNB Customer is designated by the Seller pursuant to Section 2.14(a) hereof, has provided the Seller with three years of audited financial statements, or if such CNB Customer has been in existence for less than three years, such CNB Customer has provided audited financial statements to the Seller for each of such lesser number of full fiscal years and the president and the chief financial officer of such CNB Customer shall have had prior management experience for a corporation engaged in the business of extending loans secured by residential or commercial real estate;

(iv) which has a Risk Rating of “3”, “4” or “5” determined in accordance with the Credit Policy;

(v) which holds all registrations, approvals and licenses from all Governmental Authorities necessary to originate residential Mortgage Loans in each jurisdiction in which it originates such Mortgage Loans;

(vi) which is either (A) approved as a seller/servicer by FHLMC, FNMA or HUD, or (B) not approved as a seller/servicer by FHLMC, FNMA or HUD, but which has never had such approval rescinded by any of such entities (unless such CNB Customer is otherwise approved in writing by the Program Agent);

(vii) which has not taken any action, or suffered any event to occur, of the type described in Section 7.01(d); and

(viii) as to which the Program Agent has not notified the Seller that such Designated CNB Customer shall thereafter cease to be an Eligible Designated CNB Customer.

“Eligible Mortgage Loan” means a Mortgage Loan:

(i) which is a closed and funded Mortgage Loan and was originated or acquired by an Eligible Designated CNB Customer;

(ii) which has a maximum term to maturity of 30 years;

(iii) with respect to which the related CNB Customer has been granted or assigned and continues to hold (or, with respect to any Wet Funding Loan, will hold within ten Business Days of the origination thereof) a perfected first priority lien (or in the case of a Second Mortgage Loan, a perfected second priority lien) on residential real property consisting

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

of land and any one of the following: (1) a detached one family dwelling, (2) a detached two-to-four family dwelling, (3) a one-family dwelling in a condominium project, (4) a detached one-family dwelling in a planned unit development, which, in each case, is completed and ready for owner occupancy, and none of which (x) is a cooperative or a mobile or manufactured home unless, in the case of a mobile or manufactured home, it is affixed to such real property and is encumbered by a first priority Mortgage both on such real property and such mobile or manufactured home that has priority over any other lien on such mobile or manufactured home, whether or not arising under applicable real property law, (y) does not constitute real property under applicable state law, or (z) contains any commercial operations (other than in the nature of an in-home office);

(iv) the Mortgaged Property with respect to which is free and clear of all Adverse Claims except the Adverse Claim in favor of the related CNB Customer, subject only to (1) junior liens in priority to the Adverse Claim of the related CNB Customer (and, in the case of any Second Mortgage Loan, the lien of the first mortgagee), (2) the lien of real property taxes and assessments not yet due and payable, (3) covenants, conditions and restrictions, rights of way, easements and other matters of public record, as of the date of recording, being acceptable to mortgage lending institutions generally and specifically referred to in a lender’s title insurance policy delivered to the related CNB Customer and (A) referred to or otherwise considered in the appraisal made for such CNB Customer or (B) that do not materially adversely affect the appraised value of such Mortgaged Property as set forth in such appraisal, and (4) other matters to which like properties are commonly subject that do not materially interfere with the benefits of the security intended to be provided by the related Mortgage or the use, enjoyment, value or marketability of such Mortgaged Property;

(v) which is (1) a Mortgage Loan (other than a Second Mortgage Loan) the Mortgaged Property related to which has been appraised in accordance with all FHLMC and FNMA guidelines or all requirements of the related Investor, and all requirements of law (including, without limitation, FIRREA) applicable to any Committed Purchaser; or (2) a Second Mortgage Loan which is supported by an underlying appraisal in compliance with all requirements of the related Investor;

(vi) which, if a Conventional Mortgage Loan, in the event the loan-to-value ratio of such Mortgage Loan exceeds eighty percent (80%), is the subject of a private mortgage insurance policy issued in favor of the related CNB Customer by an insurer approved by FNMA, FHLMC or GNMA or an Approved Private Investor;

(vii) which is genuine, in all respects, as appearing on its face or as represented in the books or records of the related CNB Customer, and all information set forth therein is true and correct;

(viii) for which there is only one Mortgage Note, which Mortgage Note is payable or endorsed to the order of the related CNB Customer and is denominated and payable only in Dollars in the United States;

(ix) with respect to which each of the Mortgage Documents related thereto constitutes the legal, valid and binding obligation of the Mortgagor thereof;

(x) for which each of the original documents in the Mortgage File has been received (or with respect to a Wet Funding Loan, will be received within ten Business Days of the origination date thereof) by the Facility Custodian or another Custodian permitted in accordance with the terms of Section 6.09;

(xi) with respect to which the related Custodian is not in default under the Custodial Agreement or any other applicable bailment agreement or bailment letter;

(xii) with respect to which the related Mortgage Documents contain the entire agreement of the CNB Customer and the Mortgagor thereof with respect to the subject matter thereof;

(xiii) which is owned by the CNB Customer free and clear of any Adverse Claim other than the Adverse Claim in favor of the Originator under the CNB Customer Transaction Documents;

(xiv) which, together with the related Mortgage Documents, does not contravene in any material respect any laws, rules or regulations of any Governmental Entity applicable thereto (including, without limitation, the Real Estate Settlement Procedures Act of 1974, as amended, the Federal Consumer Protection Act, and all laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practice, privacy and other applicable federal and state consumer protection laws), and with respect to which no party to the related Mortgage Documents is in violation of any laws, rules or regulations of any Governmental Entity (or procedures prescribed thereby);

(xv) as to which the improvements on the related Mortgaged Property are insured by an insurance policy and such policy is in form and substance acceptable to (x) FNMA and FHLMC or (y) the applicable Investor, in each case under an insurance binder, letter, or certificate of insurance, with a standard loss payable endorsement (mortgagee form) in favor of the related CNB Customer and its successors and assigns, providing coverage against fire and extended coverage hazards (including flood insurance if the Mortgaged Property is located in a “Special Flood Hazard Zone” so designated by the Secretary of HUD, the community in which the Mortgaged Property is located is participating in the “National Flood Hazard Program” and “Special Flood Hazard Insurance” under such program is in, and will continue to be in full force and effect), and such additional insurance as may be required by the guidelines or requirement of the Investor purchasing or committed to purchase such Mortgage Loan, and having a policy amount equal to the lesser of the maximum insurable amount of such improvements or the original principal amount of such Mortgage Loan, without reduction by reason of any co-insurance, reduced rate contribution, or similar clause of the policy or binder;

(xvi) which is insured by a mortgagee’s policy of title insurance in an amount at least equal to the stated principal amount of the related Mortgage Note and such policy (1) is issued by a title insurer qualified to do business in the jurisdiction in which the related Mortgaged Property is located and is acceptable to (x) FNMA and FHLMC or (y) the applicable Investor, (2) remains in full force and effect, (3) insures the related CNB Customer and successor owners of the Mortgage Note and (4) provides for gap coverage extending from the date of

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

execution of the related Mortgage Documents through and including the date of recordation of the related Mortgage;

(xvii) as to which the related Mortgage Note is not subject to any rights of setoff, counterclaim or defense in favor of the Mortgagor thereof;

(xviii) which was closed and funded no more than 90 days prior to the date the related Asset became a Pool Asset;

(xix) (1) which conforms with all underwriting requirements of the relevant Investor, (2) which has been pre-approved by the relevant Investor and which is Designated for Delivery under a Take-Out Commitment issued by FNMA, FHLMC, GNMA or an Approved Private Take-Out Investor, and (3) which shall be purchased and settled by the relevant Investor within 120 days after the funding thereof;

(xx) the Investor with respect to which has been instructed to pay the Take-Out Price with respect thereto to the Originator (or, in the case of any Indirect Syndicated Mortgage Loan, to the agent under the related Indirect Syndicated Loan Agreement);

(xxi) which if not Designated for Delivery under a Best Efforts Take-Out Commitment, is subject to an Interest Rate Hedge which fully hedges the Seller against changes in such Mortgage Loan’s value due to changes in interest rates;

(xxii) the Investor with respect thereto has neither rejected such Mortgage Loan nor asserted any right of setoff, counterclaim or defense under the relevant Take-Out Commitment, the relevant Take-Out Commitment has not expired, terminated, been forfeited or cancelled, and no default exists under the relevant Take-Out Commitment; provided, however, that such Mortgage Loan shall not cease to be an Eligible Mortgage Loan if it is Designated for Delivery under a new Take-Out Commitment within ten days of any of the foregoing events;

(xxiii) which has not been denied a guarantee by FNMA, FHLMC or GNMA;

(xxiv) which, if insured by the FHA or guaranteed by the VA, such insurance policy or guaranty is in full force and effect (or such Mortgage Loan is eligible for such insurance or guaranty and such insurance or guaranty has been, or will be, applied for within 30 days after the closing of such Mortgage Loan);

(xxv) which, except for the existence of a commitment to sell such Mortgage Loan on a servicing-released basis, is not subject to any servicing arrangement with any person other than the related CNB Customer nor are any servicing rights relating to such Mortgage Loan subject to any Adverse Claim other than as permitted hereunder;

(xxvi) with respect to which no payment is more than 30 days past due the payment date set forth in the underlying Mortgage Note and Mortgage;

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

(xxvii) which is not a Delinquent Mortgage Loan or a Defaulted Mortgage Loan and is not otherwise subject to any bankruptcy, insolvency or foreclosure proceeding;

(xxviii) with respect to which the Designated CNB Customer has not breached any terms, covenants, representations or warranties made to, or for the benefit of, the Originator or the related Investor;

(xxix) which is either a Conforming Loan or a Non-Conforming Loan;

(xxx) all advance payments with respect to which have been paid in cash and no part of such sums has been loaned, directly or indirectly by the related CNB Customer to the Mortgagor thereon;

(xxxi) which is not a Construction Loan or a Foreclosure Loan; and

(xxxii) which, if an AOT Mortgage Loan, is an “Eligible Mortgage Loan” (as defined in the related AOT Agreement).

“Enforceability Exceptions” means exceptions to the enforceability of an obligation arising under bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally, and general principles of equity (regardless of whether considered in a proceeding at equity or at law).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Parent or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the existence of any event or condition that could reasonably be

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate” means, for any Fixed Period for any Eurodollar Rate Asset Interest, a rate per annum equal to the rate per annum appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Telerate Service, or any successor to or substitute for such Telerate Service, providing rate quotations comparable to those currently provided on such page of such Telerate Service, as determined by the Program Agent from time to time for purpose of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Fixed Period, as the rate for dollar purchases with a maturity comparable to such Fixed Period. In the event such rate is not available at such time for any reason, then the “Eurodollar Rate” with respect to such Eurodollar Rate Asset Interest for such Fixed Period shall be the rate rounded upwards, if necessary, to the next 1/100 of 1% at which dollar deposits of $5,000,000 and for a maturity comparable to such Fixed Period are offered by the principal office of the applicable Committed Purchaser (based on whether such Eurodollar Rate Asset Interest is funded by a member of the Group which includes such Committed Purchaser) in London, England in immediately available funds in the London interbank market at 11:00 A.M. (London Time) two Business Days before the commencement of such Fixed Period.

“Eurodollar Rate Asset Interest” means all or a portion of an Asset Interest with respect to which Yield is determined on the basis of the Eurodollar Rate.

“Eurodollar Rate Reserve Percentage” of any Conduit Purchaser or Committed Purchaser for any Eurodollar Rate Asset Interest means the reserve percentage applicable two Business Days before the first day of such Fixed Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Fixed Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Conduit Purchaser or Committed Purchaser with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Fixed Period.

“Event of Termination” has the meaning specified in Section 7.01.

“Facility Amount” means $1,000,000,000, as such amount may be reduced pursuant to the immediately succeeding sentence or Section 2.01(b). References to the unused portion of the Facility Amount shall mean, at any time, the Facility Amount, as then reduced pursuant to Section 2.01(b), minus the then Facility Capital under this Agreement.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

“Facility Capital” means, at any time, the aggregate outstanding Capital of Asset Interests under this Agreement.

“Facility Custodian” means at any time the Person then authorized pursuant to the Custodial Agreement to hold the AOT Participation Certificates, COLB Participation Certificates, AOT Takeout Assignments and the related Mortgage Files with respect to the Mortgage Loans.

“Facility Termination Date” means the earliest of (a) March 12, 2010, (b) the date determined pursuant to Section 7.01 or (c) the date the Facility Amount permanently reduces to zero pursuant to Section 2.01(b), and (d) the date (which shall correspond to the date in clause (a) of the definition of Commitment Termination Date as in effect from time to time) the Asset Purchase Agreement of any Committed Purchaser or other Liquidity Provider expires without being renewed or replaced.

“Federal Funds Rate” means, for any period, a fluctuating rate per annum equal for each day during such period to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the relevant Group Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Agreement” has the meaning specified in Section 2.05(d).

“Fees” has the meaning specified in Section 2.05(d).

“FHA” means the Federal Housing Administration, or any successor thereto.

“FHLMC” means the Federal Home Loan Mortgage Corporation, or any successor thereto.

“FICO Score” means the Fair Isaac & Company objective scoring model ascertaining a borrower’s credit reputation based on a scale of 350 to 900, where the lower the number, the greater the anticipated probability of default.

“Financial Officer” means the chief financial officer, chief accounting officer, treasurer or controller of the relevant Person.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

“Fixed Period” means, with respect to any Asset Interest:

(a) in the case of any Fixed Period for any CP Rate Asset Interest or Base Rate Asset Interest, the period commencing on the date of this Agreement and ending on the last day of the Month in which this Agreement is executed and thereafter a period from the first day of each Month to the last day of such Month; and

(b) in the case of any Fixed Period for any Eurodollar Rate Asset Interest, each successive period commencing on the date of this Agreement and ending on the last day of the Month in which this Agreement is executed, and, thereafter, a period from the first day of each Month to the last day of such Month; provided, however, that the initial Fixed Period for any Eurodollar Rate Asset Interest following the sale by a Conduit Purchaser to its Related Committed Purchasers or other Liquidity Providers of its interest in Asset Interests pursuant to an Asset Purchase Agreement shall commence on the third Business Day following such sale and end on the last day of the Month in which such sale occurred.

“FNMA” means the Federal National Mortgage Association, or any successor thereto.

“Foreclosure Loan” means a Mortgage Loan the Mortgaged Property with respect to which is the subject of foreclosure proceedings.

“Funding Rate” has the meaning set forth on Annex I.

“Funds Transfer Letter” means a letter in substantially the form of Annex F hereto executed and delivered by the Seller to the Program Agent and the Group Agents, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“GAAP” means generally accepted accounting principles in the United States.

“GNMA” means the Government National Mortgage Association, or any successor thereto.

“Governmental Entity” means the United States of America, any state, any political subdivision of a state and any agency or instrumentality of the United States of America or any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Governmental Entity shall include, without limitation, each of FHLMC, FNMA, GNMA, FHA, HUD and VA.

“Group” means with respect to each Conduit Purchaser, such Conduit Purchaser, any other related Conduit Purchasers, its Group Agent and its Related Committed Purchasers.

“Group Agent” means (a) with respect to CAFCO, CHARTA and CRC and their Related Committed Purchasers, CNAI or any successor group agent designated by such parties, and (b) with respect to any other Conduit Purchaser and its Related Committed Purchasers, any group agent designated by such parties.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

“Group Agent’s Account” means with respect to each Group, such account that the related Group Agent may designate in writing from time to time to the Seller, the Servicer and the Program Agent.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hedging Agreement” means any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“HELOC” means a revolving, open-end line of credit secured by a first or second lien on Mortgaged Property that is the primary residence of the related borrower and which satisfies all requirements of an “A” rating under the Credit Quality Guidelines.

“HUD” means the Department of Housing and Urban Development, or any successor thereto.

“Incipient Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.

“Indemnified Amounts” has the meaning specified in Section 6.07.

“Indemnified Party” has the meaning specified in Section 6.07.

“Independent Director” means, a Person who (a) is not a stockholder, director, officer, employee or associate, or any relative of the foregoing, of any Other Company, (b) has (i) prior experience as an independent director for a corporation whose Charter Documents required the unanimous consent of all independent directors or managers, as applicable, thereof before such corporation could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

placement services to issuers of securitization or structured finance instruments, agreements or securities, and (c) is otherwise reasonably acceptable to the Program Agent.

“Indirect Syndicated Loan Account” means a CNB Customer Deposit Account for which the account bank is the agent pursuant to an Indirect Syndicated Loan Agreement.

“Indirect Syndicated Loan Agreement” means a Syndicated Loan Agreement, the agent with respect to which is a financial institution other than the Originator.

“Indirect Syndicated Mortgage Loan” means a Mortgage Loan financed by the Originator and one or more other financial institutions pursuant to an Indirect Syndicated Loan Agreement.

“Interest Collections” means all cash collections and other cash Proceeds with respect to the Pool Assets other than Principal Collections (except Principal Collections deemed to be Interest Collections pursuant to Section 2.04(d)(iii)), including, without limitation, interest paid with respect to such Pool Asset by the related CNB Customer or any other Person.

“Interest Rate Hedge” means a Hedging Agreement in the form of a rate swap transaction, basis swap, forward rate transaction, interest rate option, cap transaction, floor transaction, collar transaction or any other similar transaction entered into between the CNB Customer and a counterparty satisfactory to the Program Agent in order to mitigate the risk of interest rate fluctuations with respect to the related Mortgage Loan, AOT Mortgage Pool or AOT Security, in form and substance satisfactory to the Program Agent, and which has been assigned to the Originator and by the Originator to the Seller.

“Investor” means any Person (including, without limitation, any Approved Private Investor) approved by the Originator in accordance with the Credit Policy, as a purchaser of Mortgage Loans or AOT Securities from the Originator.

“Investor Funding Account” means, with respect to any CNB Customer, the deposit account of such CNB Customer, maintained at Colonial Bank (or the financial institution acting as agent pursuant to any Indirect Syndicated Loan Agreement), into which the proceeds of Take-Out Commitments are remitted as required pursuant to the related CNB Customer Transaction Documents.

“Jumbo Mortgage Loan” means a Mortgage Loan that conforms to FHLMC, FNMA or GNMA standards and which satisfies all requirements of an “A” rating under the Credit Quality Guidelines, other than with respect to the size of the original principal amount thereof; provided, however, that the size of the original principal amount of such Mortgage Loan is no greater than $1,000,000.

“Liquidation Fee” means, for (a) any Fixed Period for any CP Rate Asset Interest during which a reduction of Capital is made for any reason on any day or (b) any Fixed Period for any Eurodollar Rate Asset Interest during which a reduction of Capital is made for any reason on any day other than the last day of such Fixed Period, the amount, if any, by which (A) the additional Yield (calculated without taking into account any Liquidation Fee or any shortened duration of such Fixed Period pursuant to the definition thereof) which would have accrued from

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

the date of such repayment to the last day of such Fixed Period (or, in the case of clause (a) above, the maturity of the underlying commercial paper tranches) on the reductions of Capital of the Asset Interest relating to such Fixed Period had such reductions remained as Capital, exceeds (B) the income, if any, received by the Conduit Purchasers or the Committed Purchasers which hold such Asset Interest from the investment of the proceeds of such reductions of Capital.

“Liquidity Provider” means any Person providing liquidity support to a Conduit Purchaser in connection with this Agreement pursuant to an Asset Purchase Agreement.

“Loan Participation Sale Agreement” means an agreement in substantially the form attached hereto as Annex G, between the Originator and a CNB Customer pursuant to which the Originator purchases participation interests in Mortgage Loans originated or acquired by such CNB Customer.

“Loss Reserve” has the meaning set forth on Annex I.

“Loss Reserve Floor” has the meaning set forth on Annex I.

“Mandatory Take Out Commitment” means a current, valid, binding, enforceable, mandatory (on the part of both the Investor and the related CNB Customer) written commitment which (i) is issued by an Investor to purchase, at a variable or market price, one or more Mortgage Loans or an AOT Security from the related CNB Customer prior to the date that is 120 days from the date that such Mortgage Loan was originated or acquired or the date such AOT Security is issued, respectively, (ii) is in form customarily used by the applicable Investor and (iii) is not subject to any term or condition that is not customary in commitments of like nature or that, in the reasonably anticipated course of events cannot be fully complied with prior to the expiration thereof.

“Master Advance Account” means, with respect to any CNB Customer, the deposit account of such CNB Customer into which Advances are deposited, or the purchase prices paid by the Originator with respect to COLB Mortgage Loans, AOT Mortgage Pools or AOT Securities are deposited, pursuant to the related CNB Customer Transaction Documents and from which fees are debited with respect thereto.

“Material Adverse Change” means, with respect to any Person, a material adverse change in the business, assets, operations, property, prospects or other condition (financial or otherwise) of such Person or such Person and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the collectibility of the Pool Assets, (b) the ability of the Seller, the Servicer or the Originator to perform any of its respective material obligations under the Transaction Documents to which it is a party, (c) the legality, validity or enforceability of the Transaction Documents (including, without limitation, the validity, enforceability or priority of the security interests granted hereunder or thereunder) or the rights of or benefits available to the Group Agents, the Program Agent, the Conduit Purchasers or the Committed Purchasers under the Transaction Documents or (d) the business, assets, operations, condition (financial or otherwise), property, or prospects of Seller or the Originator and its Subsidiaries, taken as a whole.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

“MERS” means the system of electronic registration and record-keeping and the related recording of the mortgages established and operated by Mortgage Electronic Registration System, Inc.

“Month” means a calendar month.

“Monthly Report” means a report in substantially the form of Annex H hereto and containing such additional information as any Agent may reasonably request from time to time, furnished by the Servicer on each Monthly Reporting Date pursuant to Section 6.02(h).

“Monthly Reporting Date” means the Business Day two Business Days prior to any Monthly Settlement Date.

“Monthly Settlement Date” means (a) the fifteenth day of each Month or if such day is not a Business Day, the next succeeding Business Day, and (b) if any amounts required to be paid hereunder on such Monthly Settlement Date are not paid in the amount so required on such date, each subsequent Business Day until such amounts are paid in full.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Mortgage” means a mortgage or deed of trust or other security instrument, on a standard form approved by FHA, FHLMC, FNMA or VA or other form satisfactory to the Program Agent.

“Mortgage Documents” means with respect to each Mortgage Loan, the documents, agreements and instruments required to be delivered pursuant to the applicable CNB Customer Loan Agreement, including, without limitation, each of the documents in the related Mortgage File.

“Mortgage File” means, with respect to each Mortgage Loan, the following documents:

(i) in the case of any Advance, a request for an Advance under the related CNB Customer Loan;

(ii) the original Mortgage Note, endorsed in blank without recourse by all intervening holders of such Mortgage Note from the originator of such Mortgage Loan through the related CNB Customer;

(iii) a copy of the original Mortgage;

(iv) except in the case of a Mortgage recorded in the name of MERS, an original assignment of Mortgage in favor of the Originator and in recordable form executed by the related CNB Customer; and

(v) copies of all intervening assignments of Mortgage.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

“Mortgage Loan” means a loan originated or acquired by a CNB Customer which is secured by a Mortgage.

“Mortgage Note” means a promissory note, substantially similar to one of the standard forms approved by the Originator.

“Mortgaged Property” means with respect to any Mortgage Loan, the real property encumbered by the related Mortgage(s) or other security documents securing the indebtedness under the related Mortgage Note(s).

“Mortgagor” means each Person obligated to make payments pursuant to any Mortgage Loan, including, without limitation, any guarantor thereof.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Asset Pool Balance” means, at any time, an amount equal to the sum of (i) the Net Conforming Pool Balance at such time and (ii) the Net Non-Conforming Pool Balance at such time.

“Net Conforming Pool Balance” means at any time an amount equal to the aggregate Outstanding Balance of all Eligible Assets related to Conforming Loans which are Pool Assets at such time (including, without limitation, all Agency AOT Mortgage Pools and all AOT Securities related thereto) minus, without duplication, the sum of (i) the principal amount of all Assets related to Conforming Loans included in the Bailee Concentration Excess Amount at such time, (ii) the principal amount of all Assets related to Conforming Loans included in the CNB Customer Concentration Excess Amount at such time, (iii) the principal amount of all Assets related to Conforming Loans included in the AOT Concentration Excess Amount at such time, and (iv) the principal amount of all Assets related to Conforming Loans included in the Wet Funding Concentration Excess Amount at such time; provided, however, that for purposes of the foregoing calculation, the aggregate Outstanding Balance of all Eligible Assets related to Conforming Loans which are Pool Assets made pursuant to Indirect Syndicated Loan Agreements at any time shall be deemed to be the aggregate amount, for each such Indirect Syndicated Loan Agreement of the positive result, if any, of:

OB – [CO x MIML] – [CO x MNCML]

where:

OB	=	the aggregate outstanding balance of all Advances due to the Originator under such Indirect Syndicated Loan Agreement at such time;

CO	=	the aggregate amount of the commitment of the Originator to make Advances to the related CNB Customer pursuant to such Indirect Syndicated Loan Agreement at such time;

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

MIML	=	the maximum percentage of Mortgage Loans which would not satisfy each of the criteria of an Eligible Mortgage Loan hereunder which is permitted to be financed pursuant to the terms of such Indirect Syndicated Loan Agreement at such time; and

MNCML	=	the maximum percentage of Eligible Mortgage Loans which would constitute Non-Conforming Mortgage Loans hereunder which is permitted to be financed pursuant to the terms of such Indirect Syndicated Loan Agreement at such time.

“Net Non-Conforming Pool Balance” means at any time an amount equal to the aggregate Outstanding Balance of all Eligible Assets related to Non-Conforming Loans which are Pool Assets at such time (including, without limitation, all Private Issuer AOT Mortgage Pools and all AOT Securities related thereto), minus, without duplication, the sum of (i) the principal amount of all Assets related to Non-Conforming Loans included in the Bailee Concentration Excess Amount at such time, (ii) the principal amount of all Assets related to Non-Conforming Loans included in the CNB Customer Concentration Excess Amount at such time, (iii) the principal amount of all Assets related to Non-Conforming Loans included in the AOT Concentration Excess Amount at such time, (iv) the principal amount of all Assets related to Non-Conforming Loans included in the Wet Funding Concentration Excess Amount at such time, and (v) the Non-Conforming Concentration Excess Amount at such time; provided, however, that for purposes of the foregoing calculation, the aggregate Outstanding Balance of all Eligible Assets related to Non-Conforming Loans which are Pool Assets made pursuant to Indirect Syndicated Loan Agreements at any time shall be deemed to be the aggregate amount, for each such Indirect Syndicated Loan Agreement of the positive result, if any, of:

the lesser of:	OB – [CO x MIML]; and

CO x MNCML

where:

OB	=	the aggregate outstanding balance of all Advances due to the Originator under such Indirect Syndicated Loan Agreement at such time;

CO	=	the aggregate amount of the commitment of the Originator to make Advances to the related CNB Customer pursuant to such Indirect Syndicated Loan Agreement at such time;

MIML	=	the maximum percentage of Mortgage Loans which would not satisfy each of the criteria of an Eligible Mortgage Loan hereunder which is permitted to be financed pursuant to the terms of such Indirect Syndicated Loan Agreement at such time; and

MNCML	=	the maximum percentage of Mortgage Loans which would constitute Non-Conforming Mortgage Loans hereunder which is permitted to be financed pursuant to the terms of such Indirect Syndicated Loan Agreement at such time.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

“Non-Conforming Concentration Excess Amount” means, at any time, the amount by which the aggregate Outstanding Balance of all Pool Assets, the Mortgage Loans with respect to which are Non-Conforming Mortgage Loans, exceeds the Non-Conforming Concentration Limit.

“Non-Conforming Concentration Limit” has the meaning set forth on Annex I.

“Non-Conforming Mortgage Loan” means a Mortgage Loan which is a Sub-Prime Mortgage Loan, a HELOC or a Closed-End Second Mortgage Loan.

“Obligations” has the meaning specified in Section 2.11.

“Originator” means Colonial Bank.

“Originator Fee” has the meaning specified in Section 2.05(c).

“Originator Fee Rate” has the meaning specified in Fee Agreement.

“Other Companies” means the Originator, the Parent and all of their respective Affiliates except the Seller.

“Other Taxes” has the meaning specified in Section 2.10(b).

“Outstanding Balance” of any Asset at any time means the outstanding principal balance thereof; provided, however, that solely for purposes of calculating any Asset Interest or any Asset Interest Excess at any time, the Outstanding Balance of an Asset shall be deemed to be the least of (a) the outstanding principal balance thereof, (b) the outstanding principal balance of the Mortgage Loan or Mortgage Loans securing or constituting such Asset (or the Seller’s pro-rata interest therein, as applicable), or (c) either (i) if such Asset is an Advance or an interest in a COLB Mortgage Loan, the Take-Out Price with respect to the Mortgage Loan securing or constituting such Asset (or the Seller’s pro-rata interest therein, as applicable), or (ii) if such Asset is an interest in an AOT Mortgage Pool or an AOT Security, the Seller’s pro-rata interest in the Take-Out Price with respect to such AOT Mortgage Pool or AOT Security.

“Parent” means The Colonial BancGroup, Inc., a Delaware corporation.

“Participant” has the meaning assigned to such term in Section 11.03(h).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Percentage” of any Committed Purchaser means, (a) with respect to Citibank, the percentage set forth on the signature page to this Agreement, or such amounts as reduced or increased by any Assignment and Acceptance entered into with an Eligible Assignee, and (b) with respect to a Committed Purchaser that has entered into an Assignment and Acceptance, the

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

amount set forth therein as such Committed Purchaser’s Percentage, or such amount as reduced or increased by an Assignment and Acceptance entered into between such Committed Purchaser and an Eligible Assignee.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent or any ERISA Affiliate has any liability or is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pool Asset” means any Asset which has been acquired by the Seller from the Originator pursuant to the Sale Agreement.

“Principal Collections” means (without duplication), (i) all cash collections and other cash Proceeds with respect to the principal amounts of the Pool Assets, including, without limitation, all cash Proceeds of the Underlying Collateral with respect to such Pool Assets (including, without limitation, all proceeds of the related Take-Out Commitment, proceeds from any sale of the related Mortgage Loan or Mortgaged Property, proceeds of any Interest Rate Hedge and proceeds of insurance received in respect of the related Mortgaged Property), (ii) any Deemed Collections, (iii) any payments made by the Originator in respect of such Pool Assets pursuant to the Sale Agreement, (iv) all Interest Collections deemed to be Principal Collections pursuant to Section 2.04(c)(iv), and (v) all other cash collections and other cash Proceeds of the Underlying Collateral.

“Private Issuer AOT Mortgage Pool” means an AOT Mortgage Pool which has been designated pursuant to the related AOT Agreement as collateral for an AOT Security to be issued by a Person other than FNMA, FHLMC or GNMA.

“Proceeds” means “proceeds” as defined in Section 9-102 of the UCC as in effect on the date hereof in the State of New York.

“Process Agent” has the meaning specified in Section 11.10.

“Program Agent” has the meaning specified in the preamble.

“Program Agent’s Account” means account no. 4063-6695 in the name of CAFCO LLC maintained at Citibank, N.A., ABA #02100089, or such other deposit account that the Program Agent may designate in writing from time to time to the Seller and the Servicer.

“Promissory Notes” means, collectively, (i) promissory notes issued by any Conduit Purchaser and (ii) participations sold by any Conduit Purchaser pursuant to Section 11.03(h); provided that the term “Promissory Notes” shall not include the interests sold by a Conduit Purchaser to a Committed Purchaser or other Liquidity Provider, or any designee thereof, under an Asset Purchase Agreement.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

“Purchase Limit” means (a) with respect to the Group consisting of CAFCO, CHARTA, CRC and their Related Committed Purchasers, $1,000,000,000, and (b) with respect to any other Group, the amount designated as the Purchase Limit in such Group’s Assignment and Acceptance. Any reduction (or termination) of the Facility Amount pursuant to the terms of this Agreement shall reduce ratably (or terminate) each Group’s Purchase Limit.

“Purchaser” means any Conduit Purchaser or Committed Purchaser.

“Ratable Share” means, at any time in respect of any Committed Purchaser, the percentage obtained by dividing the amount of such Committed Purchaser’s Commitment at such time by the aggregate amount of the Commitments of all the Committed Purchasers in such Committed Purchaser’s Group at such time.

“Records” means all documents, books, records and other information (including without limitation, computer programs, tapes and disks, maintained with respect to Pool Assets and the related CNB Customers.

“Register” has the meaning specified in Section 11.03(c).

“Related Committed Purchaser” means (a) with respect to CAFCO, CHARTA and CRC, Citibank, each Committed Purchaser which has entered into an Assignment and Acceptance with Citibank and each assignee (directly or indirectly) of any such Committed Purchaser, which assignee has entered into an Assignment and Acceptance, and (b) with respect to each other Conduit Purchaser, each Person designated in writing to the Program Agent as such Conduit Purchaser’s “Related Committed Purchaser”, each Committed Purchaser which has entered into an Assignment and Acceptance with such Related Committed Purchaser, and each assignee (directly or indirectly) of any such Related Committed Purchaser, which assignee has entered into an Assignment and Acceptance.

“Related Security” means, with respect to a Pool Asset, the following (or the pro-rata interest of the Originator (and the Seller, as assignee) therein, as applicable):

(i) all security, letters of credit, guaranties, Hedging Agreements and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Pool Asset and the related Underlying Collateral pursuant to contract or otherwise;

(ii) all accounts, general intangibles and other rights or claims for money due or to become due under the CNB Customer Transaction Documents relating to such Pool Asset;

(iii) the Take-Out Commitment relating to such Pool Asset;

(iv) the Records relating to such Pool Asset and the Underlying Collateral;

(v) the related Underlying Collateral, the Mortgage and the Mortgage Documents relating to such Pool Asset;

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

(vi) all right, title and interest of the Seller in and to the Sale Agreement, including all rights to indemnification and all recourse rights arising thereunder, howsoever and whensoever arising, and the assignment to the Program Agent on behalf of the Purchasers of all UCC financing statements filed pursuant to the Sale Agreement;

(vii) all insurance policies and proceeds and premium refunds thereof;

(viii) the Interest Rate Hedge, if any, relating to such Pool Asset and the related Underlying Collateral;

(ix) the AOT Participation Certificate or COLB Participation Certificate, if any, representing such Pool Asset; and

(x) all Proceeds of the foregoing.

“Release” means a release of Collections to the Seller pursuant to Section 2.04(c)(vi) or Section 2.04(d)(v).

“Replacement Party” has the meaning specified in Section 2.16.

“Required Committed Purchasers” means one or more Committed Purchasers which have Percentages in the aggregate greater than 50.0%.

“Required Pool Interest Rate” has the meaning set forth on Annex I.

“Required Ratings” means, with respect to the Servicer, (i) long-term senior unsecured debt ratings of BBB- or higher by S&P and Baa3 or higher by Moody’s and (ii) short-term senior unsecured debt ratings of A-2 or higher by S&P and P-2 or higher by Moody’s.

“Revolving Period” means the period beginning on the date on which this Agreement becomes effective and terminating on the close of business on the Business Day immediately preceding the Termination Date for all Asset Interests.

“Risk Rating” means, for any Person, the “Risk Rating” applicable to such Person in accordance with the Credit Policy.

“S&P” means Standard and Poor’s, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale Agreement” means the Warehouse Loan Sale Agreement dated as of the date of this Agreement among the Originator, as seller, and the Seller, as purchaser, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“SEC” means the Securities and Exchange Commission.

“Second Mortgage Loan” means a Mortgage Loan which is secured by a perfected Mortgage which is a second priority Mortgage.

“Seller” has the meaning specified in the preamble.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

“Seller’s Account” means the account in the name of the Seller, designated pursuant to the Funds Transfer Letter, which shall be subject to an Account Control Agreement.

“Servicer” means at any time the Person then authorized pursuant to Section 6.01 to administer and collect the Pool Assets.

“Servicer Default” means the occurrence of any of the following events with respect to the Servicer:

(i) (a) The Servicer shall fail to perform or observe any term, covenant or agreement hereunder (other than as referred to in clauses (b) or (c) below) and such failure shall remain unremedied for ten Business Days, (b) the Servicer shall fail to make any payment or deposit to be made by it hereunder when due with respect to the payment of the Capital of the Asset Interests or any Yield or Fees or (c) the Servicer shall fail to make any other payment or deposit to be made by it hereunder when due and such failure shall remain unremedied for two Business Days; or

(ii) Any representation or warranty made or deemed to be made by the Servicer (or any of its officers) under or in connection with this Agreement, any Monthly Report or Asset Interest Report or other information or report delivered pursuant hereto shall prove to have been false or incorrect when made; or

(iii) The Servicer shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted against the Servicer or by the Servicer seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, solely in the case of an involuntary proceeding, such involuntary proceeding shall remain undismissed for sixty days; or the Servicer shall take any corporate action to authorize any of the actions set forth in above in this clause (iii); or

(iv) An Event of Termination shall have occurred; or

(v) The Servicer shall fail to maintain ratings of its long-term senior unsecured debt (a) of at least BB+ by S&P and at least Baa3 by Moody’s, or (b) at least BBB- by S&P and at least Ba1 by Moody’s; or

(vi) The Servicer shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least $70,000,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof.

“Servicer Fee” has the meaning specified in Section 2.05(a).

“Servicer Fee Rate” has the meaning specified in Fee Agreement.

“Settlement Date” means each Weekly Settlement Date and each Monthly Settlement Date.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur Debts or liabilities beyond such Person’s ability to pay as such Debts and liabilities mature; (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital; and (e) such Person generally is not paying its Debts or liabilities as such Debts or liabilities become due. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, trust or equivalent entity, whether voting or non-voting.

“Subsidiaries” means any corporation or other entity of which securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Seller, the Originator or the Parent, as the case may be, or one or more Subsidiaries, or by the Seller, the Originator, or the Parent, as the case may be, and one or more Subsidiaries.

“Sub-Prime Mortgage Loan” means a Mortgage Loan with respect to a one-to-four family dwelling that does not (for reasons other than the size of the original principal amount of such Mortgage Loan) conform to FHLMC, FNMA and GNMA standards but which satisfies all requirements of a “B” or “C” rating under the Credit Quality Guidelines.

“Syndicated Loan Agreement” means a CNB Customer Loan Agreement pursuant to which the Originator and other financial institutions have agreed to extend financing to the related CNB Customer.

“Syndicated Mortgage Loan” means any Mortgage Loan funded pursuant to a Syndicated Loan Agreement.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

“Take-Out Commitment” means either a Best-Efforts Take-Out Commitment or a Mandatory Take-Out Commitment.

“Take-Out Price” means, on any date of determination, (i) with respect to any Mortgage Loan subject to a Best Efforts Take-Out Commitment, the price the related Investor has agreed to pay for such Mortgage Loan, (ii) with respect to any Mortgage Loan subject to a Mandatory Take-Out Commitment, the weighted average of all prices the related Investor has agreed to pay to the related CNB Customer with respect to existing Mortgage Loans pursuant to outstanding Mandatory Take-Out Commitments, as most recently reported to the Servicer, and (iii) with respect to any AOT Mortgage Pool or AOT Security, the price the related Investor has agreed to pay for such AOT Mortgage Pool or AOT Security pursuant to the related Mandatory Take-Out Commitment.

“Tangible Net Worth” means, for any Person, the excess of all of such Person’s assets (excluding any value for goodwill, trademarks, patents, copyrights, organization expense and other similar intangible items) over all of its liabilities, as determined on a consolidated basis and computed in accordance with GAAP.

“Taxes” has the meaning specified in Section 2.10(a).

“Termination Date” for any Asset Interest means (a) in the case of an Asset Interest owned by a Conduit Purchaser, the earlier of (i) the Business Day which the Seller or the Group Agent for such Conduit Purchaser so designates by notice to the other (with a copy to the Program Agent and the Group Agents) at least one Business Day in advance for such Asset Interest and (ii) the Facility Termination Date and (b) in the case of an Asset Interest owned by a Committed Purchaser, the earlier of (i) the Business Day which the Seller so designates by notice to the Program Agent and the Group Agents at least one Business Day in advance for such Asset Interest and (ii) the Commitment Termination Date.

“Third-Party Lender Deposit Account” means a CNB Customer Deposit Account the account bank for which is a financial institution other than the Originator, which is the subject of an intercreditor agreement between such financial institution and the Originator.

“Transaction Document” means any of this Agreement, the Sale Agreement, the Custodial Agreement, the Account Control Agreements, the Fee Agreement, each Assignment and Acceptance, each Monthly Report, each Asset Interest Report, all other agreements and documents delivered and/or related hereto or thereto, as each may be amended, restated, supplemented and otherwise modified from time to time.

“Transferred Assets” means all Pool Assets, Related Security and Collections.

“UCC” means the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Underlying Collateral” means, with respect to any Asset, the Mortgage Loans or pool of Mortgage Loans, and the Mortgaged Property or pool of Mortgaged Properties, constituting or securing such Asset, as the case may be.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

“VA” means the Department of Veterans Affairs, or any successor thereto.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Weekly Reporting Date” means the Business Day one Business Day prior to any Weekly Settlement Date.

“Weekly Settlement Date” means (a) each Monday of each week or if such day is not a Business Day, the next succeeding Business Day, and (b) if any amounts required to be paid hereunder on such Weekly Settlement Date are not paid in the amount so required on such date, each subsequent Business Day until such amounts are paid in full.

“Wet Funding Concentration Excess Amount” means, at any time, without duplication, the sum of (a) the amount by which (i) the aggregate Outstanding Balance of all Pool Assets due or purchased from any Designated CNB Customer, the Mortgage Loans with respect to which are Wet Funding Loans, exceeds (ii) the Wet Funding Concentration Limit plus (b) the amount by which (i) the aggregate Outstanding Balance of all Pool Assets due or purchased from all Designated CNB Customers, the Mortgage Loans with respect to which are Wet Funding Loans, exceeds (ii) the Wet Funding Pool Concentration Limit. For the purpose of calculating the Net Conforming Pool Balance and the Net Non-Conforming Pool Balance, the Wet Funding Concentration Excess Amount shall be allocated first, to Pool Assets which are included in clause (a)(i) or (b)(i) of the preceding sentence and relate to Non-Conforming Mortgage Loans, and second, to Pool Assets which are included in clause (a)(i) or (b)(i) of the preceding sentence and relate to Conforming Mortgage Loans.

“Wet Funding Concentration Limit” has the meaning set forth on Annex I.

“Wet Funding Loan” means a Mortgage Loan with respect to which the applicable Custodian has not received each of the documents in the related Mortgage File.

“Wet Funding Pool Concentration Limit” has the meaning set forth on Annex I.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Yield” means for each Asset Interest for each Fixed Period:

(a) for each day during each Fixed Period to the extent a Conduit Purchaser will be funding its portion of such Asset Interest through the issuance of Promissory Notes, commercial paper or other promissory notes, as the case may be,

IR x C x ED + LF

360

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

(b) for each day during such Fixed Period to the extent (i) a Conduit Purchaser will not be funding its portion of such Asset Interest through the issuance of Promissory Notes, commercial paper or other promissory notes, as the case may be, or (ii) a Committed Purchaser will be funding its portion of such Asset Interest,

AR x C x ED + LF

360

where:

AR	=	the Assignee Rate for such portion of such Asset Interest for such Fixed Period.

ED	=	the actual number of days elapsed during such portion of such Fixed Period.

IR	=	the CP Rate for such portion of such Asset Interest for such Fixed Period.

LF	=	the Liquidation Fee, if any, for such portion of such Asset Interest for such Fixed Period.

C	=	the Capital (or portion thereof allocated to such Asset Interest) during such Fixed Period.

provided that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; and provided further that Yield for any Asset Interest shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason; and provided further that Yield for any Asset Interest shall also include any additional Yield payable pursuant to Section 2.09; and provided, further, should an Event of Termination occur and be continuing, Yield shall be at a rate equal to 2% per annum above the Alternate Base Rate.

SECTION 1.02. Other Terms and Constructions. Under this Agreement, all accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all accounting determinations made and all financial statements prepared hereunder shall be made and prepared in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended, modified or supplemented and not to any particular section, subsection, or clause contained in this Agreement, and all references to Sections, Annexes and Schedules shall mean, unless the context clearly indicates otherwise, the Sections hereof and the Annexes and Schedules attached hereto, the terms of which Schedules are hereby incorporated into this Agreement. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of the

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

provisions of this Agreement. Each of the definitions set forth in Section 1.01 hereof shall be equally applicable to both the singular and plural forms of the defined terms.

SECTION 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

ARTICLE II

AMOUNTS AND TERMS OF THE PURCHASES

SECTION 2.01. Purchase Facility.

(a) On the terms and conditions hereinafter set forth, each Conduit Purchaser may, in its sole discretion, ratably in accordance with the Purchase Limit of its Group, purchase Asset Interests from the Seller and if and to the extent any Conduit Purchaser does not make a purchase, the Related Committed Purchasers for such Conduit Purchaser shall, ratably in accordance with their respective Commitments, purchase Asset Interests from the Seller from time to time during the period from the date hereof to the Facility Termination Date (in the case of the Conduit Purchasers) and to the Commitment Termination Date (in the case of the Committed Purchasers). Under no circumstances shall the Conduit Purchasers make any such purchase, or the Committed Purchasers be obligated to make any such purchase, if an Asset Interest Excess would occur after giving effect to such purchase.

(b) The Seller may at any time upon at least fifteen days’ notice to the Program Agent and the Group Agents, terminate the facility provided for in this Agreement in whole or, from time to time, reduce in part the unused portion of the Facility Amount; provided that each partial reduction shall be in the amount of at least $100,000,000 or an integral multiple of $50,000,000 in excess thereof.

(c) Until the Termination Date for an Asset Interest, the Collections attributable to such Asset Interest shall be automatically reinvested pursuant to (and subject to the priority of payments set forth in) Section 2.04 in additional undivided percentage interests in the Pool Assets by making appropriate readjustment of such Asset Interest.

SECTION 2.02. Making Purchases.

(a) Each purchase of an Asset Interest by any of the Conduit Purchasers or the Committed Purchasers shall be made on at least two Business Days’ notice from the Seller to the Program Agent and each Group Agent. Each such notice of a purchase of an Asset Interest shall specify (i) the amount requested to be paid to the Seller (such amount, which shall not be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, being referred to herein as the initial “Capital” of the Asset Interest then being purchased), (ii) the allocation of such amount among each of the Groups (which shall be proportional to the Purchase Limit of each Group), and (iii) the date of such purchase (which shall be a Business Day). Each Conduit Purchaser shall promptly notify the Program Agent whether such Conduit Purchaser has determined not to make the requested purchase on the terms specified by the Seller. The

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

Program Agent shall promptly thereafter notify the Seller whether the Conduit Purchasers have determined not to make the requested purchase of Asset Interests.

If any Conduit Purchaser has determined not to make the entire amount of a proposed purchase requested to be made by it, the Group Agent for such Conduit Purchaser shall promptly send notice of the proposed purchase to all of the Related Committed Purchasers for such Conduit Purchaser concurrently by telecopier, telex or cable specifying the date of such purchase, the aggregate amount of Capital of the Asset Interest to be purchased by such Related Committed Purchasers (which amount shall be equal to the portion of the initial Capital of the Asset Interest which such Conduit Purchaser determined not to purchase), each such Related Committed Purchaser’s portion thereof (determined ratably in accordance with their respective Commitments), and the duration of the Fixed Period for such Asset Interest (which shall be one day if the Seller has not selected another period and such Asset Interest is to be funded at the Alternate Base Rate).

(b) On the date of each such purchase of an Asset Interest, the applicable Conduit Purchasers and/or Committed Purchasers, as the case may be, shall, upon satisfaction of the applicable conditions set forth in this Article II and Article III, make available to the Seller in same day funds, at the account set forth in the Funds Transfer Letter, an aggregate amount equal to the initial Capital of such Asset Interest; provided, however, if such purchase is being made by the applicable Committed Purchasers following the designation by the Group Agent for a Conduit Purchaser of a Termination Date for an Asset Interest owned by such Conduit Purchaser pursuant to clause (a)(i) of the definition of Termination Date and any Capital of such Asset Interest is outstanding on the date of the requested purchase, the Seller hereby directs the applicable Committed Purchasers to pay the proceeds of such purchase (to the extent of the outstanding Capital of, and accrued Yield on, such Asset Interest of such Conduit Purchaser) to the relevant Group Agent’s Account, for application to the reduction of the outstanding Capital of, and accrued Yield on, such Asset Interest of such Conduit Purchaser.

(c) Effective on the date of each purchase pursuant to this Section 2.02 and each reinvestment pursuant to Section 2.04, the Seller hereby sells and assigns to the Program Agent, for the benefit of the Purchasers making such purchase or reinvestment, an undivided percentage ownership interest, to the extent of the Asset Interest then being purchased or in respect of which the reinvestment is being made, in each Asset then existing and in the Related Security and Collections with respect thereto.

(d) Notwithstanding the foregoing, (i) no Conduit Purchaser shall make any purchase under this Section 2.02 at any time in an amount which would exceed the Purchase Limit of such Conduit Purchaser’s Group and (ii) no Committed Purchaser shall be obligated to make purchases under this Section 2.02 at any time in an amount which would exceed such Committed Purchaser’s Commitment less the sum of (A) the aggregate outstanding and unpaid amount of the Capital of any Asset Interests purchased by such Committed Purchaser under such Committed Purchaser’s Asset Purchase Agreement plus (B) such Committed Purchaser’s Ratable Share of the aggregate outstanding portion of Capital of Asset Interests held by the Conduit Purchasers in such Committed Purchaser’s Group (whether or not any portion thereof has been assigned under an Asset Purchase Agreement), after giving effect to reductions of the Capital of the Asset Interests held by the Conduit Purchasers in such Committed Purchaser’s Group to be

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

made on the date of such purchase (whether from the distribution of Principal Collections or from the proceeds of Asset Interests purchased by such Committed Purchaser). Each Committed Purchaser’s obligation shall be several, such that the failure of any Committed Purchaser to make available to the Seller any funds in connection with any purchase shall not relieve any other Committed Purchaser of its obligation, if any, hereunder to make funds available on the date of such purchase, but no Committed Purchaser shall be responsible for the failure of any other Committed Purchaser to make funds available in connection with any purchase.

SECTION 2.03. Asset Interest Computation. Each Asset Interest shall be initially computed on its date of purchase. Thereafter until the Termination Date for such Asset Interest, such Asset Interest shall be recomputed on each Weekly Reporting Date and each other day as of which an Asset Interest Report or any other written notification containing a calculation of the such Asset Interest is delivered hereunder. Any Asset Interest, as computed as of the day immediately preceding the Termination Date for such Asset Interest, shall thereafter remain constant. Each Asset Interest shall become zero when Capital thereof and Yield thereon shall have been indefeasibly paid in full, and all Fees and other Obligations are indefeasibly paid in full.

SECTION 2.04. Settlement Procedures.

(a) Deemed Collections. If on any day (i) the Outstanding Balance of any Pool Asset or the amount owing under any Mortgage Loan related thereto is either (x) reduced or adjusted as a result of any discount or any other adjustment made or performed by the Seller or any other Person or (y) reduced or canceled as a result of any dispute, claim, offset or defense (other than the discharge in bankruptcy of the CNB Customer thereof or of the Mortgagor under the related Mortgage Loan) of the CNB Customer or of the Mortgagor under any related Mortgage Loan, against the Seller or any other Person (whether such dispute, claim, offset or defense arises out of the same or a related transaction or an unrelated transaction), or (ii) any of the representations or warranties contained in Section 4.01(h) is no longer true with respect to any Pool Asset, the Seller shall be deemed to have received on such day a Principal Collection of such Pool Asset in the amount of such reduction, cancellation or adjustment or, in the case of clause (ii) above, the full amount of such Pool Asset.

(b) Collections. On each day on which Interest Collections or Principal Collections are received (or deemed received) by the Seller or the Servicer, the Seller or the Servicer, as applicable, shall allocate such Collections in the following manner:

(i) first, set aside and hold in trust for the benefit of the Agents and the Purchasers, an amount equal to the product of (x) the aggregate of the Asset Interests, expressed as a percentage, and (y) the amount of such Interest Collections or Principal Collections, as the case may be, on such day, which amount shall be applied in accordance with Section 2.04(c) or (d) below, as applicable; and

(ii) second, pay the balance of such Interest Collections or Principal Collections to the Seller for application in accordance with Section 2.04(j) below.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

Prior to the occurrence of a Collection Trigger Event, the Servicer shall not be required to deposit Principal Collections into the Program Agent’s Account and shall be permitted to disburse Principal Collections pursuant to subsections (c) and (d) below in accordance with the terms of this Agreement. From and after the occurrence of a Collection Trigger Event, on each Business Day, prior to 11:00 a.m. (New York City time), the Seller shall, or shall cause the Servicer to, remit all Principal Collections received (or deemed received) on or before the immediately preceding Business Day to the Program Agent’s Account and the Program Agent shall make the allocations set forth in clauses (i) and (ii) above.

(c) Daily Disbursements of Interest Collections. On each Business Day, prior to 12:00 p.m. (New York City time), the Seller shall, or shall cause the Servicer to, disburse all Interest Collections set aside pursuant to Section 2.04(b)(i) above on such day in the following order:

(i) first, set aside and hold in trust, for the benefit of the Purchasers and the Agents, an amount equal to the aggregate amount of Yield on the Capital of all Asset Interests accrued and unpaid through such day and not previously set aside;

(ii) second, set aside and hold in trust (1) the amount of any Servicer Fee accrued and unpaid through such day, (2) the amount of any Custodian Fee, if any, accrued and unpaid through such day; and (3) the amount of any other Fees accrued and unpaid through such day;

(iii) third, if any Obligations (other than Capital, Yield, Fees, the Servicer Fee, the Custodian Fee (if any) and the Originator Fee) are then due and payable by the Seller to any Beneficiary, the Servicer, the Facility Custodian or the Originator, pay to each such Person (ratably in accordance with the amounts owing to each), the Obligations so due and payable;

(iv) fourth, if any amounts to be disbursed from Principal Collections in accordance with clauses (i) or (ii) of Section 2.04(d) below remain unsatisfied on such day, disburse all Interest Collections up to the amount of any such deficiency (which shall be deemed Principal Collections) as Principal Collections in accordance with Section 2.04(d) below;

(v) fifth, set aside and hold in trust the amount of any Originator Fees accrued and unpaid through such day; and

(vi) sixth, remit any remaining Interest Collections to the Seller with respect to its interest in the Transferred Assets for application in accordance with Section 2.04(j) below; provided, that if the conditions precedent for such Release set forth in Section 3.02 are not satisfied, the Servicer shall retain such Interest Collections for application on the next Business Day in accordance with this Section 2.04.

(d) Daily Disbursements of Principal Collections. On each Business Day, prior to 12:00 p.m. (New York City time), the Seller shall, or shall cause the Servicer to, disburse all Principal Collections set aside pursuant to Section 2.04(b)(i) on such day in the following order; provided, however, that from and after the occurrence of a Collection Trigger Event, the

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

Program Agent shall disburse the amount of such Principal Collections from the Program Agent’s Account in the following order:

(i) first, if an Asset Interest Excess exists, set aside and hold in trust from Principal Collections the amount of such excess; provided, however, that from and after the occurrence of a Collection Trigger Event, the Program Agent shall disburse the amount of all Principal Collections allocated pursuant to Section 2.04(b)(i) on deposit in the Program Agent’s Account up to the amount of such excess to the Group Agent’s Accounts for the ratable payment of Facility Capital to the relevant Conduit Purchasers and Committed Purchasers;

(ii) second, during the Amortization Period, set aside and hold in trust all Principal Collections up to the amount of the Facility Capital; provided, however, that from and after the occurrence of a Collection Trigger Event, the Program Agent shall disburse all amounts of Principal Collections on deposit in the Program Agent’s Account to the Group Agent’s Accounts for the ratable payment of Facility Capital to the relevant Conduit Purchasers and Committed Purchasers;

(iii) third, if any amounts to be disbursed from Interest Collections in accordance with clauses (i), (ii), (iii) and (v) of Section 2.04(c) above remain unsatisfied on such day, disburse all Principal Collections up to the amount of any such deficiency (which shall be deemed Interest Collections) as Interest Collections in accordance with Section 2.04(c) above;

(iv) fourth, with respect to each Asset Interest, if the Termination Date has not occurred with respect to such Asset Interest, reinvest with the Seller on behalf of the Purchaser(s) that hold such Asset Interest the percentage of such Principal Collections represented by such Asset Interest, by recomputation of such Asset Interest pursuant to Section 2.03; and

(v) fifth, remit any remaining Principal Collections to the Seller with respect to its interest in the Transferred Assets for application in accordance with Section 2.04(j) below; provided, however, that if the conditions precedent for such Release set forth in Section 3.02 are not satisfied, the Servicer shall retain such Principal Collections for application on the next Business Day in accordance with this Section 2.04; provided, further, that if the conditions precedent for such Release set forth in Section 3.02 are not satisfied at any time from and after the occurrence of a Collection Trigger Event, the Program Agent shall disburse all remaining amounts of Principal Collections on deposit in the Program Agent’s Account to the Group Agent’s Accounts for the ratable payment of Facility Capital to the relevant Conduit Purchasers and Committed Purchasers.

(e) Disbursements of Principal Collections on each Weekly Settlement Date. On each Weekly Settlement Date, the Servicer shall distribute all Principal Collections received and held in trust pursuant to clauses (i) through (iii) of Section 2.04(d) to the Group Agent’s Accounts for the ratable payment of Facility Capital to the relevant Conduit Purchasers and Committed Purchasers.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

(f) Disbursements of Interest Collections on each Monthly Settlement Date. On each Monthly Settlement Date, the Servicer shall distribute the Interest Collections held by the Servicer pursuant to Section 2.04(c), in the following order of priority:

(i) first, to the Group Agent’s Accounts for distribution to the applicable Conduit Purchasers and the Committed Purchasers that hold Asset Interests in payment in full of all accrued and unpaid Yield thereon;

(ii) second, ratably to the Servicer, the Facility Custodian and the Group Agents, the accrued and unpaid Servicer Fee, Custodian Fee (if any) and other Fees, respectively;

(iii) third, to the Group Agent’s Accounts for the ratable payment of any other Obligations then due to the applicable Conduit Purchasers, the applicable Committed Purchasers and the Agents under the Transaction Documents; and

(iv) fourth, to the Originator, the accrued and unpaid Originator Fee.

(g) Amounts in Program Agent’s Account Following the Facility Termination Date; Rescission of Payments.

(i) Following the Facility Termination Date and upon payment in full to all of the Conduit Purchasers and the Committed Purchasers of the Facility Capital and all accrued and unpaid Yield thereon and all other amounts due the Conduit Purchasers, the Committed Purchasers, the Group Agents and the Program Agent under the Transaction Documents, payment in full to the Servicer of the Servicer Fee, payment in full to any successor Facility Custodian of the Custodian Fee and payment in full to the Originator of the Originator Fee, all amounts, if any, remaining in the Program Agent’s Account shall be distributed by the Program Agent to the Seller; provided, however, that if at any time after the payment that would have otherwise resulted in such payment in full, such payment is rescinded or must otherwise be returned for any reason, effective upon such rescission or return such payment in full shall automatically be deemed, as between the Beneficiaries and the Seller, never to have occurred, and the Seller shall be required, to the extent it received any amounts under this Agreement, to remit to the Program Agent an amount equal to the rescinded or returned payment and interest thereon, if any.

(ii) If and to the extent the Program Agent or any of the Group Agents, the Conduit Purchasers or the Committed Purchasers shall be required for any reason to pay over to a CNB Customer any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Program Agent or such Group Agent, the Conduit Purchasers or the Committed Purchasers, as the case may be, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such CNB Customer is made in respect thereof.

(h) Required Payment of Yield, Fees and Other Obligations.

(i) To the extent that as of any Monthly Settlement Date the amounts held in trust with respect to Interest Collections as of the immediately preceding Monthly

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

Reporting Date are insufficient to pay all then accrued but unpaid Yield and Fees, the Seller shall be obligated to pay on such Monthly Settlement Date an amount equal to the balance of such accrued and unpaid amounts to the Group Agent’s Accounts for the ratable payment of such amounts due to the relevant Agents and Purchasers.

(ii) To the extent that as of any Monthly Settlement Date the amount of Interest Collections set aside and held in trust as of the immediately preceding Monthly Reporting Date are insufficient to pay all the accrued but unpaid Servicer Fee, Custodian Fee (if any) and Originator Fee, the Seller shall be obligated to pay to the Servicer, the Facility Custodian and the Originator, an amount equal to the balance of such accrued and unpaid amounts.

(i) Invoice With Respect to Yield and Fees. Within two Business Days after the end of each Fixed Period, each Group Agent shall furnish the Seller, the Servicer and the Program Agent with an invoice setting forth the amount of the accrued and unpaid Yield and Fees for such Fixed Period with respect to the Asset Interests held by the Conduit Purchasers and the Committed Purchasers in such Group Agent’s Group.

(j) Seller Disbursements. Any Collections remitted to the Seller shall be applied by the Servicer, on behalf of the Seller:

(i) first, if so requested by the Seller, to pay (or set aside for the payment of) Asset Interests; provided, that (x) the Servicer shall give written notice to each Group Agent of any such payment at least two Business Days’ prior to the date thereof in the case of any such payment of no more than $200,000,000, and five Business Days’ prior to the date thereof in the case of any such payment in excess of $200,000,000, (y) each such payment shall be in a minimum amount of $10,000,000 and in increments of $1,000,000 in excess thereof, and (z) each such payment shall be made ratably among the Groups based on the aggregate outstanding Capital of Asset Interests held by each; and

(ii) second, in such other manner as the Seller may specify and that is not prohibited by the terms of the Facility Documents.

SECTION 2.05. Fees.

(a) The Seller shall pay to the Servicer a fee (the “Servicer Fee”) equal to the Servicer Fee Rate multiplied by the average daily Outstanding Balance of the Pool Assets from the date of this Agreement until the later of the last Termination Date for all Asset Interests or the date on which the Facility Capital is reduced to zero, payable in arrears on each Monthly Settlement Date. From and after the replacement of Colonial Bank as Servicer hereunder, the Program Agent may negotiate another percentage per annum on the average daily Outstanding Balance of the Pool Assets to be paid to such successor Servicer, but in no event in excess of 110% of the reasonable costs and expenses of the Servicer in administering and collecting the Pool Assets. The Servicer Fee shall be payable only from Interest Collections pursuant to, and subject to the priority of payments set forth in, Section 2.04.

(b) After the removal or resignation of Colonial Bank as Facility Custodian pursuant to the Custodial Agreement, the Seller shall pay to any successor Facility Custodian a

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

fee (the “Custodian Fee”) equal to a percentage per annum to be negotiated by the Program Agent on the average daily Outstanding Balance of the Pool Assets, the related Mortgage Files with respect to which are held by such successor Facility Custodian, but in no event in excess of 110% of the reasonable costs and expenses of such successor in performing its obligations as Facility Custodian. The Custodian Fee shall be payable only from Interest Collections pursuant to, and subject to the priority of payment set forth in, Section 2.04.

(c) On each Monthly Settlement Date, the Seller shall pay to the Originator a fee (the “Originator Fee”) equal to the lesser of (i) the Originator Fee Rate multiplied by the average daily Outstanding Balance of the Pool Assets during the immediately preceding Month or (ii) all Interest Collections available pursuant to Section 2.04(c)(v) on such Monthly Settlement Date, from the date of this Agreement until the later of the last Termination Date for all Asset Interests or the date on which the Facility Capital is reduced to zero. The Originator Fee shall be payable only from Interest Collections pursuant to, and subject to the priority of payment set forth in, Section 2.04.

(d) The Seller shall pay to the Program Agent and each Group Agent certain fees (collectively, the “Fees”) in the amounts and on the dates set forth in one or more separate fee agreements among the Seller, the Program Agent and each Group Agent (collectively, as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Fee Agreement”).

SECTION 2.06. Payments and Computations, Etc.

(a) Unless otherwise specified herein, all amounts to be paid or deposited by the Seller or the Servicer hereunder shall be paid or deposited no later than 12:00 p.m. (New York City time) on the day when due in same day funds to the Program Agent’s Account or to the applicable Person to whom such payment is due, as applicable.

(b) Each of the Seller and the Servicer shall, to the extent permitted by law, pay interest on any amount not paid or deposited by it when due hereunder, at a rate per annum equal to 2.0% per annum above the Alternate Base Rate, payable on demand.

(c) All computations of interest under clause (b) above and all computations of Yield, fees, and other amounts hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

(d) All amounts to be paid hereunder shall be paid in the lawful money of the United States of America.

SECTION 2.07. Dividing or Combining Asset Interests. Either the Seller or any Group Agent may, upon notice to the other party (with a copy of such notice to the Program Agent) received at least three Business Days prior to the last day of any Fixed Period for any Asset Interest in the case of the Seller giving notice, or up to the last day of such Fixed Period in the case of a Group Agent giving notice, either (a) divide any portion of such Asset Interest held by

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one or more Conduit Purchasers and/or Committed Purchasers in its Group into two or more Asset Interests of such Conduit Purchasers and/or Committed Purchasers having an aggregate Capital amount equal to the Capital amount of such divided portion of such Asset Interest, or (b) combine any two or more portions of Asset Interests held by one or more Conduit Purchasers and/or Committed Purchasers in its Group originating on such last day or having Fixed Periods ending on such last day into a single Asset Interest having a Capital amount equal to the aggregate Capital amount of such Asset Interests; provided, however, that no Asset Interest held by a Conduit Purchaser may be combined with an Asset Interests held by any Committed Purchaser.

SECTION 2.08. Increased Costs.

(a) If CNAI, any Conduit Purchaser, any Group Agent, any Committed Purchaser, any entity (including any bank or other financial institution providing liquidity and/or credit support to any Conduit Purchaser in connection with such Conduit Purchaser’s commercial paper program) which purchases or enters into a commitment to purchase Asset Interests or interests therein, or any of their respective Affiliates (each an “Affected Person”) determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of the capital required or expected to be maintained by such Affected Person and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to purchase Asset Interests or interests therein related to this Agreement or to the funding thereof and other commitments of the same type, then, immediately upon demand by such Affected Person (with a copy to the Program Agent and the Group Agent for such Affected Person’s Group), the Seller shall pay to the Group Agent for such Affected Person’s Group for the account of such Affected Person (as a third-party beneficiary), from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments. A certificate as to such amounts setting forth in reasonable detail the reason for charging such additional amounts submitted to the Seller and the Program Agent and the Group Agent for such Affected Person’s Group by such Affected Person shall be conclusive and binding for all purposes, absent manifest error. For avoidance of doubt, if the issuance of any change in accounting standards or the issuance of any other pronouncement, release or interpretation causes or requires the consolidation of all or a portion of the assets and liabilities of any Conduit Purchaser or the Seller with the assets and liabilities of any Affected Person, such event shall constitute a circumstance in which such Affected Person may base a claim for reimbursement under this Section.

(b) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements referred to in Section 2.09) in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Conduit Purchaser or Committed Purchaser of agreeing to purchase or purchasing or maintaining the ownership of any Asset Interest in respect of which Yield is computed by reference to the Eurodollar Rate, then, immediately upon demand by such Conduit Purchaser or Committed Purchaser (with a copy to the Program Agent and the

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Group Agent for such Conduit Purchaser or such Committed Purchaser), the Seller shall pay to such Group Agent, for the account of such Conduit Purchaser or Committed Purchaser (as a third-party beneficiary), from time to time as specified by such Conduit Purchaser or Committed Purchaser, additional amounts sufficient to compensate such Conduit Purchaser or Committed Purchaser for such increased costs. A certificate as to such amounts setting forth in reasonable detail the reason for charging such additional amounts submitted to the Seller and the Program Agent and the Group Agent for such Affected Person’s Group by such Conduit Purchaser or Committed Purchaser shall be conclusive and binding for all purposes, absent manifest error.

(c) If any Affected Person shall incur any loss, cost or expense as a result of the failure of any purchase of Asset Interests to be made on the date specified in the applicable Funds Transfer Letter for any reason (other than the failure of such Affected Person to make any such purchase), the Seller shall, upon demand by such Affected Person or the related Group Agent, immediately pay such Affected Person or such Group Agent the amount of such losses, costs and expenses, without duplication of amounts otherwise payable hereunder. Upon the request of Seller, such Affected Party or Group Agent shall submit to the Seller a certificate as to such amounts showing the basis for calculation of such amounts in reasonable detail, which certificate shall, in the absence of manifest error, be conclusive and binding for all purposes. Each Affected Person shall designate a different funding office for its purchase of Asset Interests hereunder if such designation will avoid the need for, or reduce the amount of, compensation pursuant to this Section 2.08 and will not, in the sole opinion of such Affected Person, be disadvantageous to such Affected Person and will not result in any material expense.

SECTION 2.09. Additional Yield on Asset Interests Bearing a Eurodollar Rate. The Seller shall pay to any Conduit Purchaser or Committed Purchaser, so long as such Conduit Purchaser or Committed Purchaser shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional Yield on the Capital of Asset Interests of such Conduit Purchaser or Committed Purchaser during each Fixed Period in respect of which Yield is computed by reference to the Eurodollar Rate, at a rate per annum equal at all times during such Fixed Period to the remainder obtained by subtracting (a) the Eurodollar Rate for such Fixed Period from (b) the rate obtained by dividing such Eurodollar Rate referred to in clause (a) above by that percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Conduit Purchaser or Committed Purchaser for such Fixed Period, payable on each date on which Yield is payable on such Asset Interests. Such additional Yield shall be determined by such Conduit Purchaser or Committed Purchaser and notice thereof given to the Seller through the Group Agent for such Conduit Purchaser or Committed Purchaser (with a copy to the Program Agent) within 30 days after any Yield payment is made with respect to which such additional Yield is requested. A certificate as to such additional Yield setting forth the calculation of such additional Yield in reasonable detail submitted to the Seller and the Program Agent by such Conduit Purchaser or Committed Purchaser shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.10. Taxes.

(a) Any and all payments and deposits required to be made hereunder or under any other Transaction Document by the Servicer or the Seller shall be made free and clear

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on an Affected Person by the state or foreign jurisdiction under the laws of which such Affected Person is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Seller or the Servicer shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Affected Person, (i) the Seller shall make an additional payment to such Affected Person, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10), such Affected Person receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Seller or the Servicer, as the case may be, shall make such deductions and (iii) the Seller or the Servicer, as the case may be, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Seller agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Transaction Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Transaction Document (hereinafter referred to as “Other Taxes”).

(c) The Seller will indemnify each Affected Person for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.10) paid by such Affected Person and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within five days from the date the Affected Person makes written demand therefor (and a copy of such demand shall be delivered to the Program Agent and the Group Agent for such Affected Person’s Group). A certificate as to the amount of such indemnification submitted to the Seller, the Program Agent and the Group Agent for such Affected Person’s Group by such Affected Person, setting forth, in reasonable detail, the basis for and the calculation thereof, shall be conclusive and binding for all purposes absent manifest error.

(d) Each Affected Person which is organized outside the United States and which is entitled to an exemption from, or reduction of, withholding tax under the laws of the United States as in effect on the date hereof (or, in the case of any Person which becomes an Affected Person after the date hereof, on the date on which it so becomes an Affected Person with respect to any payments under this Agreement) shall, on or prior to the date hereof (or, in the case of any Person who becomes an Affected Person after the date hereof, on or prior to the date on which it so becomes an Affected Person), deliver to the Seller such certificates, documents or other evidence, as required by the Internal Revenue Code of 1986, as amended or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Affected Person as will permit such payments to be made without withholding or at a reduced rate. Each such Affected Person shall from time to

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

time thereafter, upon written request from the Seller, deliver to the Seller any new certificates, documents or other evidence as described in the preceding sentence as will permit payments under this Agreement to be made without withholding or at a reduced rate (but only, so long as such Affected Person is legally able to do so).

(e) The Seller shall not be required to pay any amounts to any Affected Person in respect of Taxes and Other Taxes pursuant to clauses (a), (b) and (c) above if the obligation to pay such amounts is attributable to the failure by such Affected Person to comply with the provisions of clause (d) above; provided, however, that should an Affected Person become subject to Taxes because of its failure to deliver a form required hereunder, the Seller shall take such steps as such Affected Person shall reasonably request to assist such Affected Person to recover such Taxes.

SECTION 2.11. Security Interest. To secure the performance by the Seller of all the terms, covenants and agreements on the part of the Seller (whether as Seller or otherwise) to be performed under this Agreement, the Transaction Documents or any other document delivered in connection with this Agreement in accordance with the terms thereof, including the punctual payment when due of all obligations of the Seller hereunder or thereunder, whether for Capital, Yield, Fees, indemnification payments, expenses or otherwise (all of the foregoing, collectively, the “Obligations”), the Seller hereby assigns to the Program Agent for its benefit and the ratable benefit of the Conduit Purchasers, the Committed Purchasers and the Group Agents, and hereby grants to the Program Agent for its benefit and the ratable benefit of the Conduit Purchasers, the Committed Purchasers and the Group Agents, a security interest in, all of the Seller’s right, title and interest in and to the following (collectively, the “Collateral”) (a) the Sale Agreement, including, without limitation, (i) all rights of the Seller to receive monies due or to become due under or pursuant to the Sale Agreement, (ii) all security interests and property subject thereto from time to time purporting to secure payment of monies due or to become due under or pursuant to the Sale Agreement, (iii) all rights of the Seller to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Sale Agreement, (iv) claims of the Seller for damages arising out of or for breach of or default under the Sale Agreement, and (v) the right of the Seller to compel performance and otherwise exercise all remedies thereunder, (b) all Transferred Assets, whether now owned and existing or hereafter acquired or arising, and all other assets, including, without limitation, accounts, chattel paper, instruments, investment property, securities, payment intangibles and general intangibles (as those terms are defined in the UCC), including undivided interests in any of the foregoing, (c) all of the Seller’s interest in the CNB Customer Deposit Accounts and AOT Securities Accounts, (d) the Seller’s Account and any other deposit accounts of the Seller, (e) all other assets of the Seller, including, without limitation, all accounts, chattel paper, goods, instruments, investment property, deposit accounts and general intangibles (as those terms are defined in the UCC as in effect on the date hereof in the State of New York), including undivided interests in any of the foregoing, owned by the Seller and not otherwise purchased under this Agreement, and (f) to the extent not included in the foregoing, all Proceeds of any and all of the foregoing.

SECTION 2.12. Sharing of Payments. If any Conduit Purchaser or any Committed Purchaser (for purposes of this Section only, referred to as a “Recipient”) shall obtain payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Capital of, or Yield on, any Asset Interest or portion thereof owned by it in excess

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

of its ratable share of payments made on account of the Capital of, or Yield on, all of the Asset Interests held by the Conduit Purchasers and the Committed Purchasers (other than as a result of a payment of Liquidation Fee or different methods for calculating Yield or payments made to less than all of the Groups as a result of the occurrence of a Facility Termination Date under clause (d) of the defined term Facility Termination Date for less than all of the Groups), such Recipient shall forthwith purchase from the Conduit Purchasers or the Committed Purchasers which received less than their ratable share participations in the Asset Interests made by such Persons as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Person; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Person shall be rescinded and each such other Person shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person’s ratable share (according to the proportion of (a) the amount of such other Person’s required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

SECTION 2.13. Right of Setoff. Without in any way limiting the provisions of Section 2.12, each Agent and each Conduit Purchaser and each Committed Purchaser is hereby authorized (in addition to any other rights it may have) at any time after the occurrence and during the continuance of an Event of Termination to set-off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Agent or such Conduit Purchaser or such Committed Purchaser to, or for the account of (i) the Seller against any amount owing by the Seller to such Person or to such Agent on behalf of such Person, (ii) the Servicer against any amount owing by the Servicer to such Person or to such Agent on behalf of such Person, (iii) the Facility Custodian against any amount owing by the Facility Custodian to such Person or to such Agent on behalf of such Person, or (iv) the Originator against any amount owing by the Originator to such Person or to such Agent on behalf of such Person, in each case even if such indebtedness is contingent or unmatured.

SECTION 2.14. Designated CNB Customer Procedure. (a) The initial Designated CNB Customers are set forth on Schedule 2.14. The Seller may execute and deliver to the Program Agent, from time to time thereafter, Designation Certificates in the form of Annex D; provided, however, that any such additional Designation Certificates may only add CNB Customers to the then existing list of Designated CNB Customers and an existing Designated CNB Customer may cease to be considered a Designated CNB Customer only in accordance with Section 2.14(b). The delivery of a Designation Certificate by the Seller shall constitute a representation and warranty by the Seller that each Designated CNB Customer listed thereon is an Eligible Designated CNB Customer on the date of such Designation Certificate. Upon the written consent of the Program Agent (which consent shall not be unreasonably withheld or delayed), a Person listed on a Designation Certificate shall become a Designated CNB Customer and subject only to the provisions of clause (b) of this Section 2.14, any CNB Customer that appears has been approved by the Program Agent shall remain a Designated CNB Customer. Notwithstanding the foregoing, the consent of the Program Agent to the addition of a CNB Customer as a Designated CNB Customer will be deemed to be given by the Program Agent if the Program Agent fails to notify the Seller of the rejection of such CNB Customer identified on

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

any Designation Certificate within fifteen days after the date such Designation Certificate is received by the Program Agent. Pursuant to the terms of the Sale Agreement, the Seller shall purchase each Advance made by the Originator to each CNB Customer and each other Asset purchased by the Originator from each CNB Customer, from and after the date such CNB Customer becomes a Designated CNB Customer hereunder.

(b) The Seller may, at any time prior to the Facility Termination Date, request that a CNB Customer which then constitutes a Designated CNB Customer cease to be considered a Designated CNB Customer, by executing and delivering to the Program Agent a Dedesignation Certificate in the form of Annex D. Such Dedesignation Certificate shall identify the CNB Customer that the Seller requests no longer be considered a Designated CNB Customer and shall attach a new Asset Interest Report giving effect, on a pro forma basis, to the dedesignation of the applicable Designated CNB Customer. Notwithstanding the receipt of the Dedesignation Certificate as described above, such requested dedesignation shall not become effective without the written consent of the Program Agent (which consent will not be unreasonably withheld or delayed).

SECTION 2.15. Releases of Liens. Upon the payment in full of any Asset, the lien in favor of the Program Agent granted hereunder with respect to the Underlying Collateral related to such Asset shall be automatically released without any further action on the part of the Program Agent.

SECTION 2.16. Replacement Parties. In the event that an Affected Person shall have requested compensation from the Seller pursuant to Sections 2.08, 2.09 or 2.10 to recover additional costs not generally incurred by the other Affected Persons, then, the Seller may, at its option, notify the Group Agents and such Affected Person of its intention to obtain, at the Seller’s expense, a replacement for such Affected Person (“Replacement Party”) which Replacement Party shall be satisfactory to the related Group Agent. If the Seller obtains a Replacement Party, the Affected Person shall assign, pursuant to one or more duly executed Assignment and Acceptances, all of its rights and obligations hereunder to such Replacement Party in accordance with Section 11.03.

ARTICLE III

CONDITIONS

SECTION 3.01. Conditions Precedent to Effectiveness of the Agreement and Initial Purchase. The initial purchase under this Agreement and the effectiveness of this Agreement is subject to the conditions precedent that the Program Agent and each Group Agent shall have received on or before the date of such purchase the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Program Agent and each Group Agent:

(a) An executed copy of this Agreement, Account Control Agreements with respect to each deposit account of Seller, the Funds Transfer Letter, an agreement of the Process Agent pursuant to which it agrees to act as such as called for by Section 11.10(a), the Sale Agreement, the Custodial Agreement and each other Transaction Document on the list of closing documents attached hereto as Schedule 3.01;

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(b) A certificate of the secretary or assistant secretary of the Seller, the Originator and the Servicer certifying (i) and attaching true and correct copies of the Charter Documents, together with the certification with respect to any certificate of incorporation or formation by the secretary of state of the jurisdiction of organization of such Person, (ii) the names and true signatures of their respective officers authorized to sign this Agreement and the other Transaction Documents, and (iii) and attaching copies of the resolutions (or similar authorization, if not a corporation) of such Person’s board of directors (or similar governing body or Persons, if not a corporation) approving this Agreement, the Sale Agreement and any other Transaction Documents to which it is a party and certified copies of all documents evidencing other necessary corporate or limited liability company, as the case may be, action and governmental approvals, if any, with respect to this Agreement, the Sale Agreement and any such Transaction Documents. One such certificate will be acceptable for any number of such Persons;

(c) Certificates as to the good standing of each of the Seller and the Originator from the Secretary of State of the jurisdiction of such Person’s organization and from each other jurisdiction (i) in which with respect to Seller, the nature of the Seller’s business requires it to be so qualified and (ii) in which with respect to the Originator, the nature of the Originator’s business requires it to be so qualified except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect;

(d) Copies of proper financing statements, duly filed on or before the date of such initial purchase under the UCC of all jurisdictions that the Program Agent may deem necessary or desirable in order to perfect the ownership and security interests contemplated by this Agreement and the Sale Agreement;

(e) Copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Collateral;

(f) Completed requests for information, dated on or before the date of such initial purchase, listing all effective financing statements filed in the jurisdictions referred to in clause (c) above and in any other jurisdictions reasonably requested by the Program Agent that name the Seller or the Originator as debtor, together with copies of such financing statements (none of which shall cover any Collateral);

(g) Favorable opinions of counsel for the Seller, the Servicer and the Originator, as to corporate, enforceability, non-contravention, perfection, priority, FDIC/FIRREA matters and as to such other matters as the Program Agent or any Group Agent may reasonably request; and

(h) Executed copy of the Fee Agreement, together with payment of any up-front fees called for thereby.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

SECTION 3.02. Conditions Precedent to All Purchases and Releases. Each purchase of Asset Interests (including the initial purchase) and each Release shall be subject to the further conditions precedent that:

(a) the Servicer shall have delivered to the Program Agent and each Group Agent at least one Business Day prior to such purchase or Release, in form and substance satisfactory to the Program Agent, a completed Monthly Report and a completed Asset Interest Report containing information covering the most recently ended reporting period for which information is required pursuant to Section 6.02(h) and demonstrating that both before and after giving effect to such purchase or Release, no Asset Interest Excess would occur; provided, however, that from and after the occurrence of a Collection Trigger Event or at any time that any Asset Interest Excess exists, no such purchase or Release of Collections shall occur on any day unless the Servicer shall have delivered to the Program Agent and each Group Agent at least one Business Day prior to such purchase or Release, in form and substance satisfactory to the Program Agent, a new Asset Interest Report demonstrating that both before and after giving effect to such purchase or Release no Asset Interest Excess exists or would exist;

(b) on the date of such purchase or Release the following statements shall be true (and acceptance of the proceeds of such purchase or Release shall be deemed a representation and warranty by the Seller and the Servicer (each as to itself) that such statements are then true):

(i) The representations and warranties in this Agreement are correct on and as of the date of such purchase or Release as though made on and as of such date,

(ii) No event has occurred and is continuing, or would result from such purchase or Release, that constitutes a Servicer Default or an Event of Termination, and

(iii) There shall have been sold or contributed to the Seller thereunder pursuant to the Sale Agreement all Transferred Assets arising on or prior to such date; and

(c) the Program Agent and the Group Agents shall have received such other approvals, opinions or documents as the Program Agent or any Group Agent may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Seller. The Seller hereby represents and warrants as follows, which representations and warranties shall be deemed repeated on each day during the Revolving Period:

(a) The Seller is a corporation organized, duly incorporated, validly existing and in good standing under the laws of the State of Delaware, its organizational identification number is 3927181, and it is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified.

(b) The execution, delivery and performance by the Seller of the Transaction Documents to which it is a party and the other documents to be delivered by it hereunder, including the Seller’s use of the proceeds of purchases or reinvestments hereunder, (i) are within the Seller’s corporate powers, (ii) have been duly authorized by all necessary corporate action,

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(iii) do not contravene (A) the Seller’s Charter Documents, (B) any law, rule or regulation applicable to the Seller (except where such contravention could not reasonably be expected to result in a Material Adverse Effect), (C) any contractual restriction binding on or affecting the Seller or its property or (D) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties (except for the interest created pursuant to this Agreement). Each of the Transaction Documents to which the Seller is a party has been duly executed and delivered by the Seller.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller of the Transaction Documents to which it is a party or any other document to be delivered thereunder, except for the filing of UCC financing statements which are referred to herein and therein.

(d) Each of the Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to the Enforceability Exceptions.

(e) Since its date of formation, there has been no Material Adverse Change with respect to Seller.

(f) (i) There is no pending or threatened action, investigation or proceeding affecting the Seller before any court, governmental agency or arbitrator and (ii) except as set forth in Schedule 4.01(f) or as otherwise disclosed by the Parent in its publicly available SEC filings, there is no pending or, to the knowledge of the Seller, threatened action, investigation or proceeding affecting the Parent or any of its other Subsidiaries before any court, governmental agency or arbitrator which if determined adversely to any of them, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(g) No proceeds of any purchase or reinvestment hereunder will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(h) The Seller is the legal and beneficial owner of the Collateral free and clear of any Adverse Claim. The Program Agent for the benefit of the Conduit Purchasers and the Committed Purchasers has a valid and perfected first priority security interest in the Collateral. No effective financing statement or other instrument similar in effect covering any Collateral is on file in any recording office, except those filed in favor of the Program Agent relating to this Agreement and those filed pursuant to the Sale Agreement. Each Pool Asset characterized in any Monthly Report, Asset Interest Report or other written statement made by or on behalf of the Seller as an Eligible Asset, or included in the Net Conforming Pool Balance or the Net Non-Conforming Pool Balance is, as of the date of such Monthly Report, Asset Interest Report or other statement (or, if applicable, as of a date certain specified in such report), an Eligible Asset and is properly included in the Net Conforming Pool Balance or the Net Non-Conforming Pool Balance.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

(i) Each Monthly Report and Asset Interest Report (if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller to the Program Agent, the Group Agents, the Conduit Purchasers or the Committed Purchasers in connection with and before or after the date of this Agreement is or will be accurate in all material respects as of the date so furnished (or, if applicable, as of a date certain specified in such report), and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(j) The principal place of business and chief executive office of the Seller and the office where the Seller keeps its books and records concerning the Collateral are located at the address or addresses referred to in Section 5.01(b).

(k) The account numbers of the CNB Accounts, the AOT Securities Accounts, the Seller’s Account and all other deposit accounts of Seller are as specified in Schedule 4.01(k) hereto, as such Schedule 4.01(k) may be updated from time to time pursuant to Section 5.01(g). The CNB Accounts are the only bank accounts at Colonial Bank into which Collections of Pool Assets are directed to be deposited or remitted. The CNB Customer Deposit Accounts are the only bank accounts into which Collections of Pool Assets are directed to be deposited or remitted. The AOT Securities Accounts are the only bank accounts into which the Take-Out Prices with respect to AOT Securities are directed to be deposited or remitted, subject to subsequent remittance in accordance with the related AOT Security Custodial Agreement. The Seller has delivered to the Program Agent a fully executed Account Control Agreement with respect to the Seller’s Account and each other deposit account of Seller.

(l) The Seller is not known by and does not use any tradename or doing-business-as name.

(m) The Seller was incorporated on February 16, 2005, and the Seller did not engage in any business activities prior to the date of this Agreement. The Seller has no Subsidiaries. Colonial Bank is the sole owner of the Stock issued by the Seller, all of which is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire any Stock in the Seller.

(n) The Seller is Solvent.

(o) With respect to each Transferred Asset the Seller (i) shall have received such Transferred Asset as a contribution to the capital of the Seller by the Originator, (ii) shall have purchased such Transferred Asset from the Originator in exchange for payment (made by the Seller to the Originator in accordance with the provisions of the Sale Agreement) of cash or (iii) shall have received such Transferred Asset partially as a capital contribution and partially for payment in cash, in each case in an amount which constitutes fair consideration and reasonably equivalent value. Each such sale referred to in the preceding sentence shall not have been made for or on account of an antecedent debt owed by the Originator to the Seller.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

(p) The Seller has timely filed or caused to be filed all required income tax and sales tax returns and reports and all other material tax returns and reports required to have been filed and has paid or caused to be paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Seller. The charges, accruals and reserves on the books of the Seller in respect of such taxes or charges imposed by a Governmental Entity are, in the opinion of the Seller, adequate for the payment thereof.

(q) The Seller is not and, after giving effect to the transactions contemplated hereby, will not be, required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(r) The Seller has advised its independent certified public accountants that the Program Agent and Group Agents have been authorized to review and discuss with such accountants, as they may reasonably request, any and all financial statements and other information of any kind that such accountants may have which relate to the Collateral, and the Seller has directed such accountants to comply with any reasonable request of the Program Agent or any Group Agent for such information.

(s) No event has occurred and is continuing and no condition exists which constitutes an Event of Termination or Incipient Event of Termination.

(t) As of each January 31 of each year during the Revolving Period (and after giving effect to any purchase to be made on such day), after due inquiry including sampling methods acceptable to the Program Agent, the aggregate Outstanding Balance of all Pool Assets, the Mortgaged Properties with respect to which are located in the State of California, does not exceed $300,000,000.

(u) The Designated CNB Customers, Pool Assets and the related Mortgage Loans have not been selected for financing hereunder in any way adverse to the interests of the Conduit Purchasers, the Committed Purchasers, the Group Agents or the Program Agent. The Pool Assets, taken as a whole, are generally representative of the Assets owned by the Originator.

SECTION 4.02. Representations and Warranties of the Servicer. The Servicer hereby represents and warrants as follows, which representations and warranties shall be deemed repeated on each day during the Revolving Period:

(a) The Servicer is a national banking association duly incorporated, validly existing and in good standing under the laws of the United States. The Servicer is authorized under federal law to transact the business of banking, has all corporate power and authority to carry on its business as now conducted, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The Servicer is a depository institution that is insured by the Federal Deposit Insurance Corporation.

(b) The execution, delivery and performance by the Servicer of this Agreement and any other documents to be delivered by it hereunder (i) are within the Servicer’s

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

corporate powers, (ii) have been duly authorized by all necessary action, (iii) do not contravene (A) the Servicer’s charter or by-laws, (B) any law, rule or regulation applicable to the Servicer, (C) any contractual restriction binding on or affecting the Servicer or its property or (D) any order, writ, judgment, award, injunction or decree binding on or affecting the Servicer or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties, except in each of the foregoing cases other than clause (A) above, where such contravention could not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by the Servicer.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Servicer of this Agreement or any other document to be delivered by it hereunder except such notices which have already been given.

(d) Each of the Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, subject to the Enforceability Exceptions.

(e) Since December 31, 2004, there has been no Material Adverse Change with respect to the Servicer.

(f) Except as set forth in Schedule 4.01(f), there is no pending or, to the knowledge of the Servicer, threatened action, investigation or proceeding affecting the Servicer or any of its Subsidiaries before any court, governmental agency or arbitrator which if determined adversely, could reasonably be expected to result in a Material Adverse Effect. The Servicer is in compliance in all material respects with its own internal procedures and each law or regulation of any central bank or other governmental authority, related to lending limits or other credit exposure limitations (including, without limitation, those related to COLB Mortgage Loans, AOT Mortgage Pools and AOT Securities).

(g) On each Weekly Reporting Date and on each day for which data is provided in any Asset Interest Report (and after giving effect to any purchase of Asset Interests to be made on such day), no Asset Interest Excess exists. Each Pool Asset characterized in any Monthly Report, Asset Interest Report or other written statement made by or on behalf of Servicer as an Eligible Asset or included in the Net Conforming Pool Balance or the Net Non-Conforming Pool Balance is, as of the date of such Monthly Report, Asset Interest Report or statement (or, if applicable, as of a date certain specified in such information), an Eligible Asset and properly included in the Net Conforming Pool Balance or the Net Non-Conforming Pool Balance.

(h) As of each January 31 of each year during the Revolving Period (and after giving effect to any purchase to be made on such day), after due inquiry including sampling methods acceptable to the Program Agent, the aggregate Outstanding Balance of all Pool Assets, the Mortgaged Properties with respect to which are located in the State of California, does not exceed $300,000,000.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

(i) Specified on Schedule 4.01(k) hereto (as amended by the Servicer from time to time in accordance with Section 6.06(b)) are the account numbers of the CNB Accounts and AOT Securities Accounts. The Originator has a first priority perfected security interest in each CNB Account, each AOT Securities Account and each Indirect Syndicated Loan Account and, in each case, the Collections on deposit therein (which, in the case of any Indirect Syndicated Loan Account is in favor of the agent under the related Indirect Syndicated Loan Agreement for the benefit of the Originator and other lenders party thereto), and such security interest has been pledged to the Seller pursuant to the Sale Agreement. The Originator has entered into an intercreditor agreement with the account bank in respect of each Third-Party Lender Deposit Account pursuant to which such account bank has agreed to remit Collections deposited in such Third-Party Lender Deposit Account to the Originator at the request of the Originator.

(j) The Servicer has notified (or has caused the Originator or, in the case of any Advance related to an Indirect Syndicated Mortgage Loan, has caused the related agent, to notify) the CNB Customer with respect to each Pool Asset to make payments on such Pool Asset to one of the CNB Customer Deposit Accounts. The Servicer has notified (or has caused the Originator, the related CNB Customer or, in the case of any Advance related to an Indirect Syndicated Mortgage Loan, has caused the related agent, to notify) the related Investor with respect to the Mortgage Loan related to each Pool Asset to remit the Take-Out Price with respect to such Mortgage Loan to the Investor Funding Account of such CNB Customer.

(k) Each Monthly Report and Asset Interest Report (delivered by the Servicer), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Servicer to the Program Agent, the Group Agents, the Conduit Purchasers or the Committed Purchasers in connection with and before or after the date of this Agreement is or will be accurate in all material respects as of the date so furnished (or, if applicable, as of a date certain specified in such report), and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(l) The Servicer has the right (whether by license, sublicense or assignment) to use all of the computer software used to account for the Pool Assets and necessary to administer the Pool Assets.

(m) No event has occurred and is continuing and no condition exists which constitutes a Servicer Default, an Event of Termination or Incipient Event of Termination.

(n) The Servicer is approved as a seller/servicer by FHLMC and FNMA.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

ARTICLE V

COVENANTS

SECTION 5.01. Covenants of the Seller. Until the later of the Facility Termination Date and the date on which all Obligations shall be paid in full:

(a) Compliance with Laws, Etc. The Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges.

(b) Offices, Records, Name and Organization. The Seller will keep the office where it keeps its records concerning the Collateral at the address of the Seller set forth on Schedule 5.01(b) hereto or, upon 30 days’ prior written notice to the Program Agent and each Group Agent, at any other locations within the United States. The Seller will not change its name or its jurisdiction of organization, unless (i) the Seller shall have provided the Program Agent and each Group Agent with at least 30 days’ prior written notice thereof and (ii) no later than the effective date of such change, all actions reasonably requested by the Program Agent to protect and perfect the security interest in the Collateral have been taken and completed. The Seller also will maintain and implement (or cause the Servicer to maintain or implement) administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to maintain or implement) all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Assets (including, without limitation, records adequate to permit the daily identification of each Pool Asset and all Collections of and adjustments to each existing Pool Asset).

(c) Performance and Compliance with Agreements and Credit Policy. The Seller will, at its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the CNB Customer Transaction Documents related to the Transferred Assets and timely and fully comply in all respects with the Credit Policy in regard to each Pool Asset and the related CNB Customer Transaction Documents.

(d) Sales, Liens, Etc. Except as otherwise provided herein, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to any Collateral or assign any right to receive income in respect thereof.

(e) Extension or Amendment of Pool Assets. Except as provided in Section 6.02(c), the Seller will not (and will not permit the Servicer or the Originator to) extend, amend or otherwise modify the terms of any Pool Asset, or amend, modify or waive any term or condition of any CNB Customer Transaction Documents related thereto except in accordance with the Credit Policy.

(f) Change in Business or Credit Policy. The Seller will not make (i) any change in the character of its business or (ii) any change in the Credit Policy which could reasonably be expected to have a material adverse effect on the credit quality or the collectibility of the Assets.

(g) Change in Payment Instructions to CNB Customers. The Seller will not add or terminate any bank account as a CNB Account or Seller’s Account or any other deposit account, respectively, from those listed in Schedule 4.01(k) to this Agreement, or make any change in its instructions to CNB Customers regarding payments to be made to the Seller or

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

payments to be made to any CNB Account, unless the Program Agent shall have received notice of such addition, termination or change (including an updated Schedule 4.01(k)) and, in the case of any change in the Seller’s Account, a fully executed Account Control Agreement with respect to such new Seller’s Account; provided, however, that in the case of suspected fraud with respect to any CNB Account, the Seller may terminate such CNB Account and add a new bank account to replace such terminated CNB Account if the Seller notifies the Program Agent of such change and provides an updated Schedule 4.01(k) to the Program Agent within 15 Business Days of such change.

(h) Deposits to CNB Customer Deposit Accounts. The Seller will (or will cause the Servicer, the Originator or, in the case of any Advance related to an Indirect Syndicated Mortgage Loan, the related agent, to) instruct all CNB Customers to remit all their payments in respect of Pool Assets to a CNB Customer Deposit Account. The Seller will notify (or will cause the Servicer, the Originator or the related CNB Customer or, in the case of any Advance related to an Indirect Syndicated Mortgage Loan, the related agent, to notify) the related Investor with respect to the Mortgage Loan related to each Pool Asset to remit the Take-Out Price with respect to such Mortgage Loan to the Investor Funding Account of such CNB Customer. The Seller will (or will cause the Servicer or the Originator to) cause the account bank with respect to any Third-Party Lender Account to remit all Collections received in such Third-Party Lender Account to the Seller promptly after the receipt thereof. The Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any CNB Customer Deposit Account or the Program Agent’s Account, cash or cash proceeds other than (i) Collections of Pool Assets and (ii) solely with respect to any Investor Funding Account, the excess of the Take-Out Price with respect to any Mortgage Loan over the amount of the Asset related to such Mortgage Loan.

(i) Reporting Requirements. The Seller will provide to the Program Agent and the Group Agents (in multiple copies, if requested by the Program Agent or any Group Agent) the following:

(i) as soon as available and in any event prior to the date on which the Parent is required to file a form 10-Q pursuant to the rules and regulations of the SEC, financial information regarding the Parent and its Subsidiaries consisting of consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the fiscal year ending as of the close of such quarter, certified by a Financial Officer of the Parent as fairly presenting the consolidated financial position of the Parent and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments);

(ii) as soon as available and in any event prior to the date on which the Parent is required to file a form 10-K pursuant to the rules and regulations of the SEC, financial information regarding the Parent and its Subsidiaries consisting of consolidated and consolidating balance sheets of the Parent and its Subsidiaries as of the end of such year and related statements of income and cash flows of the Parent and its Subsidiaries for such fiscal year, all prepared in conformity with GAAP and certified, in the case of the consolidated financial statements, without qualification as to the scope of the audit or as to the Parent being a

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

going concern by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing acceptable to the Program Agent, together with a report of such accounting firm stating that (A) such financial statements fairly present the consolidated financial position of the Parent and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the period indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes which such accountants shall concur and that shall have been disclosed in the notes to such financial statements and (B) the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, and accompanied by a certificate stating that in the course of the regular audit of the business of the Parent and its Subsidiaries such accounting firm has obtained no knowledge that a Event of Termination or Incipient Event of Termination has occurred and is continuing, or if in the opinion of such accounting firm, such a default has occurred and is continuing, a statement as to the nature thereof;

(iii) (A) as soon as available, and in any event within 90 days after the end of each fiscal year of the Seller, a balance sheet of the Seller as of the end of such fiscal year and a statement of income and retained earnings of the Seller for such fiscal year, certified by a Financial Officer of the Seller, and (B) as soon as available and in any event within 45 days after the end of the first, second and third quarterly accounting periods in each fiscal year of the Seller, a balance sheet of the Seller as of the end of such fiscal quarter and a statement of income and retained earnings of the Seller for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by a Financial Officer of the Seller;

(iv) as soon as possible and in any event within two Business Days after the occurrence of each Event of Termination or Incipient Event of Termination, a statement of a Financial Officer of the Seller setting forth details of such Event of Termination or Incipient Event of Termination and the action that the Seller has taken and proposes to take with respect thereto;

(v) as soon as possible and in any event within two Business Days after the Seller or the Servicer obtains knowledge thereof, notice of the occurrence of any event described in Section 7.01(d) with respect to any Designated CNB Customer, together with a new Asset Interest Report prepared as of such date reflecting the removal of the Assets related to such CNB Customer from the amount of all Eligible Assets;

(vi) promptly after the sending or filing thereof, copies of all reports that the Parent sends to any of its security holders, and copies of all reports and registration statements that the Parent or any of its Subsidiaries files with the SEC or any national securities exchange;

(vii) promptly after the filing or receiving thereof, copies of all reports and notices that the Parent or any ERISA Affiliate files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Parent or any ERISA Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Parent or any ERISA Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which could, in the

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

aggregate, result in the imposition of liability on the Parent and/or any such ERISA Affiliate in excess of $1,000,000;

(viii) at least 30 days prior to any change in the name or jurisdiction of organization of the Originator or the Seller, a notice setting forth the new name or jurisdiction of organization and the effective date thereof;

(ix) promptly after the Seller obtains knowledge thereof, notice of any “Event of Termination”, incipient “Event of Termination” or “Facility Termination Date” under the Sale Agreement;

(x) so long as any Capital shall be outstanding, as soon as possible and in any event no later than the day of occurrence thereof, notice that the Originator has stopped selling or contributing to the Seller pursuant to the Sale Agreement, all newly arising or acquired Pool Assets;

(xi) at the time of the delivery of the financial statements provided for in clauses (i), (ii) and (iii) of this paragraph, a certificate of a Financial Officer of the Seller to the effect that, to the best of such officer’s knowledge, no Incipient Event of Termination or Event of Termination has occurred and is continuing or, if any Incipient Event of Termination or Event of Termination has occurred and is continuing, specifying the nature and extent thereof;

(xii) promptly after receipt thereof, copies of all notices received by the Seller from any Person under or with respect to the Sale Agreement or any other Transaction Document;

(xiii) promptly after the Seller obtains knowledge thereof, notice of any judgment or any action, investigation or proceeding affecting the Parent or any of its Subsidiaries before any court, governmental agency or arbitrator which if determined adversely, could reasonably be expected to result in a Material Adverse Effect; and

(xiv) such other information respecting the Collateral or the condition or operations, financial or otherwise, of the Seller, the Parent or the Originator as the Program Agent or any Group Agent may from time to time reasonably request, to the extent such disclosure is permitted under applicable law, rule or regulation.

Reports and financial statements required to be delivered pursuant to clauses (i), (ii) and (vi) of this Section 5.01(i) shall be deemed to have been delivered on the date on which the Parent posts such reports, or reports containing such financial statements, on the Parent’s website on the Internet at http://www.colonialbank.com or when such reports, or reports containing such financial statements, are posted on the SEC’s website at www.sec.gov; provided that the Seller shall deliver paper copies of the reports and financial statements referred to in clauses (i), (ii) and (vi) of this Section 5.01(i) to the Program Agent or any Group Agent or Committed Purchaser who requests the Seller to deliver such paper copies until written notice to cease delivering paper copies is given by the Program Agent or such Group Agent or Committed Purchaser, as applicable.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

(j) Separateness.

(i) The Seller shall maintain at least one Independent Director on its board of directors at all times.

(ii) The Seller shall not direct or participate in the management of any of the Other Companies’ operations or of any other Person’s operations.

(iii) The Seller shall conduct its business from an office separate from that of the Other Companies and any other Person (but which may be located in the same facility as one or more of the Other Companies). The Seller shall have stationery and other business forms and a mailing address and a telephone number separate from that of the Other Companies and any other Person.

(iv) The Seller shall at all times be adequately capitalized in light of its contemplated business.

(v) The Seller shall at all times provide for its own operating expenses and liabilities from its own funds.

(vi) The Seller shall maintain its assets and transactions separately from those of the Other Companies and any other Person and reflect such assets and transactions in financial statements separate and distinct from those of the Other Companies and any other Person and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of the Other Companies and any other Person. The Seller shall hold itself out to the public under the Seller’s own name as a legal entity separate and distinct from the Other Companies. The Seller shall not hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for, any obligations of the Other Companies or any other Person.

(vii) The Seller shall not maintain any joint account with any Other Company or any other Person or become liable as a guarantor or otherwise with respect to any Debt or contractual obligation of any Other Company or any other Person.

(viii) The Seller shall not make any payment or distribution of assets with respect to any obligation of any Other Company or any other Person or grant an Adverse Claim on any of its assets to secure any obligation of any Other Company or any other Person.

(ix) The Seller shall not make loans, advances or otherwise extend credit to any of the Other Companies.

(x) The Seller shall comply in all respects with its Charter Documents and resolutions.

(xi) The Seller shall not engage in any transaction with any of the Other Companies, except as permitted by this Agreement and the other Transaction Documents.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

(xii) The Seller shall comply with (and cause to be true and correct) each of the facts and assumptions under the heading “Assumptions of Fact” contained in the “FDIC/FIRREA” opinion of Latham & Watkins LLP delivered pursuant to Section 3.01(g).

(k) Sale Agreement. The Seller will not amend, waive or modify any provision of the Sale Agreement or waive the occurrence of any “Event of Termination” under the Sale Agreement, without in each case the prior written consent of the Program Agent and each Group Agent. The Seller will perform all of its obligations under the Sale Agreement in all respects and will enforce the Sale Agreement in accordance with its terms.

(l) Nature of Business. The Seller will not engage in any business other than the purchase or acquisition of Transferred Assets from the Originator and the transactions contemplated by this Agreement. The Seller will not create or form any Subsidiary.

(m) Mergers, Etc. The Seller will not merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), any of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person, other than as specifically contemplated by this Agreement and the other Transaction Documents.

(n) Distributions, Etc. The Seller will not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any of its Stock, or return any capital to its shareholders as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any Stock of the Seller or any warrants, rights or options to acquire any such Stock, now or hereafter outstanding; provided, however, that the Seller may declare and pay cash dividends on its Stock to its shareholders so long as (i) no Event of Termination or Incipient Event of Termination shall then exist or would occur as a result thereof, (ii) such dividends are in compliance with all applicable law including the laws of the State of Delaware, (iii) such dividends have been approved by all necessary and appropriate corporate action of the Seller, and (iv) the board of directors of the Seller shall have determined that the Seller will have sufficient funds available to satisfy its obligations as they mature after giving effect to any such cash dividend. The Seller will not make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except for the purchase and receipt of capital contributions of Transferred Assets pursuant to the terms of the Sale Agreement.

(o) Debt. The Seller will not incur any Debt, other than any Debt incurred pursuant to this Agreement.

(p) Charter Documents. The Seller will not amend or delete or modify its Charter Documents without the prior written consent of the Program Agent.

(q) AOT Securities Accounts. The Seller will notify (or will cause the Servicer or the Originator to notify) the related Investor with respect to each AOT Security

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

constituting a Pool Asset to remit the Take-Out Price with respect to such AOT Security to an AOT Securities Account. The Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any AOT Securities Account, cash or cash proceeds other than the Take-Out Prices with respect to AOT Securities which are Pool Assets. The Seller will not add or terminate any securities account as an AOT Securities Account from those listed in Schedule 4.01(k) to this Agreement, or make any change in its instructions to Investors regarding payments to be made to any AOT Securities Account, unless the Program Agent shall have received notice of such addition, termination or change (including an updated Schedule 4.01(k)) and a fully executed AOT Security Custodial Agreement with respect to such new AOT Securities Account.

SECTION 5.02. Audit Rights. Until the latest of the Facility Termination Date or the date on which no Obligations shall be outstanding or the date all other amounts owed by the Seller hereunder to the Conduit Purchasers, the Committed Purchasers, the Group Agents or the Program Agent are paid in full, each of the Seller and the Servicer will, at their respective expense, from time to time upon reasonably prior written notice and during regular business hours as requested by the Program Agent or any Group Agent, permit the Program Agent, any Group Agent or their respective agents or representatives (including independent public accountants, which may be the Seller’s or the Parent’s independent public accountants), (i) to conduct audits of the Collateral and the related books and records and collections systems of the Seller or the Servicer, as the case may be, (ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller or the Servicer relating to Collateral, and (iii) to visit the offices and properties of the Seller or the Servicer for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to the Collateral or the Seller’s or the Servicer’s performance under the Transaction Documents or under the CNB Customer Transaction Documents with any of the officers or employees of the Seller or the Servicer having knowledge of such matters. The Seller shall reimburse the Program Agent for all costs and expense incurred in connection therewith; provided, that so long as no Event of Termination Event has occurred or is continuing, the Seller’s reimbursement obligations hereunder shall be limited to two such audits per calendar year (but without such limitation for follow-up audits if an audit deficiency is described during any such audit or follow-up audit).

ARTICLE VI

ADMINISTRATION AND COLLECTION OF ASSETS;

CUSTODY OF MORTGAGE FILES

SECTION 6.01. Designation of Servicer.

(a) The servicing, administration and collection of the Pool Assets shall be conducted by the Servicer so designated hereunder from time to time. Until the Program Agent gives notice to the Seller of the designation of a new Servicer in accordance with the terms hereof, Colonial Bank is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. At any time after the occurrence and during the continuance of a Servicer Default, the Program Agent may and, at the request of the Required Committed Purchasers, the Program Agent shall designate as Servicer any Person

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

(including itself) to succeed Colonial Bank or any successor Servicer, if such Person shall consent and agree to the terms hereof. The Servicer may, with the prior consent of the Program Agent and each Group Agent, subcontract with any other Person for the servicing, administration or collection of the Pool Assets. Any such subcontract shall not affect the Servicer’s liability for performance of its duties and obligations pursuant to the terms hereof, and shall automatically terminate upon designation of a successor Servicer. The Conduit Purchasers, Committed Purchasers and Agents shall not be deemed parties to such subcontract and shall have no liabilities, obligations or duties with respect to such subcontractor.

(b) Colonial Bank in its capacity as the Servicer shall not resign from the obligations and duties hereby imposed on it except upon the reasonable determination by the Servicer that the performance of its duties hereunder is no longer permissible under applicable law and there is no reasonable action which Colonial Bank could take to make the performance of its duties hereunder permissible under applicable law. In any case, Colonial Bank agrees that, upon its resignation or replacement as Servicer pursuant hereto, it will cooperate with the Program Agent and the successor Servicer in effecting the termination of its responsibilities and rights as Servicer hereunder, including, without limitation: (i) assisting the successor Servicer in enforcing all rights under the Collateral, (ii) transferring, promptly upon receipt, to the successor Servicer any Collections or other amounts related to the Pool Assets, (iii) transferring to the successor Servicer all books and records held by or under the control of Colonial Bank, (iv) permitting the successor Servicer to have reasonable access to all tapes, discs, diskettes and related property containing information concerning the Collateral, and (v) in the Program Agent’s discretion, either continuing to use at the direction of the successor Servicer, or taking all actions reasonably necessary to permit the successor Servicer to use, all computer software and hardware that may facilitate the Servicer’s access to and use of such information. Upon the resignation or replacement of Colonial Bank as Servicer, Colonial Bank shall no longer be entitled to the Servicer Fee accruing from and after the effective date of such resignation or replacement.

SECTION 6.02. Duties of Servicer.

(a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Asset from time to time, all in accordance in all respects with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit Policy. The Seller, the Program Agent, the Group Agents, the Committed Purchasers and the Conduit Purchasers hereby appoint the Servicer, from time to time designated pursuant to Section 6.01, as agent for themselves, to enforce their respective rights and interests in the Transferred Assets. In performing its duties as Servicer, the Servicer shall exercise the same care and apply the same policies as it would exercise and apply if it owned such Transferred Assets and shall act in the best interests of the Seller, the Conduit Purchasers, the Committed Purchasers, the Group Agents and the Program Agent. Without limiting the foregoing, the Servicer shall enforce all of the rights of the Seller (as assignee of the Originator) under each CNB Customer Transaction Document (including, without limitation, all rights of the Seller with respect to “Deficient Mortgage Loans” under, and as defined in, any AOT Agreement). The Servicer shall use its best efforts to cause the replacement of any Mortgage Loan contained in any AOT Mortgage Pool which for any reason fails to satisfy all

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

relevant criteria of the issuer of the related AOT Security, if necessary to avoid a “Security Issuance Failure” under, and as defined in, the related AOT Agreement.

(b) The Servicer shall administer the Collections in accordance with the procedures described in Section 2.04.

(c) If no Event of Termination or Incipient Event of Termination shall have occurred and be continuing, Colonial Bank, while it is the Servicer, may, in accordance with the Credit Policy, extend the maturity or adjust the Outstanding Balance of any Advance or COLB Mortgage Loan as it deems appropriate to maximize Collections thereof, or otherwise amend or modify other terms of any Advance or COLB Mortgage Loan, provided that the classification of any such Pool Asset as a Delinquent Asset or Defaulted Asset hereunder shall not be affected by any such extension, amendment or modification. The Servicer may not extend the maturity or adjust the Outstanding Balance or otherwise amend or modify any terms of any AOT Mortgage Loan or AOT Security.

(d) The Servicer shall hold in trust for the Seller and each Conduit Purchaser and Committed Purchaser, in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Transferred Assets. The Servicer shall mark the Originator’s master data processing records evidencing the Transferred Assets with a legend, acceptable to the Program Agent, evidencing that such Transferred Assets have been sold to the Seller. The Servicer shall stamp each CNB Customer Note with a legend clearly and conspicuously stating that such CNB Customer Note has been sold to the Seller pursuant to the Sale Agreement and that the Seller has pledged all of its right, title and interest in such CNB Customer Note to Citicorp North America, Inc., as Program Agent, pursuant to this Agreement and, consequently, such CNB Customer Note does not constitute the property of Colonial Bank, N.A. and is not available to satisfy any obligations due to creditors of Colonial Bank, N.A.

(e) The Servicer shall, as soon as practicable following receipt, turn over to the Person entitled thereto any cash collections or other cash proceeds received that are not Collections of the Pool Assets or proceeds of the Collateral.

(f) The Servicer shall, from time to time at the request of the Program Agent or any Group Agent, furnish to the Program Agent and the Group Agents (promptly after any such request) a calculation of the amounts set aside for the Conduit Purchasers, the Committed Purchasers and the Group Agents pursuant to Section 2.04.

(g) The Servicer shall, no less than monthly, monitor and mark to market (or review reports prepared by CNB Customers and counterparties to Interest Rate Hedges which mark to market) each Interest Rate Hedge. The Servicer shall, from time to time at the request of the Program Agent or any Group Agent, furnish to the Program Agent and the Group Agents (promptly after any such request) a report of such Interest Rate Hedges in detail reasonably satisfactory to the Program Agent. If the Mortgage Loan related to any Pool Asset, or any AOT Mortgage Pool or AOT Security, ceases at any time to be Designated for Delivery under a Take-Out Commitment due to the bankruptcy of the related CNB Customer, the Servicer shall acquire an Interest Rate Hedge with respect to such Mortgage Loan, AOT Mortgage Pool or AOT

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

Security sufficient to fully protect the value of such Mortgage Loan, AOT Mortgage Pool or AOT Security from the effect of changes in interest rates.

(h) The Servicer shall prepare and provide to the Agents:

(i) no later than 3:00 p.m. (New York City time) on each Weekly Reporting Date, an Asset Interest Report as of close of business on the immediately preceding Business Day;

(ii) no later than 3:00 p.m. (New York City time) on each Monthly Reporting Date, a Monthly Report relating to the Pool Assets outstanding on the last day of the immediately preceding Month;

(iii) as soon as possible and in any event within two Business Days after the occurrence of any Servicer Default, a statement of an officer of the Servicer setting forth details of such Servicer Default and the action that the Servicer has taken and proposes to take with respect thereto;

(iv) after the occurrence of an Event of Termination, a report listing each Mortgage Loan related to any Pool Asset in such detail as may be reasonably requested by the Program Agent upon five Business Days’ prior written notice to the Servicer; and

(v) any other reports reasonably requested by Program Agent upon ten Business Days’ prior written notice to the Servicer.

The Servicer shall transmit each Monthly Report and Asset Interest Report to the Agents concurrently by facsimile and by electronic mail (each an “E-Mail Report”). Each E-Mail Report shall be (A) formatted as the Program Agent may designate from time to time and shall be digitally signed and (B) sent to the Agents at an electronic mail address designated by each of them.

(i) Within five Business Days after the date that any Asset becomes a Pool Asset, the Servicer shall deliver to the Facility Custodian the original CNB Customer Note, if any, with respect to such Asset, endorsed in blank by the Seller or the Originator (without restriction or limitation other than without recourse).

(j) The Servicer shall consult in a timely manner with the Program Agent in connection with all actions to be taken by it with respect to the collection of Pool Assets of any Designated CNB Customer which is the subject of insolvency proceedings of the type described in Section 7.01(d), and, after such consultation, shall take any actions related thereto as directed by the Program Agent.

(k) On the date that a participation interest in any COLB Mortgage Loan becomes a Pool Asset, the Servicer shall deliver to the Facility Custodian the original COLB Participation Certificate with respect to such COLB Mortgage Loan, endorsed in blank by the Seller or the Originator (without restriction or limitation other than without recourse) and shall stamp the related Loan Participation Sale Agreement with a legend clearly and conspicuously stating that all right, title and interest in the participation interest acquired pursuant to such Loan

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

Participation Sale Agreement has been sold to the Seller pursuant to the Sale Agreement and that the Seller has pledged all of such right, title and interest to Citicorp North America, Inc., as Program Agent, pursuant to this Agreement and, consequently, such participation interest does not constitute the property of Colonial Bank, N.A. and is not available to satisfy any obligations due to creditors of Colonial Bank, N.A.

(l) On the date that a participation interest in any AOT Mortgage Pool becomes a Pool Asset, the Servicer shall deliver to the Facility Custodian the original AOT Participation Certificate with respect to such AOT Mortgage Pool, endorsed in blank by the Seller or the Originator (without restriction or limitation other than without recourse), and the related AOT Takeout Assignment, and shall stamp the related AOT Agreement with a legend clearly and conspicuously stating that all right, title and interest in the participation interest acquired pursuant to such AOT Agreement has been sold to the Seller pursuant to the Sale Agreement and that the Seller has pledged all of such right, title and interest to Citicorp North America, Inc., as Program Agent, pursuant to this Agreement and, consequently, such participation interest does not constitute the property of Colonial Bank, N.A. and is not available to satisfy any obligations due to creditors of Colonial Bank, N.A.

(m) On the “Settlement Date” (as defined in the related AOT Agreement) with respect to any AOT Security constituting a Pool Asset, the Servicer shall cause such AOT Security to be deposited into an AOT Securities Account.

SECTION 6.03. Certain Rights of the Agents. After the occurrence of an Event of Termination or the termination of Colonial Bank as Servicer pursuant to Section 6.01(a):

(a) the Program Agent may and, at the direction of the Required Committed Purchasers, the Program Agent shall notify the CNB Customers of Pool Assets, at any time and at the Seller’s expense, of the security interest granted under this Agreement and the transactions pursuant to the Sale Agreements;

(b) the Program Agent may, and, at the direction of the Required Committed Purchasers, the Program Agent shall to the extent permitted under applicable law, direct the CNB Customers of Pool Assets that all payments thereunder be made directly to the Program Agent or its designee;

(c) at the Program Agent’s request and at the Seller’s expense, the Seller shall notify each CNB Customer of Pool Assets of the security interest in the Pool Assets granted under this Agreement and the transactions pursuant to the Sale Agreements and direct that payment be made directly to the Program Agent or its designees;

(d) at the Program Agent’s request and at the Seller’s expense, the Seller and the Servicer shall (i) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Collateral, or that are otherwise necessary or desirable to collect the Pool Assets, and shall make the same available to the Program Agent at a place selected by the Program Agent or its designee, and (ii) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Assets in a manner acceptable to the Program Agent and, promptly upon receipt, remit all

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

such cash, checks and instruments, duly indorsed or with duly executed instruments of transfer, to the Program Agent or its designee; and

(e) the Seller authorizes the Program Agent to take any and all steps in the Seller’s name and on behalf of the Seller that are necessary or desirable, in the determination of the Program Agent, to collect amounts due under the Pool Assets, including, without limitation, endorsing the Seller’s name on checks and other instruments representing Collections of Pool Assets and enforcing the Seller’s rights under the other Collateral.

SECTION 6.04. Rights and Remedies.

(a) If the Servicer fails to perform any of its obligations under this Agreement, the Program Agent may (but shall not be required to) itself perform, or cause performance of, such obligation; and the Program Agent’s costs and expenses incurred in connection therewith shall be payable by the Servicer.

(b) The Seller shall perform its obligations under the CNB Customer Transaction Documents related to the Pool Assets and the exercise by the Program Agent on behalf of the Conduit Purchasers, the Committed Purchasers and the Group Agents of their rights under this Agreement shall not release the Originator, the Servicer, the Facility Custodian or the Seller from any of their duties or obligations with respect to any Pool Assets or related CNB Customer Transaction Documents. Neither the Program Agent, the Conduit Purchasers, the Group Agents nor the Committed Purchasers shall have any obligation or liability with respect to any Pool Assets or related CNB Customer Transaction Documents nor shall any of them or the Seller be obligated to perform the obligations of the Originator thereunder.

(c) In the event of any conflict between the provisions of Article VI of this Agreement and Article VI of any Sale Agreement, the provisions of Article VI of this Agreement shall control.

SECTION 6.05. Further Assurances. The Seller agrees from time to time, at its expense, to promptly execute and deliver all further instruments and documents, and to take all further actions, that may be reasonably necessary or desirable, or that the Program Agent or any Group Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted hereunder, or to enable the Conduit Purchasers, the Committed Purchasers, the Group Agents or the Program Agent to exercise and enforce their respective rights and remedies hereunder and under the other Transaction Documents. Without limiting the foregoing, the Seller hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, in any jurisdictions as any Agent may reasonably determine are necessary to perfect the security interest granted to the Program Agent pursuant to Section 2.11 hereof or the interests assigned pursuant to the Sale Agreement. Such financing statements filed against the Seller may describe the Collateral in the same manner specified in Section 2.11 hereof or in any other manner as the Program Agent may reasonably determine is necessary to ensure the perfection of such security interest, including, without limitation, describing such property as all assets or all personal property of the Seller whether now owned or hereafter acquired.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

SECTION 6.06. Covenants of the Servicer. Until the later of the Facility Termination Date and the date on which all Obligations shall be paid in full, unless the Program Agent shall otherwise consent, the Servicer:

(a) Extension or Amendment of Assets. Except as otherwise permitted in Section 6.02(c), will not extend, amend, waive or otherwise modify, the terms of any Pool Asset.

(b) Change in Business or Credit Policy. Will not make any change in the character of its business that would impair the collectibility of the Pool Assets or make any change in the Credit Policy.

(c) Change in Payment Instructions to CNB Customers. Will not add or terminate any bank account as a CNB Account from those listed in Schedule 4.01(k) to this Agreement, or make any change in its instructions to CNB Customers regarding payments to be made to the Seller or payments to be made to any CNB Account, unless the Program Agent shall have received notice of such addition, termination or change (including an updated Schedule 4.01(k)); provided, however, that in the case of suspected fraud with respect to any CNB Account, the Seller may terminate such CNB Account and add a new bank account to replace such terminated CNB Account if the Program Agent shall have received notice of such change and an updated Schedule 4.01(k) within 15 Business Days of such change.

(d) Deposits to CNB Customer Deposit Accounts. Will (or will cause the Seller or the Originator to) instruct all CNB Customers to remit all their payments in respect of Pool Assets to the related CNB Customer Deposit Accounts. The Servicer will (or will cause the Originator or the related CNB Customer) to notify the related Investor with respect to the Mortgage Loan related to each Pool Asset to remit the Take-Out Price with respect to such Mortgage Loan to the Investor Funding Account of such CNB Customer. The Servicer will cause the account bank with respect to any Third-Party Lender Account to remit all Collections received in such Third-Party Lender Account to the Seller promptly after the receipt thereof. The Servicer will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any CNB Customer Deposit Account or the Program Agent’s Account cash proceeds other than (i) Collections of Pool Assets and (ii) solely with respect to any Investor Funding Account, the excess of the Take-Out Price with respect to any Mortgage Loan over the amount of the Asset related to such Mortgage Loan.

(e) Maintenance of Records. Will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Assets and related CNB Customer Loan Agreements in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Assets (including, without limitation, records adequate to permit the daily identification of each Pool Asset and all Collections of and adjustments to each existing Pool Asset).

(f) AOT Securities Accounts. Will (or will cause the Originator to) instruct the related Investor with respect to each AOT Security constituting a Pool Asset to remit the Take-Out Price with respect to such AOT Security to an AOT Securities Account. The Servicer will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any AOT

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

Securities Account, cash or cash proceeds other than the Take-Out Prices with respect to AOT Securities which are Pool Assets. The Servicer will not add or terminate any securities account as an AOT Securities Account from those listed in Schedule 4.01(k) to this Agreement, or make any change in its instructions to Investors regarding payments to be made to any AOT Securities Account, unless the Program Agent shall have received notice of such addition, termination or change (including an updated Schedule 4.01(k)) and a fully executed AOT Security Custodial Agreement with respect to such new AOT Securities Account.

(g) True Sale of AOT Mortgage Pools. The Servicer shall comply with (and cause to be true and correct) each of the facts and assumptions contained in the “true sale” opinion of Akerman Senterfitt delivered pursuant to Section 3.01(g).

SECTION 6.07. Indemnities by the Servicer. Without limiting any other rights that the Program Agent, the Group Agents, the Conduit Purchasers, the Committed Purchasers or any of their respective Affiliates or members or any of their respective officers, directors, employees or advisors (each, an “Indemnified Party”) may have hereunder or under applicable law (including, without limitation, the right to recover damages for breach of contract), and in consideration of its appointment as Servicer, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all claims, losses, liabilities, damages and related costs and expenses (including reasonable attorneys’ fees and disbursements) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from any of its activities as Servicer hereunder. Without limiting or being limited by the foregoing, the Servicer shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i) any representation or warranty or statement made or deemed made by the Servicer under or in connection with this Agreement which shall have been false or incorrect in any respect when made;

(ii) the failure by the Servicer to comply with any applicable law, rule or regulation of any Governmental Entity with respect to any Transferred Asset; or the failure of any Transferred Asset to conform to any such applicable law, rule or regulation;

(iii) (A) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Collateral, (B) any Adverse Claim attaching to any Collateral (other than the Adverse Claim in favor of the Program Agent granted hereunder), and (C) the failure to vest and maintain vested in the Program Agent a first priority perfected security interest in the Collateral, including, without limitation, as a result of the failure of all or any portion of the Mortgage File with respect to any Mortgage Loan (including without limitation, any Wet Funding Loan) or any AOT Participation Certificate, COLB Participation Certificate or AOT Takeout Assignment to be held by the Facility Custodian;

(iv) any failure of the Servicer to perform its duties or obligations in accordance with the provisions of this Agreement or otherwise comply with any term, provision

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

or covenant contained in this Agreement, any Transaction Document or any CNB Customer Transaction Document to which it is a party;

(v) the commingling of Collections of Pool Assets (or any Related Security) at any time with other funds;

(vi) any Servicer Fees or other costs and expenses payable to any replacement Servicer, to the extent in excess of the Servicer Fees payable to the Servicer hereunder;

(vii) any act or omission by the Servicer which reduces or impairs the rights of the Program Agent, any Group Agent, any Conduit Purchaser or any Committed Purchaser with respect to any Collateral;

(viii) any claim brought by any Person other than an Indemnified Party arising from any activity by the Servicer or its Affiliates in servicing, administering or collecting any Transferred Assets;

(ix) the characterization in any Monthly Report, Asset Interest Report or other written statement made by or on behalf of the Servicer of any Pool Asset as an Eligible Asset or as included in the Net Conforming Pool Balance or the Net Non-Conforming Pool Balance which, as of the date on which such information was certified, is not an Eligible Asset or should not be included in the Net Conforming Pool Balance or the Net Non-Conforming Pool Balance, as applicable;

(x) the failure of any Mortgage Loan to be purchased (A) under the original Take-Out Commitment applicable to such Mortgage Loan for any reason (other than as a result of a Mortgage Loan which was an Eligible Mortgage Loan at the time it was sold by the Originator to the Seller having subsequently become a Defaulted Mortgage Loan or as the result of the bankruptcy of the related CNB Customer) including as a result of a change in the market value of such Mortgage Loan due to changes in interest rates, and (B) for an amount equal to the Take-Out Price first reported to the Program Agent when the Asset related to such Mortgage Loan first became a Pool Asset;

(xi) the failure of any Interest Rate Hedge to fully protect any Mortgage Loan, AOT Mortgage Pool or AOT Security from the effect of changes in interest rates;

(xii) the possession of the Mortgage Documents by any person other than the Facility Custodian;

(xiii) the failure of any Mortgaged Property to be covered by adequate hazard insurance;

(xiv) the failure of any Mortgage Loan, any AOT Security or any Take-Out Commitment to constitute, for any reason (including, without limitation, any fraud on the part of any Mortgagor of any Mortgage Loan, any CNB Customer or the Originator), the legal, valid and binding obligation of the Mortgagor of such Mortgage Loan, the issuer of such AOT

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

Security, or Investor, as applicable, enforceable against such Mortgagor, issuer or Investor in accordance with its terms (subject to Enforceability Exceptions);

(xv) the failure of any Mortgage Document with respect to any Mortgage Loan (including, without limitation, the related Mortgage File) to be accurate and complete;

(xvi) the failure of any AOT Security to be issued with respect to any AOT Mortgage Pool for any reason (other than as a result of the bankruptcy of the related CNB Customer) including as a result of a change in the market value of such AOT Mortgage Pool due to changes in interest rates;

(xvii) the failure of any AOT Security to be purchased (A) under the original Mandatory Take-Out Commitment applicable to such AOT Security for any reason (other than as a result of the bankruptcy of the related CNB Customer) including as a result of a change in the market value of such AOT Security or the related AOT Mortgage Pool due to changes in interest rates, and (B) for an amount equal to the Take-Out Price first reported to the Program Agent when a participation interest in the AOT Mortgage Pool with respect to such AOT Security first became a Pool Asset;

(xviii) the release of funds from any CNB Customer Deposit Account or AOT Securities Account to any CNB Customer which is the subject of any bankruptcy or insolvency proceeding, absent a court order directing that such funds be released to such CNB Customer; and

(xix) the failure by the Seller to comply with any applicable law, rule or regulation of the State of Florida; or the failure of any Transferred Asset to conform to any such applicable law, rule or regulation.

(b) Notwithstanding the foregoing, the Servicer shall not be liable to any Indemnified Party for any Indemnified Amounts (i) to the extent found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party, (ii) resulting from a default by the Mortgagor under the terms of any Mortgage Loan which was an Eligible Mortgage Loan at the time it was sold by the Originator to the Seller, (iii) resulting from the failure of any CNB Customer to pay amounts due under the terms of any CNB Customer Loan or from the impairment of any Underlying Collateral, in each case as a result of the bankruptcy of such CNB Customer, (iv) resulting from the failure of any Mortgage Loan to be purchased under a Take-Out Commitment due to a default by the Mortgagor thereof under the terms of such Mortgage Loan which was an Eligible Mortgage Loan at the time it was sold by the Originator to the Seller or the bankruptcy of the related CNB Customer, or (v) constituting taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party.

(c) Any amounts subject to the indemnification provisions of this Section 6.07 shall be paid by the Servicer to the related Indemnified Party within five Business Days following demand therefor accompanied by reasonable supporting documentation with respect to

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

such amounts. Notwithstanding anything to the contrary in this Agreement, solely for purposes of this Section 6.07, any representation, warranty or covenant qualified by materiality or the occurrence of a Material Adverse Effect shall not be so qualified.

SECTION 6.08. Clean Up Call. The Servicer shall have the right, but not the obligation, on any Settlement Date following the reduction of the aggregate outstanding balance of all Assets to a level that is less than 10.0% of the aggregate outstanding balance of all Assets as of the Closing Date, to repurchase from the Seller all, but not less than all, of the then outstanding Assets. The purchase price in respect thereof shall be an amount equal to the “Repurchase Price” (as defined below). Such purchase shall be without representation, warranty or recourse of any kind by, on the part of, or against the Seller, any Purchaser, any Group Agent or the Program Agent. The Servicer shall give the Seller, each Group Agent and the Program Agent at least 10 days’ prior written notice of the Settlement Date on which the Servicer intends to purchase the Assets. Not later than 12:00 noon, New York City time, on such day, the Servicer shall pay to the Agent, for the benefit of the Purchasers, an amount equal to the Repurchase Price in immediately available funds. Upon such purchase, the lien of the Beneficiaries on the Underlying Collateral with respect to such Assets shall be released in accordance with Section 2.15. For purposes of this Section 6.08, “Repurchase Price” shall mean, with respect to any Settlement Date, after giving effect to any deposits and distributions otherwise to be made on such Settlement Date, the sum of (i) the aggregate Capital of all Asset Interests on such Settlement Date plus (ii) all accrued and unpaid Yield on all Asset Interests with Fixed Periods ending on or prior to such Settlement Date plus any Yield to become due with respect to any outstanding Asset Interests on such Settlement Date plus (iii) all Fees accrued and unpaid as of such date plus (iv) all Indemnified Amounts and any other Obligations owed to the Program Agent, any Group Agent and any Purchaser pursuant to this Agreement.

SECTION 6.09. Custody of Mortgage Files and Other Documents. The Servicer shall cause the Facility Custodian, pursuant to the Custodial Agreement, to maintain possession of each AOT Participation Certificate, COLB Participation Certificate, AOT Takeout Assignment and the Mortgage File with respect to each Mortgage Loan which constitutes security for any Pool Asset except for any Mortgage Documents (x) held by any Investor pursuant to a bailment letter or (y) held by the agent with respect thereto in connection with any Indirect Syndicated Loan Agreement. Until the Program Agent gives notice to the Seller of the designation of a new Facility Custodian in accordance with the terms of the Custodial Agreement, Colonial Bank is hereby designated as the Facility Custodian. At any time that the long term senior unsecured debt of the Facility Custodian shall fail to be (i) rated at least BB+ by S&P and at least Baa3 by Moody’s, or (ii) rated at least BBB- by S&P and at least Ba1 by Moody’s, the Program Agent may and, at the request of the Required Committed Purchasers, the Program Agent shall, terminate the Facility Custodian as Facility Custodian under the Custodial Agreement and designate a Person acceptable to the Program Agent as Facility Custodian to succeed the Facility Custodian.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

ARTICLE VII

EVENTS OF TERMINATION

SECTION 7.01. Events of Termination. If any of the following events (“Events of Termination”) shall occur and be continuing:

(a) (i) The Seller, the Facility Custodian or the Originator shall fail to perform or observe any term, covenant or agreement under any Transaction Document (other than as referred to in clauses (ii) or (iii) below) and such failure shall remain unremedied for ten Business Days, (ii) the Seller, the Facility Custodian or the Originator shall fail to make any payment or deposit to be made by it under and Transaction Document when due with respect to the payment of the Capital of the Asset Interests or any Yield or Fees or (iii) the Seller, the Facility Custodian or the Originator shall fail to make any other payment or deposit to be made by it hereunder when due and such failure shall remain unremedied for two Business Days;

(b) Any representation or warranty made or deemed made by the Seller, the Facility Custodian or the Originator (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Seller, the Facility Custodian or the Originator pursuant to this Agreement or any other Transaction Document shall prove to have been incorrect or untrue when made or deemed made or delivered and, solely in the case of any representation or warranty which relates solely to one or more Assets incorrectly characterized as Eligible Assets, the Seller shall have failed to make any payment in respect of any Deemed Collection resulting therefrom pursuant to Section 2.04(a);

(c) The Seller, the Facility Custodian or the Originator shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding (and in a principal amount of at least $70,000,000 in the aggregate in the case of the Originator or the Facility Custodian), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof;

(d) The Seller, the Facility Custodian or the Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, the Facility Custodian or the Originator seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Originator (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any proceeding or petition shall be instituted or adopted for the winding up of the Seller, the Facility Custodian or the Originator (whether or not in the context of a bankruptcy or insolvency proceeding); or the Seller, the Facility Custodian or the Originator shall take any corporate or other action to authorize any of the actions set forth above in this subsection (d);

(e) The PBGC or the Internal Revenue Service shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA or Section 6320 of the Code with regard to the assets of the Parent, the Seller, the Facility Custodian or the Originator;

(f) Any Transaction Document shall cease to be in full force and effect, or the Seller, the Servicer or the Originator shall attempt to terminate or assert the invalidity or unenforceability of any Transaction Document or any provision thereof;

(g) A Change in Control shall occur;

(h) There shall have occurred any event which in the reasonable discretion of the Program Agent may materially adversely affect (i) the collectibility, value or marketability of the Pool Assets or the Underlying Collateral with respect thereto, (ii) the legality, validity or enforceability of any Transaction Document or CNB Customer Transaction Document or (iii) the ability of the Seller, the Facility Custodian, the Originator or the Servicer to collect the Pool Assets or the Underlying Collateral with respect thereto, or otherwise perform their obligations under this Agreement and the other Transaction Documents or the CNB Customer Transaction Documents;

(i) One or more judgments for the payment of money in an aggregate amount in excess of $70,000,000 (except to the extent covered by insurance as to which the insurer has acknowledged such coverage in writing) shall be rendered against the Originator the Servicer, the Facility Custodian or any of their Subsidiaries (other than the Seller) or a combination thereof, and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be taken by a judgment creditor to attach or levy upon any assets of the Originator, the Facility Custodian or the Servicer or any of their respective Subsidiaries (other than the Seller) to enforce any such judgment;

(j) One or more judgments for the payment of money shall be rendered against the Seller or any action shall be taken by a judgment creditor to attach or levy upon any assets of the Seller;

(k) (i) A Servicer Default shall occur or (ii) Colonial Bank shall resign or cease to perform as Servicer hereunder (other than solely as a result of its termination or replacement by the Program Agent in accordance with Article VI);

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

(l) The Originator shall breach any of the material provisions of the Sale Agreement or an “Event of Termination” shall occur under the Sale Agreement;

(m) The Originator shall for any reason cease to sell or contribute to the Seller pursuant to the Sale Agreement, all newly arising or acquired Assets with respect to all Designated CNB Customers;

(n) An Asset Interest Excess shall occur and remain unremedied for two Business Days;

(o) Any Monthly Report or Asset Interest Report shall not be delivered when due and such failure shall continue for two Business Days;

(p) As of the last day of any Month, the Asset Turnover Days for such Month shall exceed 75 days; or

(q) The security interest created pursuant to Section 2.11 shall for any reason cease to be a valid and perfected first priority security interest in the Collateral or there shall exist any Adverse Claims on the Collateral;

then, and in any such event, any or all of the following actions may be taken by notice to the Seller: (1) the Program Agent may in its discretion, and shall, at the direction of the Group Agents, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred), (2) the Program Agent may in its discretion, and shall, at the direction of any Group Agent, declare the Commitment Termination Date to have occurred (in which case the Commitment Termination Date shall be deemed to have occurred), (3) without limiting any other right under this Agreement or the Custodial Agreement to replace the Facility Custodian, the Program Agent may in its discretion, and shall, at the direction of the Required Committed Purchasers, designate another Person to succeed the then current Facility Custodian as the Facility Custodian and (4) if such event is a Servicer Default, and without limiting any other right under this Agreement to replace the Servicer, the Program Agent may in its discretion, and shall, at the direction of the Required Committed Purchasers, designate another Person to succeed the then current Servicer as the Servicer; provided, that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in Section 7.01(d), the Facility Termination Date and the Commitment Termination Date shall occur, Colonial Bank (if it is then serving as the Facility Custodian) shall cease to be the Facility Custodian, and the Program Agent or its designee shall appoint another Person to act as Facility Custodian, and Colonial Bank (if it is then serving as the Servicer) shall cease to be the Servicer, and the Program Agent or its designee shall become the Servicer. Upon any such declaration or designation or upon such automatic termination, the Conduit Purchasers, the Group Agents, the Committed Purchasers and the Program Agent shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

ARTICLE VIII

THE PROGRAM AGENT

SECTION 8.01. Authorization and Action. Each Conduit Purchaser, Group Agent and each Committed Purchaser hereby appoints and authorizes the Program Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Program Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. The Program Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Program Agent. The Program Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller, the Servicer or the Originator. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Program Agent ever be required to take any action which exposes the Program Agent to personal liability or which is contrary to any provision of any Transaction Document or applicable law.

SECTION 8.02. Program Agent’s Reliance, Etc. Neither the Program Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Program Agent under or in connection with this Agreement (including, without limitation, the Program Agent’s servicing, administering or collecting Pool Assets as Servicer) or any other Transaction Document, except for its or their own gross negligence or willful misconduct as determined by a final, nonappealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Program Agent: (a) may consult with legal counsel (including counsel for any Group Agent, the Seller, the Originator and the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Group Agent, Conduit Purchaser or Committed Purchaser (whether written or oral) and shall not be responsible to any Group Agent, Conduit Purchaser or Committed Purchaser for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of the Seller, the Originator, the Servicer or any Custodian or to inspect the property (including the books and records) of the Seller, the Originator, the Servicer or any Custodian; (d) shall not be responsible to any Group Agent, Conduit Purchaser or Committed Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto; and (e) shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03. CNAI and Affiliates. The obligation of Citibank to make Asset Interests under this Agreement may be satisfied by CNAI or any of its Affiliates. With respect to

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

any purchase made by it, CNAI shall have the same rights and powers under this Agreement as any Committed Purchaser and may exercise the same as though it were not the Program Agent. CNAI and any of its Affiliates may generally engage in any kind of business with the Seller, the Parent, the Originator, the Servicer, any CNB Customer or any Investor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller, the Parent, the Originator, the Servicer, any Custodian, any CNB Customer, any Investor or any of their respective Affiliates, all as if CNAI were not the Program Agent and without any duty to account therefor to the Group Agents, the Conduit Purchasers, the Committed Purchasers or any other Person.

SECTION 8.04. Indemnification of Program Agent. Each Committed Purchaser agrees to indemnify the Program Agent (to the extent not reimbursed by the Seller or the Originator), ratably according to the respective Percentage of such Committed Purchaser, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Program Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Program Agent under this Agreement or any other Transaction Document, provided that no Committed Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Program Agent’s gross negligence or willful misconduct as determined in a final, nonappealable judgment of a court of competent jurisdiction.

SECTION 8.05. Delegation of Duties. The Program Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Program Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 8.06. Action or Inaction by Program Agent. The Program Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Group Agents and assurance of its indemnification by the Committed Purchasers, as it deems appropriate. The Program Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Group Agents and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Conduit Purchasers, Committed Purchasers, the Program Agent and the Group Agents.

SECTION 8.07. Notice of Events of Termination. The Program Agent shall not be deemed to have knowledge or notice of the occurrence of any Incipient Event of Termination or of any Event of Termination unless the Program Agent has received written notice from any Group Agent, Conduit Purchaser, Committed Purchaser, the Servicer, the Originator or the Seller stating that an Incipient Event of Termination or Event of Termination has occurred hereunder and describing such Incipient Event of Termination or Event of Termination. If the Program Agent receives such a notice, it shall promptly give notice thereof to each Group Agent whereupon each Group Agent shall promptly give notice thereof to its respective Conduit Purchasers and Related Committed Purchasers. The Program Agent shall take such action

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

concerning an Incipient Event of Termination or an Event of Termination as may be directed by the Group Agents (subject to the other provisions of this Article VIII), but until the Program Agent receives such directions, the Program Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Program Agent deems advisable and in the best interests of the Conduit Purchasers and Committed Purchasers.

SECTION 8.08. Non-Reliance on Program Agent and Other Parties. Each Group Agent, Conduit Purchaser and Committed Purchaser expressly acknowledges that neither the Program Agent, any of its Affiliates nor any of their respective, directors, officers, agents or employees has made any representations or warranties to it and that no act by the Program Agent hereafter taken, including any review of the affairs of the Seller, the Servicer, the Parent or the Originator, shall be deemed to constitute any representation or warranty by the Program Agent. Each Conduit Purchaser and Committed Purchaser represents and warrants to the Program Agent that, independently and without reliance upon the Program Agent, any of its Affiliates, any Group Agent (except to the extent otherwise agreed in writing between such Conduit Purchaser and its Group Agent) or any other Conduit Purchaser or Committed Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Parent and the Originator, and the purchase of Asset Interests and its own decision to enter into this Agreement and to take, or omit, action under this Agreement or any other Transaction Document. Except for items expressly required to be delivered under this Agreement or any other Transaction Document by the Program Agent to any Group Agent, Conduit Purchaser or Committed Purchaser, the Program Agent shall not have any duty or responsibility to provide any Group Agent, Conduit Purchaser or Committed Purchaser with any information concerning the Seller, the Servicer, the Parent or the Originator or any of their Affiliates that comes into the possession of the Program Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 8.09. Successor Program Agent. The Program Agent may, upon at least thirty (30) days’ notice to the Seller and each Group Agent, resign as Program Agent. Such resignation shall not become effective until a successor agent is appointed by the Group Agents (with the approval of the Seller, which approval shall not be unreasonably withheld and shall not be required if an Incipient Event of Termination or an Event of Termination has occurred and is continuing) and has accepted such appointment. Upon such acceptance of its appointment as Program Agent hereunder by a successor Program Agent, such successor Program Agent shall succeed to and become vested with all the rights and duties of the retiring Program Agent, and the retiring Program Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Program Agent’s resignation hereunder, the provisions of this Article VIII, Section 6.07 and Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Program Agent.

SECTION 8.10. Reports and Notices. The Program Agent hereby agrees to provide each Group Agent with copies of all material notices, reports and other documents provided to the Program Agent by the Seller, the Facility Custodian or the Servicer hereunder (other than any notices received by the Program Agent referred to in the definition of Assignee Rate) which are not otherwise required to be provided by the Seller, the Facility Custodian or the Servicer directly to the Group Agents in accordance with the terms hereof.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

ARTICLE IX

THE GROUP AGENTS

SECTION 9.01. Authorization and Action. Each Conduit Purchaser and each Committed Purchaser which belongs to the same Group hereby appoints and authorizes the Group Agent for such Group to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to such Group Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. No Group Agent shall have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against any Group Agent. No Group Agent assumes, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or the Originator. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall any Group Agent ever be required to take any action which exposes such Group Agent to personal liability or which is contrary to any provision of any Transaction Document or applicable law.

SECTION 9.02. Group Agent’s Reliance, Etc. No Group Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as a Group Agent under or in connection with this Agreement or the other Transaction Documents (a) with the consent or at the request or direction of the Conduit Purchasers and Committed Purchasers in its Group or (b) in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, a Group Agent: (i) may consult with legal counsel (including counsel for the Program Agent, the Seller, the Servicer or the Originator), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Conduit Purchaser or Committed Purchaser (whether written or oral) and shall not be responsible to any Conduit Purchaser or Committed Purchaser for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Transaction Document; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of the Seller, the Originator or any other Person or to inspect the property (including the books and records) of the Seller, the Originator or the Servicer; (d) shall not be responsible to any Conduit Purchaser or any Committed Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Transaction Documents or any other instrument or document furnished pursuant hereto; and (e) shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 9.03. Group Agent and Affiliates. With respect to any Asset Interests made by it, each Group Agent shall have the same rights and powers under this Agreement as any Committed Purchaser and may exercise the same as though it were not a Group Agent. Each Group Agent and any of its Affiliates may generally engage in any kind of business with the

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

Seller, the Parent, the Originator, the Servicer, any Custodian, any CNB Customer or any Investor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller, the Parent, the Originator, the Servicer, any Custodian, any CNB Customer, any Investor or any of their respective Affiliates, all as if such Group Agent were not a Group Agent and without any duty to account therefor to any Conduit Purchasers, Committed Purchaser or any other Person.

SECTION 9.04. Indemnification of Group Agents. Each Committed Purchaser in any Group agrees to indemnify the Group Agent for such Group (to the extent not reimbursed by the Seller or the Originator), ratably according to the proportion of the Percentage of such Committed Purchaser to the aggregate Percentages of all Committed Purchasers in such Group, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Group Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by such Group Agent under this Agreement or any other Transaction Document, provided that no Committed Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Group Agent’s gross negligence or willful misconduct.

SECTION 9.05. Delegation of Duties. Each Group Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Group Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 9.06. Action or Inaction by Group Agents. Each Group Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Conduit Purchasers and Committed Purchasers in its Group and assurance of its indemnification by the Committed Purchasers in its Group, as it deems appropriate. Each Group Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Conduit Purchasers and Committed Purchasers in its Group, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Conduit Purchasers and Committed Purchasers in its Group.

SECTION 9.07. Notice of Events of Termination. No Group Agent shall be deemed to have knowledge or notice of the occurrence of any Incipient Event of Termination or of any Event of Termination unless such Group Agent has received notice from the Program Agent, any other Group Agent, any Conduit Purchaser or Committed Purchaser, the Servicer, the Originator or the Seller stating that an Incipient Event of Termination or Event of Termination has occurred hereunder and describing such Incipient Event of Termination or Event of Termination. If a Group Agent receives such a notice, it shall promptly give notice thereof to the Conduit Purchasers and Committed Purchasers in its Group and to the Program Agent (but only if such notice received by such Group Agent was not sent by the Program Agent). The Group Agent shall take such action concerning an Incipient Event of Termination or an Event of Termination as may be directed by the Conduit Purchasers and Committed Purchasers in its Group (subject to

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

the other provisions of this Article IX), but until such Group Agent receives such directions, such Group Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as such Group Agent deems advisable and in the best interests of the Conduit Purchasers and Committed Purchasers in its Group.

SECTION 9.08. Non-Reliance on Group Agents and Other Parties. Except to the extent otherwise agreed to in writing between a Conduit Purchaser and its Group Agent, each Conduit Purchaser and Committed Purchaser in the same Group expressly acknowledges that neither the Group Agent for its Group, any of its Affiliates nor any of such Group Agent’s or Affiliate’s directors, officers, agents, or employees has made any representations or warranties to it that no act by such Group Agent hereafter taken, including any review of the affairs of the Seller, the Parent or the Originator, shall be deemed to constitute any representation or warranty by such Group Agent. Except to the extent otherwise agreed to in writing between a Conduit Purchaser and its Group Agent, each Conduit Purchaser and Committed Purchaser in the same Group represents and warrants to the Group Agent for such Group, independently and without reliance upon such Group Agent, any of its Affiliates, any other Group Agent, the Program Agent or any other Conduit Purchaser or Committed Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Parent, the Originator and the purchase of Asset Interests and its own decision to enter into this Agreement and to take, or omit, action under this Agreement or any other Transaction Document. Except for items expressly required to be delivered under this Agreement or any other Transaction Document by a Group Agent to any Conduit Purchaser or Committed Purchaser in its Group, no Group Agent shall have any duty or responsibility to provide any Conduit Purchaser or Committed Purchaser in its Group with any information concerning the Seller, the Servicer, the Parent, the Originator or any of their Affiliates that comes into the possession of such Group Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 9.09. Successor Group Agents. Any Group Agent may, upon at least thirty (30), days’ notice to the Program Agent, the Seller and the Conduit Purchasers and Committed Purchasers in its Group, resign as Group Agent for its Group. Such resignation shall not become effective until a successor group agent is appointed by the Conduit Purchasers and Committed Purchasers in such Group and has accepted such appointment. Upon such acceptance of its appointment as Group Agent for such Group hereunder by a successor Group Agent, such successor Group Agent shall succeed to and become vested with all the rights and duties of the retiring Group Agent, and the retiring Group Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Group Agent’s resignation hereunder, the provisions of this Article IX, Section 6.07 and Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Group Agent.

SECTION 9.10. Reliance on Group Agents. Unless otherwise advised in writing by a Group Agent or by any Conduit Purchaser or Committed Purchaser in such Group Agent’s Group, each party to this Agreement may assume that (a) such Group Agent is acting for the benefit and on behalf of each of the Conduit Purchasers and Committed Purchasers in its Group, as well as for the benefit of each assignee or other transferee from any such Person, and (b) each

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

action taken by such Group Agent has been duly authorized and approved by all necessary action on the part of the Conduit Purchasers and Committed Purchasers in its Group.

ARTICLE X

INDEMNIFICATION

SECTION 10.01. Indemnities by the Seller. (a) Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law (including, without limitation, the right to recover damages for breach of contract), the Seller hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts arising out of or resulting from this Agreement or the other Transaction Documents or the use of proceeds of the sale of Asset Interests or the security interest granted hereunder or in respect of any Collateral. Without limiting or being limited by the foregoing, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i) the characterization in any Monthly Report, Asset Interest Report or other written statement made by or on behalf of the Seller of any Pool Asset as an Eligible Asset or as included in the Net Conforming Pool Balance or the Net Non-Conforming Pool Balance which, as of the date on which such information was certified, is not an Eligible Asset or should not be included in the Net Conforming Pool Balance or the Net Non-Conforming Pool Balance, as applicable;

(ii) any representation or warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement or any of the other Transaction Documents which shall have been incorrect in any respect when made or deemed made;

(iii) the failure by the Seller to comply with any applicable law, rule or regulation of any Governmental Entity with respect to any Transferred Asset; or the failure of any Transferred Asset to conform to any such applicable law, rule or regulation;

(iv) the failure to vest and maintain vested in the Program Agent a first priority perfected security interest in the Collateral;

(v) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Collateral;

(vi) any dispute, claim, offset or defense (other than discharge in bankruptcy or insolvency of the related CNB Customer) of a CNB Customer to the payment of any Pool Asset, whether or not raised in connection with any litigation or arbitration (including, without limitation, a defense based on such Pool Asset or the related CNB Customer Transaction Document not being a legal, valid and binding obligation of such CNB Customer enforceable against it in accordance with its terms), or any other claim relating to collection activities with respect to such Pool Asset;

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

(vii) any dispute, claim, offset or defense (other than discharge in bankruptcy or insolvency of the related Mortgagor) of a Mortgagor to the payment of any Mortgage Loan (including, without limitation, a defense based on such Mortgage Loan not being a legal, valid and binding obligation of such Mortgagor enforceable against it in accordance with its terms), or any other claim relating to collection activities with respect to such Mortgage Loan;

(viii) any failure of the Seller to comply with any term, provision or covenant contained in this Agreement or any other Transaction Document to which it is a party, or to perform its duties or obligations under the CNB Customer Transaction Documents;

(ix) any claim or suit arising out of or in connection with any Pool Asset or the Mortgage Loan related thereto;

(x) the commingling of Collections of Pool Assets (or any Related Security) at any time with other funds;

(xi) any investigation, litigation or proceeding related to this Agreement, any other Transaction Document or the use of proceeds of Asset Interests or in respect of any Pool Asset or any Collateral;

(xii) any claim brought by any Person other than an Indemnified Party arising from any activity by the Seller in servicing, administering or collecting any Pool Asset;

(xiii) the sale by the Originator, or the purchase by the Seller, of any Pool Asset in violation of any applicable law, rule or regulation of any Governmental Entity or any contractual obligation of the Originator;

(xiv) any Adverse Claim attaching to any Pool Asset or any Collateral with respect thereto, other than a Lien created under the Transaction Documents;

(xv) except to the extent such taxes constitute income taxes incurred by such Indemnified Party arising out of or as a result of this Agreement or the security interest in the Collateral, (A) the failure to pay when due any and all stamp, sales, transfer, excise, personal property and other taxes and fees payable by the Seller or the Originator in connection with the Collateral or the execution, delivery, filing and recording of this Agreement or the other agreements and documents to be delivered hereunder (including any UCC financing statements) and (B) the payment by such Indemnified Party of taxes, including, without limitation, any taxes imposed by any jurisdiction on amounts payable and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, to the extent caused by the Seller’s actions or failure to act in breach of this Agreement;

(xvi) any failure by the Seller to give reasonably equivalent value to the Originator in consideration for the transfer by the Originator to the Seller of any Transferred Assets, or any attempt by any Person to void any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

(xvii) the inability of any Agent, the Conduit Purchasers or the Committed Purchasers to exercise their rights under this Agreement to review any CNB Customer Loan Agreement which contains a confidentiality provision that purports to restrict its ability to do so, or any litigation or proceeding relating to any such confidentiality provision;

(xviii) the failure of any Mortgage Loan to be purchased (A) under the original Take-Out Commitment applicable to such Mortgage Loan for any reason (other than as a result of a Mortgage Loan which was an Eligible Mortgage Loan at the time it was sold by the Originator to the Seller having subsequently become a Defaulted Mortgage Loan or as the result of the bankruptcy of the related CNB Customer) including as a result of a change in the market value of such Mortgage Loan due to changes in interest rates, and (B) for an amount equal to the Take-Out Price first reported to the Program Agent when the Asset related to such Mortgage Loan first became a Pool Asset;

(xix) the failure of any Interest Rate Hedge to fully protect any Mortgage Loan, AOT Mortgage Pool or AOT Security from the effect of changes in interest rates;

(xx) the possession of the Mortgage Documents by any person other than the Facility Custodian;

(xxi) the failure of any Mortgaged Property to be covered by adequate hazard insurance;

(xxii) the failure of any Mortgage Loan, any AOT Security or any Take-Out Commitment to constitute, for any reason (including, without limitation, any fraud on the part of any Mortgagor of any Mortgage Loan, any CNB Customer or the Originator), the legal, valid and binding obligation of the Mortgagor of such Mortgage Loan, the issuer of such AOT Security, or Investor, as applicable, enforceable against such Mortgagor, issuer or Investor in accordance with its terms (subject to Enforceability Exceptions);

(xxiii) the failure of any Mortgage Document with respect to any Mortgage Loan (including, without limitation, the related Mortgage File) to be accurate and complete;

(xxiv) the failure of any AOT Security to be issued with respect to any AOT Mortgage Pool for any reason (other than as a result of the bankruptcy of the related CNB Customer) including as a result of a change in the market value of such AOT Mortgage Pool due to changes in interest rates;

(xxv) the failure of any AOT Security to be purchased (A) under the original Mandatory Take-Out Commitment applicable to such AOT Security for any reason (other than as a result of the bankruptcy of the related CNB Customer) including as a result of a change in the market value of such AOT Security or the related AOT Mortgage Pool due to changes in interest rates, and (B) for an amount equal to the Take-Out Price first reported to the Program Agent when a participation interest in the AOT Mortgage Pool with respect to such AOT Security first became a Pool Asset; and

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

(xxvi) the release of funds from any CNB Customer Deposit Account or AOT Securities Account to any CNB Customer which is the subject of any bankruptcy or insolvency proceeding, absent a court order directing that such funds be released to such CNB Customer.

(b) Notwithstanding the foregoing, the Seller shall not be liable to any Indemnified Party for any Indemnified Amounts, (i) to the extent found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party, (ii) resulting from a default by the Mortgagor under the terms of any Mortgage Loan which was an Eligible Mortgage Loan at the time it was sold by the Originator to the Seller, (iii) resulting from the failure of any CNB Customer to pay amounts due under the terms of any CNB Customer Loan or from the impairment of any Underlying Collateral, in each case as a result of the bankruptcy of such CNB Customer, (iv) resulting from the failure of any Mortgage Loan to be purchased under a Take-Out Commitment due to a default by the Mortgagor thereof under the terms of such Mortgage Loan which was an Eligible Mortgage Loan at the time it was sold by the Originator to the Seller or the bankruptcy of the related CNB Customer, or (v) constituting taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party.

(c) Any amounts subject to the indemnification provisions of this Section 10.01 shall be paid by the Seller to the related Indemnified Party within five Business Days following demand therefor accompanied by reasonable supporting documentation with respect to such amounts. Notwithstanding anything to the contrary in this Agreement, solely for purposes of this Section 10.01, any representation, warranty or covenant qualified by materiality or the occurrence of a Material Adverse Effect shall not be so qualified.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01. Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or consent to any departure by the Seller or the Servicer therefrom shall be effective unless in a writing signed by the Required Committed Purchasers and the Program Agent (and, in the case of any amendment, also signed by the Seller and the Servicer) and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that the signature of the Seller and Colonial Bank shall not be required for the effectiveness of any amendment which modifies the representations, warranties, covenants or responsibilities of the Servicer at any time when the Servicer is not Colonial Bank or an Affiliate of Colonial Bank or a successor Servicer is designated by the Program Agent pursuant to Section 6.01,; provided, further, that no such modification or waiver shall, without the consent of each affected Conduit Purchaser and Committed Purchaser:

(i) amend the definitions of Asset Interest, Approved Private Investor, Eligible Asset, Eligible Designated CNB Customer, Eligible Mortgage Loan, Net Conforming Pool Balance, Net Non-Conforming Pool Balance or Required Committed Purchasers; or

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

(ii) amend, modify or waive any provision of this Agreement in any way which would:

(A) reduce the amount of Capital or Yield that is payable on account of any Asset Interest or delay any scheduled date for payment thereof; or

(B) reduce any Fees payable by the Seller or delay the dates on which such Fees are payable; or

(C) modify any provisions relating to concentration limits or Funding Rates; or

(iii) amend or waive the Event of Termination or Servicer Default relating to the insolvency of the Seller, the Servicer, or the Originator; or

(iv) increase the amount of any Committed Purchaser’s Commitment;

(v) extend the Commitment Termination Date; or

(vi) amend this Section 11.01.

(b) No failure on the part of the Conduit Purchasers, the Committed Purchasers, the Group Agents or the Program Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

SECTION 11.02. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, to each party hereto, at its address set forth on Schedule 5.01(b) hereto or at such other address or telecopy number as shall be designated by such party in a written notice to the other parties hereto. All notices and other communications given to any party hereto shall be deemed to have been given on the date of receipt.

SECTION 11.03. Assignability.

(a) This Agreement and the Conduit Purchasers’ rights and obligations herein (including ownership of each Asset Interest purchased by it) shall be assignable in whole or in part by the Conduit Purchasers and their successors and assigns (including, without limitation, pursuant to an Asset Purchase Agreement), with the Seller’s consent, which shall not be unreasonably withheld or delayed, provided, that the Seller’s consent shall not be required if (i) the assignment shall be to an Eligible Assignee or (ii) an Event of Termination or an Incipient Event of Termination has occurred and is continuing. Each such assignor shall notify the Program Agent, its Group Agent and the Seller of any such assignment and shall be accompanied by an assignment pursuant to clause (b) below by one or more of such Conduit Purchaser’s Related Committed Purchasers to one or more of such assignee Conduit Purchaser’s Related Committed Purchasers. Each such assignor may, in connection with any such assignment, disclose to the assignee or potential assignee any information relating to the Seller, the Servicer,

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

the Facility Custodian, the Parent or the Originator (including the Collateral), furnished to such assignor by or on behalf of the Seller, the Parent, the Servicer, the Facility Custodian, the Originator or the Program Agent; provided that, prior to any such disclosure, the assignee or potential assignee agrees to preserve the confidentiality of any such information which is confidential in accordance with the provisions of Section 11.06 hereof.

(b) Each Committed Purchaser may assign to any Eligible Assignee or to any other Committed Purchaser all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and any Asset Interests made by it); provided, however, that:

(i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement,

(ii) the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (x) $10,000,000 and (y) all of the assigning Committed Purchaser’s Commitment,

(iii) the parties to each such assignment shall execute and deliver to the Program Agent (with a copy to the assignor’s Group Agent), for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and

(iv) concurrently with such assignment, such assignor Committed Purchaser shall assign to such assignee Committed Purchaser or other Eligible Assignee an equal percentage of its rights and obligations under its Asset Purchase Agreement (or, if such assignor Committed Purchaser is Citibank, it shall arrange for such assignee Committed Purchaser or other Eligible Assignee to become a party to its Asset Purchase Agreement for a maximum Capital amount equal to the assignee’s Commitment).

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Committed Purchaser hereunder and (y) the assigning Committed Purchaser shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Committed Purchaser’s rights and obligations under this Agreement, such Committed Purchaser shall cease to be a party hereto).

(c) The Program Agent shall maintain at its address referred to in Section 11.02 of this Agreement a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Committed Purchasers and the Commitment of, and aggregate outstanding Capital of Asset Interests or interests therein owned by, each Committed Purchaser from time to time (the “Register”). The entries in the

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

Register shall be conclusive and binding for all purposes, absent manifest error, and the Seller, the Servicer, the Originator, the Program Agent, the Group Agents, the Conduit Purchasers and the Committed Purchasers may treat each person whose name is recorded in the Register as a Committed Purchaser under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Seller or any Committed Purchaser at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of an Assignment and Acceptance executed by an assigning Committed Purchaser and an Eligible Assignee, the Program Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Seller.

(d) Notwithstanding any other provision of this Section 11.03, any Committed Purchaser may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of Capital and Yield) under this Agreement or under the Asset Purchase Agreement to secure obligations of such Committed Purchaser to a Federal Reserve Bank, without notice to or consent of the Seller, the Servicer or the Program Agent; provided that no such pledge or grant of a security interest shall release a Committed Purchaser from any of its obligations hereunder or under the Asset Purchase Agreement, as the case may be, or substitute any such pledgee or grantee for such Committed Purchaser as a party hereto or to the Asset Purchase Agreement, as the case may be.

(e) Each Committed Purchaser may sell participations, to one or more banks or other entities which are Eligible Assignees, in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Asset Interests owned by it); provided, however, that:

(i) such Committed Purchaser’s obligations under this Agreement (including, without limitation, its Commitment to the Seller hereunder) shall remain unchanged,

(ii) such Committed Purchaser shall remain solely responsible to the other parties to this Agreement for the performance of such obligations, and

(iii) concurrently with such participation, the selling Committed Purchaser shall sell to such bank or other entity a participation in an equal percentage of its rights and obligations under its Asset Purchase Agreement.

The Agents, the other Committed Purchasers and the Seller shall have the right to continue to deal solely and directly with such Committed Purchaser in connection with such Committed Purchaser’s rights and obligations under this Agreement. Such Committed Purchaser may, in connection with any such participation, disclose to participants and potential participants any information relating to the Seller, the Servicer, each Custodian, the Parent or the Originator (including the Collateral) furnished to such Committed Purchaser by or on behalf of the Seller, the Parent, the Originator, each Custodian, the Servicer or the Program Agent; provided that, prior to such disclosure, such participant or potential participant agrees to preserve the confidentiality of any such information which is confidential in accordance with the provisions of Section 11.06 hereof.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

(f) This Agreement and the rights and obligations of the Program Agent herein shall be assignable by the Program Agent and its successors and assigns.

(g) None of the Seller, the Originator or the Servicer may assign its rights or obligations hereunder or any other Transaction Document or any interest herein or therein without the prior written consent of the Program Agent and each Group Agent.

(h) Each Conduit Purchaser may, without the consent of the Seller, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of its rights and obligations hereunder (including the outstanding Asset Interests); provided that following the sale of a participation under this Agreement (i) the obligations of such Conduit Purchaser shall remain unchanged, (ii) such Conduit Purchaser shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Seller, the Servicer, the Facility Custodian, the Agents, and the Committed Purchasers shall continue to deal solely and directly with such Conduit Purchaser in connection with such Conduit Purchaser’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which such Conduit Purchaser sells such a participation shall provide that the Participant shall not have any right to direct the enforcement of this Agreement or the other Transaction Documents or to approve any amendment, modification or waiver of any provision of this Agreement or the other Transaction Documents; provided that such agreement or instrument may provide that such Conduit Purchaser will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) reduces the amount of Capital or Yield that is payable on account of any Asset Interest or delays any scheduled date for payment thereof or (ii) reduces any fees payable by the Seller to the Program Agent or such Conduit Purchaser’s Group Agent (to the extent relating to payments to the Participant) or delays any scheduled date for payment of such fees. The Seller acknowledges and agrees that any Conduit Purchaser’s source of funds may derive in part from its Participants. Accordingly, references in Sections 2.08, 2.09, 2.10, 6.07, 9.01 and 11.04 and the other terms and provisions of this Agreement and the other Transaction Documents to determinations, reserve and capital adequacy requirements, expenses, increased costs, reduced receipts and the like as they pertain to any Conduit Purchaser shall be deemed also to include those of its Participants; provided that the Seller shall not be required to pay higher costs, expenses and indemnification amounts pursuant to this sentence than would be required to be paid by the Seller in the absence of the sale of any participation by a Conduit Purchaser to a Participant as contemplated by this Section 11.03(h). Any Conduit Purchaser, such Conduit Purchaser’s Group Agent or the Program Agent may, in connection with any such participation, disclose to Participants and potential Participants any information relating to the Seller, the Servicer, any Custodian, the Parent or the Originator, including the Collateral, furnished to such Conduit Purchaser, such Conduit Purchaser’s Group Agent or the Program Agent by or on behalf of the Seller, the Parent, Servicer, any Custodian, or the Originator; provided that, prior to any such disclosure, such Participant or potential Participant agrees to preserve the confidentiality of any such information which is confidential in accordance with the provisions of Section 11.06 hereof. Any interest sold by a Conduit Purchaser to a Committed Purchaser or other Liquidity Provider, or any designee thereof, under an Asset Purchase Agreement shall not be considered a participation for the purpose of this Section 11.03(h) (and the Committed Purchaser, Liquidity Provider, or such designee, as applicable, shall not be considered a Participant as a result thereof).

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

SECTION 11.04. Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted under Section 10.01 hereof, the Seller agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing and the other activities contemplated in Section 5.02) of this Agreement, the Transaction Documents, any Asset Purchase Agreement and the other documents and agreements to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Program Agent, each Group Agent, each Conduit Purchaser, each Committed Purchaser and their respective Affiliates with respect thereto and with respect to advising the Program Agent, each Group Agent, each Conduit Purchaser, each Committed Purchaser and their respective Affiliates as to their rights and remedies under this Agreement, and all costs and expenses, if any (including reasonable counsel fees and expenses), of the Program Agent, the Group Agents, the Conduit Purchasers, the Committed Purchasers and their respective Affiliates, in connection with the enforcement of, and advising as to rights and remedies under, this Agreement, the other Transaction Documents and the other documents and agreements to be delivered hereunder and thereunder.

(b) In addition, the Seller shall pay (i) to the extent not included in the calculation of Yield, any and all commissions of placement agents and dealers in respect of Promissory Notes or commercial paper notes issued to fund the purchase or maintenance of any Asset Interest, and (ii) any and all costs and expenses of any issuing and paying agent or other Person responsible for the administration of any Conduit Purchaser’s Promissory Note or commercial paper program, as the case may be, in connection with the preparation, completion, issuance, delivery or payment of Promissory Notes or commercial paper notes issued to fund the purchase or maintenance of any Asset Interest.

(c) The Seller also shall pay on demand all other costs, expenses, and taxes (excluding the cost of auditing any Conduit Purchaser’s books by certified public accountants, the cost of rating any Conduit Purchaser’s commercial paper by independent financial rating agencies and income taxes) incurred by any Conduit Purchaser or any stockholder, partner or member of any Conduit Purchaser (“Other Costs”), including the taxes (excluding income taxes) resulting from any Conduit Purchaser’s operations, and the reasonable fees and out-of-pocket expenses of counsel for any stockholder, partner or member of any Conduit Purchaser with respect to advising as to rights and remedies under this Agreement or any other Transaction Document, the enforcement of this Agreement or any other Transaction Document or advising as to matters relating to any Conduit Purchaser’s operations; provided that the Seller and any other Persons who from time to time sell receivables or interests therein to or borrow from any Conduit Purchaser (“Other Sellers”) each shall be liable for such Other Costs ratably in accordance with the usage under their respective facilities; and provided further that if such Other Costs are attributable to the Seller and not attributable to any Other Seller, the Seller shall be solely liable for such Other Costs.

(d) Further, the Seller agrees to pay any and all breakage and other expenses of the Program Agent, the Group Agents, the Conduit Purchasers and the Committed Purchasers (including, without limitation, reasonable attorneys’ fees and disbursements and the cost including accrued interest, of terminating or transferring any agreements such as interest rate

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

swaps, over-the-counter forward agreements and future contracts engaged by the Conduit Purchasers, the Committed Purchasers, the Group Agents or the Program Agent) in connection with any reduction of the Capital relating to the purchase or maintenance of any Asset Interest (or portion thereof).

SECTION 11.05. No Proceedings; Waiver of Consequential Damages.

(a) Each of the Seller, the Program Agent, each Group Agent, the Servicer, each Conduit Purchaser, each Committed Purchaser, each assignee of an Asset Interest or any interest therein and each entity which enters into a commitment to purchase Asset Interests or interests therein hereby agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any proceeding of the type referred to in Section 7.01(d) so long as any commercial paper or other senior indebtedness issued by such Conduit Purchaser shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper or other senior indebtedness shall have been outstanding.

(b) Each of the Servicer and the Seller agree that no Indemnified Party shall have any liability to them or any of their securityholders or creditors in connection with this Agreement, the other Transaction Documents or the transactions contemplated thereby on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

SECTION 11.06. Confidentiality.

(a) Each of the Seller and the Servicer agrees to maintain the confidentiality of this Agreement and each other Transaction Document in communications with third parties and otherwise; provided that this Agreement and each other Transaction Document may be disclosed (i) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Program Agent, (ii) to the legal counsel and auditors of the Seller, the Parent, the Originator and the Servicer if they agree to hold it confidential and (iii) to the extent required by applicable law or regulation or by any court, regulatory body or agency having jurisdiction over such party or to the extent such party determines that the contents of any Transaction Document is required to be disclosed in any filing with the SEC; and provided, further, that such party shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such party.

(b) Each Conduit Purchaser, each Committed Purchaser, and each Agent agrees to maintain the confidentiality of all information with respect to the Seller, the Originator, the Parent or the Pool Assets (including the Monthly Reports and Asset Interest Reports) furnished or delivered to it pursuant to this Agreement and identified as confidential; provided, that such information may be disclosed (i) to such party’s legal counsel and auditors and to such party’s assignees and participants and potential assignees and participants and their respective counsel if they agree to hold it confidential, (ii) to the nationally recognized statistical rating agencies, (iii) to any actual or potential subordinated investor in any Conduit Purchaser or any provider of liquidity for any Conduit Purchaser, if such subordinated investor or provider of

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

liquidity has agreed to hold it confidential, (iv) to credit enhancers and dealers and investors in respect of promissory notes of each Conduit Purchaser in accordance with the customary practices of said Conduit Purchaser for disclosure to credit enhancers, dealers or investors, as the case may be, it being understood that any such disclosure to dealers or investors will not identify the Seller, the Servicer, the Parent, the Originator or any of their Affiliates by name, (v) to the extent required by applicable law or regulation or by any court, regulatory body or agency having jurisdiction over such party, (vi) in connection with enforcement of any Beneficiary’s rights and remedies hereunder or under the other Transaction Documents, and (vii) to any other Person with the Seller’s prior written consent; and provided, further, that such party shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such party. Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (A) disclosure of any and all information obtained by the Program Agent, any Group Agent, any Committed Purchaser or any Conduit Purchaser from sources other than the parties to this Agreement, (B) disclosure as required pursuant to the Transaction Documents, or (C) disclosure of any and all information (w) if required to do so by any applicable statute, law, rule or regulation, or in working with any taxing authorities or other governmental agencies, (x) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the business of the Program Agent, any Group Agent, any Committed Purchaser or any Conduit Purchaser, or that of its affiliates, (y) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Program Agent, any Group Agent, any Committed Purchaser, any Conduit Purchaser or any affiliate or an officer, director, employer or shareholder thereof is a party, or (z) to any affiliate, independent or internal auditor, agent, employee or attorney of the Program Agent, any Group Agent, any Committed Purchaser or any Conduit Purchaser having a need to know the same, provided that such Person advises such recipient of the confidential nature of the information being disclosed.

(c) Notwithstanding any other provision herein or in any other Transaction Document, each Conduit Purchaser, each Committed Purchaser, and each Agent hereby confirms that the Seller, the Originator and the Servicer (and each employee, representative or other agent of such party) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction contemplated by this Agreement and the other Transaction Documents.

SECTION 11.07. GOVERNING LAW. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT, PURSUANT TO THE UCC OF THE STATE OF NEW YORK, THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE SECURITY INTERESTS OF THE CONDUIT PURCHASERS AND THE COMMITTED PURCHASERS IN THE COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

SECTION 11.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 11.09. Survival of Termination. The provisions of Sections 2.08, 2.09, 2.10, 6.07, 10.01, 11.04, 11.05, 11.06, 11.07, and 11.12 shall survive any termination of this Agreement.

SECTION 11.10. Consent to Jurisdiction.

(a) Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement or the other Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Seller hereby irrevocably appoints CT Corporation (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States, as its agent to receive on behalf of the Seller and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Seller in care of the Process Agent at the Process Agent’s above address, and the Seller hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit, on the judgment or in any other manner provided by law.

(b) Each of the Seller, the Servicer and the Originator consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Section 11.02. Nothing in this Section 11.10 shall affect the right of the Conduit Purchasers, any Committed Purchaser or any Agent to serve legal process in any other manner permitted by law.

(c) To the extent that the Seller has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Seller hereby irrevocably waives such immunity in respect of its obligations under this Agreement or any other Transaction Document.

SECTION 11.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED OR DELIVERED PURSUANT HERETO.

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

SECTION 11.12. Limited Recourse. Notwithstanding anything to the contrary contained herein, the obligations of each Conduit Purchaser under this Agreement are solely the obligations of such Conduit Purchaser and, in the case of obligations of such Conduit Purchaser other than commercial paper, shall be payable at such time as funds are received by or are available to such Conduit Purchaser in excess of funds necessary to pay in full all outstanding commercial paper and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such Conduit Purchaser but shall continue to accrue. Each party hereto agrees that the payment of any claim (as defined in Section 101 of Title 11, United States Code (Bankruptcy)) of any such party shall be subordinated to the payment in full of all commercial paper. No recourse under any obligation, covenant or agreement of any Conduit Purchaser contained in this Agreement shall be had against any member, manager, officer, director, employee or agent of any Conduit Purchaser, any Agent or any of their Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely an obligation of such Conduit Purchaser individually, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, employee or agent of any Conduit Purchaser, any Agent or any of their Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such Conduit Purchaser contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by such Conduit Purchaser of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such member, manager, officer, director, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or omissions made by them.

*            *            *

COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER:	MWL FUNDING, INC.

By:
Name:
Title:

SERVICER:	COLONIAL BANK, N.A.

By:
Name:
Title:

SIGNATURE PAGE TO COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

CONDUIT PURCHASERS:	CAFCO, LLC

	By:	Citicorp North America, Inc., as Attorney-in Fact

By:
Name:
Vice President

CHARTA, LLC

	By:	Citicorp North America, Inc., as Attorney-in Fact

By:
Name:
Vice President

CRC FUNDING, LLC

	By:	Citicorp North America, Inc., as Attorney-in Fact

By:
Name:
Vice President

PROGRAM AGENT:	CITICORP NORTH AMERICA, INC., as Program Agent

By:
Name:
Vice President

SIGNATURE PAGE TO COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

COMMITTED PURCHASER:	CITIBANK, N.A.

By:
Name:
Vice President
Percentage: 100%

GROUP AGENT:	CITICORP NORTH AMERICA, INC.

By:
Name:
Title:

SIGNATURE PAGE TO COLONIAL BANK WAREHOUSE LOAN PURCHASE AGREEMENT

EXECUTION COPY

WAREHOUSE LOAN PURCHASE AGREEMENT

Dated as of March 23, 2005

among

MWL FUNDING, INC.

as the Seller

and

COLONIAL BANK, N.A.

as the Servicer

and

The Persons Parties hereto

as Conduit Purchasers and Committed Purchasers

and

CITICORP NORTH AMERICA, INC.

as the Program Agent and a Group Agent

ii

SCHEDULES

SCHEDULE 1.01	-	Credit Policy
SCHEDULE 2.14	-	Designated CNB Customers
SCHEDULE 3.01	-	List of Closing Documents
SCHEDULE 4.01(f)	-	Material Litigation
SCHEDULE 4.01(k)	-	CNB Accounts; AOT Securities Accounts; Seller’s Account
SCHEDULE 5.01(b)	-	Addresses

ANNEXES

ANNEX A	-	Form of Asset Interest Report
ANNEX B	-	Form of Assignment and Acceptance
ANNEX C	-	Credit Quality Guidelines
ANNEX D	-	Form of Dedesignation Certificate
ANNEX E	-	Form of Designation Certificate
ANNEX F	-	Form of Funds Transfer Letter
ANNEX G	-	Form of Loan Participation Sale Agreement
ANNEX H	-	Form of Monthly Report
ANNEX I	-	Funding Rates, Required Pool Interest Rate, Loss Reserves and Concentration Limits
ANNEX J	-	Form of AOT Agreement
ANNEX K	-	Form of AOT Custodial Agreement
ANNEX L	-	Form of AOT Security Custodial Agreement